As filed with the Securities and Exchange Commission on July 25, 2008
Registration No. 333- 151046

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2 TO FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HYDROGEN ENGINE CENTER, INC.
(Exact name of registrant as specified in its charter)

NEVADA	3599-15	82-0497807
(State or other jurisdiction	(Primary Standard Industrial	(IRS Employer Number)
of incorporation)	Classification Code)

(515) 295-3178
(Address and Telephone Number of Registrant’s Principal Executive Offices)

Theodore G. Hollinger, Acting President and CEO and Chairman of the Board
2502 East Poplar Street, Algona, Iowa 50511

Beverly Evans Davis, Brown, Koehn, Shors & Roberts, P.C. 215 10th Street, Suite 1306 Des Moines, Iowa 50309 (515) 288 2500	and	Clayton E. Parker, Esq. Matthew Ogurick, Esq. K & L Gates LLP 200 South Biscayne Blvd. - Suite 3900 Miami, Florida 33131-2399 (305) 539-3306

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered[1]	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	765,406[2]	$0.42[3]	$321,471	$12.63[4]
Common Stock, par value $0.001 per share	3,289,135	-	-	[5]

1.
In the event of a stock split, stock dividend or similar transaction involving Common Stock of the registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

2.
This amount includes only additional shares added to the registration statement upon the filing of Amendment No. 1, on July 8, 2008 and does not include 3,289,135 shares for which a registration fee was previously paid.

3.
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the bid and asked prices as of July 11, 2008.

4.	Includes only additional fees for the 765,406 additional shares added to the registration statement upon the filing of Amendment No. 1 July 8, 2008.
5.	Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The Selling Stockholder named herein may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

(Subject to Completion dated July 25, 2008)

HYDROGEN ENGINE CENTER, INC.

UP TO 4,054,541 SHARES OF COMMON STOCK

This Prospectus relates to the resale by a selling stockholder of up to 4,054,541 shares of the common stock, par value $0.001 per share (“Common Stock”) of Hydrogen Engine Center, Inc., a Nevada corporation (the “Company”, “us”, “we” or “our”). The Company is not selling any shares of Common Stock in this offering and therefore, will not receive any proceeds from this offering. However, the Company will receive ninety-three percent (93%) of the proceeds from the sale of its Common Stock under a Standby Equity Distribution Agreement (the “SEDA”), dated April 11, 2008, by and between the Company and YA Global Investments, L.P. (f/k/a Cornell Capital Partners, L.P. and hereinafter, “YA Global” or the “Selling Stockholder”). YA Global will retain seven percent (7%) of the proceeds raised under the SEDA.

Please refer to “Selling Stockholder” beginning on page 20.

We have engaged Growth Energy Capital Advisors (“GenCap”), an unaffiliated registered broker-dealer, to act as placement agent in connection with the SEDA. GenCap is entitled to receive a fee equal to seven percent (7%) of the gross proceeds of the SEDA and warrants to purchase a number of shares of Common Stock equal to five percent (5%) of the total number of shares issued under the SEDA (neither the warrants or shares of Common Stock issuable upon exercise of the warrants are being registered hereunder).

With the exception of YA Global, which is an “underwriter” within the meaning of the Securities Act of 1933, as amended, and GenCap, which may be considered an “underwriter” within the meaning of the Securities Act, no other underwriter or person has been engaged to facilitate the sale of shares of Common Stock in this offering. This offering will terminate twenty-four (24) months after the registration statement to which this Prospectus is made a part is declared effective by the U.S. Securities and Exchange Commission (the “SEC”). None of the proceeds from the sale of stock by the Selling Stockholder will be placed in escrow, trust or any similar account.

The Company’s Common Stock is quoted on the Over-the-Counter Bulletin Board under the symbol “HYEG.OB”. The shares of Common Stock registered hereunder are being offered for sale by the Selling Stockholder at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On July 11, 2008, the last reported sale price of the Common Stock was $0.45 per share. These prices will fluctuate based on the demand for the shares of Common Stock. The Company’s principal executive offices are located at 2502 East Poplar Street, Algona, Iowa 50511, and the Company’s telephone number is (515) 295-3178.

Investing in our securities involves significant risks. You should carefully consider the Risk Factors beginning on page 9 of this Prospectus before you make an investment in our securities.

We will not receive any proceeds from the sale of the shares being registered hereunder by the Selling Stockholder. We will pay the cost of the preparation of this Prospectus.

Neither the U.S. Securities and Exchange Commission nor any State securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is July __, 2008.

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that which is contained in this Prospectus. This Prospectus may be used only where it is legal to sell these securities. The information in this Prospectus may only be accurate on the date of this Prospectus, regardless of the time of delivery of this Prospectus or any sale of securities. This Prospectus contains important information about us that you should read and consider carefully before you decide whether to invest in our Common Stock. If you have any questions regarding the information in this Prospectus, please contact Sandra M. Batt, our Chief Financial Officer, at: Hydrogen Engine Center, Inc. 2502 East Poplar Street, Algona, Iowa 50511, or by phone at (515) 295-3178.

All dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters.

- i -

PROSPECTUS SUMMARY

Introduction

This summary highlights certain information contained elsewhere in this Prospectus. Because it is a summary, it may not contain all of the information that is important to you. Before investing in our Common Stock, you should read this entire Prospectus carefully, especially the sections entitled “Risk Factors” beginning on page 9 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 54, as well our financial statements and related notes included elsewhere in this Prospectus. All information in this Prospectus reflects the effects of our merger with Hydrogen Engine Center, Inc., an Iowa corporation (“HEC Iowa”), on August 30, 2005. Prior to the effective date of the merger, the Company’s name was Green Mt. Labs, Inc. In this Prospectus, unless otherwise indicated or the context otherwise requires, we will refer to Hydrogen Engine Center, Inc., a Nevada corporation, and its subsidiaries as “HEC”, “we”, “us”, “our” or the “Company”.

About Us

The Company was organized for the purpose of developing and commercializing clean solutions for today’s energy needs. Today, we offer technologies that enable spark-ignited internal combustion engines and power generation systems to produce clean energy with near-zero carbon emissions, using our proprietary engine controller and software to efficiently distribute ignition spark and fuel to injectors. Our business plan is centered on a growing portfolio of intellectual property that we expect to play an increasing role in addressing the world’s energy needs as well as its environmental concerns. We expect future revenue generation from the sale of hydrogen or ammonia-fueled engines and electrical power generation systems (“gensets”) for dedicated uses, such as airport ground support and irrigation pumping. We are, for example, currently working, in collaboration with Air Liquide and a number of other participants, to finalize an opportunity to sell some of our hydrogen-fueled engines for use in ground support vehicles at designated airports. Our long-term plans include revenue generating opportunities from licensing fees and from the production and marketing, often in collaboration with others, of our technologies and products to a wider variety of end-users and manufacturers.

Our Common Stock trades on the Over-The-Counter Bulletin Board under the symbol “HYEG.OB”.

We have not received the amount of capital we anticipated receiving from investors to date. We have also experienced delays in the receipt of quality parts and, as a result, delays in developing our intellectual property and completing the certification process for our engines. We are generating limited revenue through the sale of new and remanufactured engines as well as open power units using our high-quality, reliable remanufactured engines and new Oxx Power® engines. Revenue from these sources is helping to support our continuing operations, assist with funding for our research and development efforts, and make it possible for us to introduce the intellectual property that we believe to be the core of the Company’s future. We expect also to receive capital from the Selling Stockholder pursuant to the terms of the SEDA.

The Offering

This offering relates to the sale of Common Stock by YA Global, which intends to sell up to 4,054,541 shares of Common Stock pursuant to the SEDA. On April 11, 2008, the Company and YA Global entered into the SEDA pursuant to which the Company has the opportunity, for a two-year period beginning on the date on which the SEC first declares effective the registration statement to which this Prospectus is made a part registering the resale of our shares by YA Global, to sell shares of our Common Stock to YA Global for a total purchase price of up to Four Million Dollars ($4,000,000). For each share of Common Stock purchased under the SEDA, YA Global will pay ninety-three percent (93%) of the lowest daily volume weighted average price (“VWAP”) during the five (5) consecutive trading days after the Advance notice date. Each such sale (each, an “Advance”) may be for an amount not to exceed $350,000 and each Advance notice date must be no less than five (5) trading days after the prior Advance notice date. The Advance request will be reduced to the extent the price of our Common Stock during the five (5) consecutive trading days after the Advance notice date is less than eighty-five percent (85%) of the VWAP on the trading day immediately preceding the Advance notice date.

We have paid $15,000 to YA Global as a structuring and due diligence fee and on June 10, 2008, issued 386,567 shares of Common Stock to YA Global as a commitment fee under the SEDA. We are obligated to pay a monthly monitoring fee of $3,333 to YA Global during the term of the SEDA. We may terminate the SEDA upon fifteen (15) trading days of prior notice to YA Global, as long as there are no Advances outstanding and we have paid to YA Global all amounts then due. A copy of the SEDA is attached as Exhibit 10.3 to the Company’s Annual Report on Form 10-K as filed with the SEC on April 15, 2008.

We have engaged GenCap, an unaffiliated registered broker-dealer, to act as placement agent in connection with the SEDA. GenCap is entitled to receive a fee equal to seven percent (7%) of the gross proceeds of the SEDA and warrants to purchase a number of shares of Common Stock equal to five percent (5%) of the total number of shares issued under the SEDA (neither the warrants or shares of Common Stock issuable upon exercise of the warrants are being registered hereunder). If the Company drew down on the entire Four Million Dollars ($4,000,000) available under the SEDA, GenCap would receive an aggregate placement fee equal to $280,000.

We claim an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) for the private placement of our shares in the SEDA pursuant to Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. The transaction does not involve a public offering, YA Global is an “accredited investor” and/or qualified institutional buyer and YA Global has access to information about the Company and its investment.

At an assumed offering price of $0.45 per share (the last reported sale price on July 11, 2008), the Company will be able to receive up to $1,824,543 in gross proceeds, assuming the sale of the entire 4,054,541 shares being registered hereunder pursuant to the SEDA. The Company would be required to register 4,834,348 additional shares to obtain the balance of Four Million Dollars ($4,000,000) available under the SEDA at an assumed offering price of $0.45. If the Company drew down on the entire Four Million Dollars ($4,000,000) available under the SEDA, YA Global would receive an aggregate underwriting discount equal to $280,000.

There are substantial risks to investors as a result of the issuance of shares of Common Stock under the SEDA. These risks include dilution of stockholders, significant decline in the Company’s stock price and our inability to draw sufficient funds when needed.

YA Global will periodically purchase shares of Common Stock under the SEDA and will, in turn, sell such shares to investors in the market at the market price. This may cause our stock price to decline, which will require the Company to issue increasing numbers of shares to YA Global to raise the same amount of funds, as our stock price declines. This inverse relationship is demonstrated by the following tables, which show the net cash to be received by the Company and the number of shares to be issued under the SEDA at an assumed offering price of $0.45 per share and twenty-five percent (25%), fifty percent (50%) and seventy-five percent (75%) discounts to the assumed offering prices.

Net Cash To The Company
Upon Sale of Shares Being Registered

	Assumed Offering Price	75% of Assumed Offering Price	50% of Assumed Offering Price	25% of Assumed Offering Price

Purchase Price:	$0.45	$0.34	$0.23	$0.11
No. of Shares(1):	4,054,541	4,054,541	4,054,541	4,054,541
Total Outstanding(2):	33,964,118	33,964,118	33,964,118	33,964,118
Percent Outstanding(3):	11.94%	11.94%	11.94%	11.94%
Gross Cash to the Company:	$1,824,543	$1,378,544	$932,544	$446,000
Net Cash to the Company(4):	$1,474,115	$1,090,556	$706,996	$288,568

(1)
Represents the number of shares of Common Stock registered in the registration statement to which this Prospectus is made a part, which may be issued to YA Global under the SEDA at the prices set forth in the table.

(2)	Represents the total number of shares of Common Stock outstanding at July 15, 2008 after the issuance of the shares to YA Global under the SEDA.
(3)	Represents the shares of Common Stock to be issued as a percentage of the total number of shares outstanding on July 15, 2008 as set forth in footnote (2) above.
(4)
Net cash equals the gross proceeds minus the seven percent (7%) underwriting discount payable to YA Global, minus the seven percent (7%) placement fee payable to GenCap and minus $94,992 in SEDA expenses, which such figure includes an aggregate maximum of $79,992 in monitoring fees payable by the Company to YA Global during the term of the SEDA ($3,333 per month for two (2) years) and $15,000 in due diligence and commitment fees.

Number Of Shares To Be Issued To Receive Gross Proceeds Of $4 Million

	Assumed Offering Price	75% of Assumed Offering Price	50% of Assumed Offering Price	25% of Assumed Offering Price

Purchase Price:	$0.45	$0.34	$0.23	$0.11
No. of Shares(1):	8,888,889	11,764,706	17,391,304	36,363,636
Total Outstanding(2):	38,798,466	41,674,283	47,300,881	66,273,213
Percent Outstanding(3):	22.91%	28.23%	36.77%	54.87%
Gross Cash to Company:	$4,000,000	$4,000,000	$4,000,000	$4,000,000
Net Cash to the Company(4),(5):	$3,345,008	$3,345,008	$3,345,008	$3,345,008

(1)
Represents that total number of shares of Common Stock which would need to be issued at the stated purchase price to receive gross proceeds of $4 million. We are only registering 4,054,541 shares of Common Stock under this Prospectus pursuant to the SEDA. We would need to register additional shares of Common Stock to obtain the entire Four Million Dollars ($4,000,000) available under the SEDA at these stated purchase prices.

(2)
Represents the total number of shares of Common Stock outstanding at July 15, 2008 (as set forth in footnote (3) below) after the issuance of the shares to YA Global under the SEDA. The Company’s Articles of Incorporation (as amended) authorizes the issuance of 100,000,000 shares of Common Stock.

(3)	Represents the shares of Common Stock to be issued as a percentage of the total number shares outstanding at July 15, 2008.
(4)
If the Company drew down on the entire Four Million Dollars ($4,000,000) available under the SEDA, YA Global would receive an aggregate underwriting discount equal to $280,000 and GenCap would receive an aggregate placement fee equal to $280,000. As of July 15, 2008, the balance on the Four Million Dollars ($4,000,000) available under the SEDA is $4 million, which is used in the calculations in the chart above.

(5)
Net cash equals the gross proceeds minus the seven percent (7%) underwriting discount payable to YA Global, minus the seven percent (7%) placement fee payable to GenCap and minus $94,992 in SEDA expenses, which such figure includes an aggregate maximum of $79,992 in monitoring fees payable by the Company to YA Global during the term of the SEDA ($3,333 per month for two (2) years) and $15,000 in due diligence and commitment fees.

Common Stock being offered by the Selling Stockholder:	Up to 4,054,541 shares of our Common Stock.

Offering Price and Terms:	The Selling Stockholder will sell up to 4,054,541 shares of Common Stock at the then current market price and will determine the terms of the sale.

Termination of the Offering:	The offering will conclude when all of the offering shares have been sold or at a time when the Company, in its sole discretion, decides to terminate the registration.

Common Stock issued and outstanding on July 15, 2008:	29,909,577

Common Stock to be outstanding after the Offering [1]	33,964,118 shares[1]

Use of Proceeds:	We will receive no proceeds from the sale of the shares. See “Use of Proceeds” herein.

Risk Factors:	The securities offered hereby involve a high degree of risk. See “Risk Factors” and “Dilution” herein.

Over-The-Counter Bulletin Board symbol:	HYEG.OB

1.
The number of shares of our Common Stock which shall be outstanding immediately after this offering is based on 29,909,577 shares issued and outstanding as of July 15, 2008 (including 92,000 shares of restricted stock granted to certain holders that are subject to forfeiture) but excludes:

•
919,916 shares of Common Stock issuable upon exercise of outstanding options granted under our 2005 Incentive Compensation Plan, with exercise prices ranging from $0.40 to $1.40 per share (of the options granted, 231,666 were granted as non-employee stock options, and 688,250 were granted as employee and director stock options);

•	69,640 shares of Common Stock issuable upon exercise of warrants issued in the First Private Placement (as defined herein) with an exercise price of $1.00 per share;

•	134,346 shares of Common Stock issuable upon exercise of warrants issued in the Second Private Placement (as defined herein) with an exercise price of $3.25 per share;

•
120,900 shares of Common Stock issuable upon exercise of warrants issued in the Series A Preferred Offering (as defined herein) and 57,985 shares of Common Stock issuable upon exercise of warrants issued in the Series B Preferred Offering (as defined herein), all with an exercise price of $2.00 per share;

•
375,000 shares of Common Stock issuable upon exercise of warrants issued to settle a vendor dispute and 25,000 shares of Common Stock issued for the purchase of inventory, all with an exercise price of $2.00 per share; and

•	711,084 shares of Common Stock reserved for issuance under our 2005 Incentive Compensation Plan.

You should read this Prospectus, any applicable Prospectus supplement and the information incorporated by reference in this Prospectus before making an investment in our securities. You should rely only on the information contained in or incorporated by reference in this Prospectus or a Prospectus supplement. We have not authorized anyone to provide you with different information. This document may be used only in jurisdictions where offers and sales of these securities are permitted.

Where You Can Find Us

Our principal offices are located at 2502 East Poplar Street, Algona, Iowa 50511. Our Canadian offices are located at 335I Boul Des Forges, Trois-Rivieres, Quebec, Canada G9A 5H7.

FORWARD LOOKING STATEMENTS

This Prospectus contains forward-looking statements. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may”, “will”, “should”, “expect”, “anticipate”, “estimate”, “believe”, “intend” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

SUMMARY FINANCIAL INFORMATION

	Three Months Ended March 31,		Year Ended December 31,		From Inception (May 19, 2003) to
	2008	2007	2007	2006	March 31, 2008
Statement of Operations:

Sales	$161,685	$238,290	$740,799	$278,344	$1,224,388
Cost of Sales	138,463	202,664	1,178,393	681,870	2,022,270
Gross Profit	23,222	35,626	(437,594)	(403,526)	(797,882)
Loss from Operations	(823,013)	(1,731,678)	(5,265,886)	(5,696,892)	(13,144,564)
Net Loss	(859,043)	(1,761,814)	(5,372,721)	(5,752,269)	(13,364,721)

Series A Preferred Stock beneficial conversion feature accreted as a dividend	—	(1,899,063)	(1,889,063)	—	(1,889,063)
Net loss available to common stockholders	$(859,043)	$(3,650,877)	$(7,261,784)	$(5,752,269)	$(15,253,784)

Weighted-average shares outstanding	27,498,164	25,472,024	26,325,151	25,207,950
Basic & diluted net loss per share	$(0.03)	$(0.14)	$(0.28)	$(0.23)

Balance Sheet Data:

Total Assets	$5,258,857		$5,985,477	$7,050,239
Current Liabilities	1,213,595		1,185,129	1,593,455
Total Liabilities	2,592,981		2,604,319	3,005,069
Stockholders’ Equity
Preferred stock - $0.001 par value; 10,000,000 shares authorized
Series A, $0.001 par value; 1,000,000 shares designated, -0- and 930,000 shares issued and outstanding, respectively	—		—	930
Series B, $0.001 par value; 5,000,000 shares designated,-1,932,846 and 0 shares issued and outstanding,, respectively	1,933		1,933	—
Common stock, $0.001 par value; 100,000,000 shares authorized, 27,590,164 and 26,143,914 shares issued and outstanding	27,590		27,590	26,144

Total Stockholders’ Equity	$2,665,876		$3,381,158	$4,045,170

RISK FACTORS

THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE OTHER FINANCIAL INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS WILL DEPEND UPON A NUMBER OF FACTORS BEYOND OUR CONTROL AND COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD LOOKING STATEMENTS. SOME OF THESE FACTORS ARE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

We have a limited operating history and have not recorded an operating profit since our inception. Continuing losses may exhaust our capital resources and force us to discontinue operations.

HEC Iowa was incorporated on May 19, 2003, has a limited operating history and has incurred net losses since inception. We incurred $5,372,721 of losses during the year ended December 31, 2007. We incurred $859,043 of losses for the three months ended March 31, 2008, and $13,364,721 of losses since inception. Prior to the merger on August 30, 2005, the Company (then known as Green Mt. Labs, Inc.) had been inactive for several years. The potential for us to generate profits depends on many factors, including the following:

•	timely receipt of required financing which has to date been delayed beyond our initial expectations;

•	successful pursuit of our research and development efforts;

•	development and protection of our intellectual property;

•	quality and reliability of our products;

•	ability to attract and retain a qualified work force in a small town;

•	size and timing of future customer orders, milestone achievement, product delivery and customer acceptance;

•	success in maintaining and enhancing existing strategic relationships and developing new strategic relationships with potential customers;

•	actions taken by competitors, including suppliers of traditional engines, hydrogen fuel cells and new product introductions and pricing changes;

•	reliability of our suppliers, which to date have been less reliable than we had expected; and

•	reasonable costs of maintaining our facilities and our operations.

We cannot assure you we will achieve any of the foregoing factors or realize profitability in the immediate future or at any time.

Additional financing to proceed with our anticipated business activities is required and there can be no assurance that financing will be available on terms beneficial to us, or at all.

In order to continue our operations, we have reduced expenses by reducing salaries and eliminating other expenses. We are pursuing bank financing and have retained an investment banking firm to assist us in obtaining additional financing. If we raise additional capital by selling equity or equity-linked securities, these securities will dilute the ownership percentage of our existing stockholders. Similarly, if we raise additional capital by issuing debt securities, those securities may contain covenants that restrict us in terms of how we operate our business, which could also affect the value of our Common Stock. We have financed our operations since inception primarily through equity and debt financings and loans from our officers, directors and stockholders. Although we expect to offer securities of the Company for sale during 2008, there can be no assurance that we will successfully complete such an offering or that the proceeds of the offering, if completed, would be sufficient to satisfy our capital requirements. As a result of the offering contemplated by this Prospectus, our ability to engage in private placements of our securities may be limited during the term of the offering.

If we raise additional capital by issuing equity securities, our existing stockholders’ percentage ownership will be reduced which may cause them to experience substantial dilution. We may also issue equity securities that provide for rights, preferences and privileges senior to those of our Common Stock. If we raise additional funds by issuing debt securities, these debt securities would have rights, preferences, and privileges senior to those of our Common Stock, and the terms of the debt securities issued could impose significant restrictions on our operations. If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish some rights to our technology, or to grant licenses on terms that are not favorable to us. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, take advantage of opportunities, develop products and technologies, and otherwise respond to competitive pressures could be significantly delayed or limited, and we may need to downsize or halt our operations.

If we are not able to obtain the needed financing in a timely fashion, our ability to fulfill our business plans will be materially impaired.

There are substantial risks associated with the Standby Equity Distribution Agreement (SEDA) with YA Global Investments, L.P. which could contribute to the decline of our stock price and have a dilutive impact on our existing stockholders

In order to obtain needed capital, we entered into a Standby Equity Distribution Agreement with YA Global on April 11, 2008. The terms of the SEDA are described below under “Liquidity and Capital Resources - Going Concern - Terms of the SEDA”.

The sale of shares of our Common Stock pursuant to the SEDA will have a dilutive impact on our stockholders. We believe YA Global intends to promptly re-sell the shares we issue to them under the SEDA and that such re-sales could cause the market price of our Common Stock to decline significantly with advances under the SEDA. To the extent of any such decline, any subsequent advances would require us to issue a greater number of shares of Common Stock to YA Global in exchange for each dollar of the advance. Under these circumstances our existing stockholders would experience greater dilution. The sale of our Common Stock under the SEDA could encourage short sales by third parties, which could contribute to the further decline of our stock price.

We rely on suppliers, certain of which are our sole supplier for a particular component, in the manufacturing of our products, the loss of which could materially and adversely affect our financial condition

We contract the manufacture of many of the components for our Oxx Power® engines to third parties, mainly in the United States and China. In many cases, we do not have an alternative supplier. Although finding a suitable replacement is time-consuming and expensive, we continue our efforts to find suitable alternative sources in different regions. We have experienced problems receiving quality parts needed for production of our Oxx Power® engines. These problems have adversely affected our operations and our financials results. If these problems persist, our business, financial condition, and results of operations could be materially and adversely affected.

We are also dependent on a small number of vendors to supply the components for our 4.9L engines. We have rejected most of the engine blocks received from our Chinese supplier. Based upon a Warranty and Replacement Terms Agreement with the supplier, dated March 22, 2007, and visits to the factory in China, we expect that the supplier will replace the rejected products at no additional cost to us. One replacement block has been shipped to us and we are testing it to assure its quality. There is, however, no assurance that we will not incur additional unexpected costs or that the replacement blocks we may receive will meet our quality standards. Continued problems with suppliers may have a materially adverse effect on our operations.

Because our capital raising has been slower than anticipated we may be required to take additional actions to reduce our operating costs in the near future.

During 2008 we have undertaken actions to reduce our operating costs. The actions we have taken include a reduction in our workforce and the reduction of hours for some employees. We have also implemented the deferral of fifty percent (50%) of the salaries for the officers of HEC Iowa. If we are not able to secure additional financing in the near future, we will be required to take additional steps to reduce costs. These reductions have an adverse impact on our ability to pursue our business plans and could have a materially adverse effect on our results of operations. We anticipate that some of the reductions (such as salary deferrals) will be temporary. There is no assurance that we will be successful in raising additional capital or that the disruption caused by these reductions will not have a permanent and material adverse effect on our operations.

We may be unable to hire the qualified employees we will need to pursue our business plans which could have a materially adverse effect on our business

Because of our unmet needs for capital, we have been forced to reduce our workforce and have been unable to undertake efforts to recruit much-needed employees to assist with our engineering and marketing efforts. If we do receive sufficient capital, our history of financial losses may make it difficult to successfully recruit qualified people. Any inability on our part to do so will have a materially adverse effect on our product development, business, financial condition, and results of operations. As of December 31, 2007, we had a total of twenty-four (24) employees, including twenty (20) full-time employees in Iowa as well as two (2) part-time and two (2) full-time employees in Canada. As of July 2, 2008, we have a total of fifteen (15) employees in Iowa, including twelve (12) full-time and three (3) part-time employees, as well as two (2) part-time and one (1) full-time employee in Canada.

We may not be able to manage growth effectively, which could adversely affect our operations and financial performance.

If we were to receive sufficient capital to effect our business plans, the ability to manage and operate our business as we execute our development and growth strategy will require effective planning. Significant rapid growth could strain our management and other resources, leading to increased cost of operations, an inability to ship enough products to meet customer demand, and other problems that could adversely affect our financial performance. We expect that our efforts to grow would place a significant strain on personnel, management systems, infrastructure, and other resources. Our management team is currently under considerable strain with the current level of our operations and our limited financial capacity. Our ability to manage future growth effectively will require us to successfully attract, train, motivate, retain, and manage new employees and continue to update and improve our operational, financial, and management controls and procedures. If we do not manage our growth effectively, our operations could be materially adversely affected, resulting in slower growth and a failure to achieve or sustain profitability.

If we are unable to effectively and efficiently implement the necessary internal controls and procedures, there could be an adverse effect on our operations or financial results.

Our Acting President and Board of Directors are currently in the process of working with our Chief Financial Officer to complete the design and implementation of internal controls and disclosure controls, and procedures in accordance with Sarbanes-Oxley. Based on management’s assessment of internal controls and the material weakness identified in our controls over the valuation and treatment of stock conversions, we have identified possible areas for improvement and plan to implement measures to ensure proper accounting treatment of future similar transactions. Failure to implement proper procedures could result in the need to restate financial statements in the future, thus increasing our costs of operation and eroding stockholder confidence.

Our future success depends on hiring, retaining and assimilating key employees. The loss of key employees or the inability to attract new key employees could limit our ability to execute our growth strategy, resulting in lost sales and a slower rate of growth.

Our future success depends in part on our ability to retain key employees, including our founder, Theodore G. Hollinger. We currently do not carry “key man” insurance on our executives; however, we are considering the purchase of such insurance. It would be difficult for us to replace any one of these individuals. In addition, as we grow we will need to hire additional key personnel. We may experience difficulty in recruiting experienced engineers, management personnel, and others who are interested in living and working in the Algona, Iowa area.

We may experience labor shortages which could have a materially adverse effect on our future results.

Our production facilities are located in Algona, Iowa, a town with a population of approximately 5,500 people. To date, we have successfully attracted employees who possess a solid work ethic. We may find it difficult to hire and retain a workforce sufficient to meet our production needs and allow for sustained growth of our operations. Our ability to hire and retain qualified employees for our production facilities will be key to our success. Our inability to do this may have a materially adverse effect on our future results.

We have experienced delays in the commencement of production, which could materially and adversely impact our sales and financial results and the ultimate acceptance of our products.

We have, to date, been unable to transition to full production in our new facility or to fully finance the development of our intellectual property. Delays have been caused by lack of funding and unforeseen quality control issues. The disruption resulting from these delays may have a materially adverse effect on results of operation.

Our products may contain design faults, which could have a materially adverse effect on our business.

Though we believe it unlikely, the technologies we have developed and are developing, and the products we produce in our new facility, could contain undetected design faults despite our careful design and testing. We may not discover these faults or errors until after our customers have used a product. Any such faults or errors may cause delays in product introduction and shipments, require design modifications, or harm customer relationships, any of which could adversely affect our business and competitive position. We understand that customer service is an important part of our mission and we feel poised to address any issues that may arise. If we are unable to successfully address any such issues, our results of operation could be materially and adversely affected.

There Is A Limited Public Market For Our Common Stock, Which Could Prevent You From Liquidating Your Investment.

There is only a limited public market for our Common Stock, and no assurance can be given that a market will continue or that a stockholder ever will be able to liquidate his investment without considerable delay, if at all. If a market should continue, the price may be highly volatile. Factors such as those discussed in this “Risk Factors” section may have a significant impact upon the market price of our Common Stock. Due to the low price of the securities, many brokerage firms may not be willing to effect transactions in our Common Stock. Even if a purchaser finds a broker willing to effect a transaction in our Common Stock, the combination of brokerage commissions, state transfer taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of our Common Stock as collateral for any loans.

Acceptance of hydrogen and ammonia as alternative fuels will affect our ability to achieve commercial application of our products and technologies.

The public may be wary of hydrogen because hydrogen, as compared to other fuels, has the largest flammability limit (4% to 77% of hydrogen in air). This means that it takes very little hydrogen to start a fire. On the other hand, hydrogen is a light gas. As such, if there is a hydrogen leak, it will immediately diffuse into the surrounding air. People may be wary of ammonia because of its toxicity. With proper precaution, we believe that hydrogen and ammonia could be as safe as any other fuel. However, because neither hydrogen nor ammonia have been tested extensively as fuels in the market place, there can be no assurance that proper precautions will be taken, or that the costs of necessary precautions will be commercially reasonable. The main benefit of hydrogen or ammonia as a fuel is that it produces little or no pollution or greenhouse gases when it is used in an internal combustion engine. The development of a market for our technologies is dependent in part upon the development of a market for hydrogen and ammonia as fuels, which may be impacted by many factors, including, but not limited to:

•	consumer perception of the safety of hydrogen and ammonia and willingness to use engines powered by hydrogen or ammonia;

•	the cost competitiveness of hydrogen or ammonia as a fuel relative to other fuels;

•	the future availability of hydrogen or ammonia as a fuel;

•	adverse regulatory developments, including the adoption of onerous regulations regarding hydrogen, or ammonia, use or storage;

•	barriers to entry created by existing energy providers; and

•	the emergence of new competitive technologies and products.

Certain governmental regulations concerning electrical and hydrogen generation, delivery and storage of fuels and other related matters may negatively impact our business.

Our business is subject to and affected by federal, state, local, and foreign laws and regulations. These may include state and local ordinances relating to building codes, public safety, electrical and hydrogen production, delivery and refueling infrastructure, hydrogen storage, and related matters. The use of hydrogen inside a building will require architectural and engineering changes in the building to allow the hydrogen to be handled safely. We have received approval from the Iowa State Fire Marshall for limited use of hydrogen in the dynamometer room where we test our engines. Full occupancy was delayed subject to final inspection once new dynamometers, testing equipment, and sensors were installed. Similar delays could be experienced at other locations involving the use of hydrogen inside a building. As our engines and other new products are introduced into the market commercially, governments may impose new regulations. We do not know the extent to which any such regulations may impact our business or our customers’ businesses. Any new regulation may increase costs and could reduce our potential to be profitable.

The industry in which we operate is highly competitive and such competition could affect our results of operations, which would make profitability even more difficult to achieve and sustain.

The power generation and alternative fuel industry is highly competitive and is marked by rapid technological growth. Other competitors and potential competitors include H2Car Co., Cummins, Daimler Chrysler, General Motors, BMW, Mazda and Caterpillar. Many existing and potential competitors have greater financial resources, larger market share, and larger production and technology research capability, which may enable them to establish a stronger competitive position than we have, in part through greater marketing opportunities. The governments of the United States, Canada, Japan and certain European countries have provided funding to promote the development and use of fuel cells. Tax incentives have also been initiated in Japan, and have been proposed in the United States and other countries, to stimulate the growth of the fuel cell market by reducing the cost of these fuel cell systems to consumers. Our business does not currently enjoy any such advantages and, for that reason, may be at a competitive disadvantage to the fuel cell industry. If we fail to address competitive developments quickly and effectively, we will not be able to grow.

Our business could be adversely affected by adverse economic developments in the power generation industry and/or the economy in general.

We depend on the perceived demand for the application of our technology and resulting products. Our products are focused on reducing CO2 emissions and upon the use of alternative fuels for industrial uses, such as ground support vehicles, and for the power generation business. Therefore, our business is susceptible to downturns in the airline industry and the genset portion of the distributed power industry and the economy in general. Any significant downturn in the market or in general economic conditions would likely hurt our business.

We believe that we carry a reasonable amount of insurance, however there can be no assurance that our existing insurance coverage would be adequate in term and scope to protect us against material financial effects in the event of a successful claim.

We could be subject to claims in connection with the products that we sell. There can be no assurance that we would have sufficient resources to satisfy any liability resulting from any such claim, or that we would be able to have our customers indemnify or insure us against any such liability. There can be no assurance that our insurance coverage would be adequate in term and scope to protect us against material financial effects in the event of a successful claim.

For example, our business will expose us to potential product liability claims that are inherent in hydrogen or ammonia and products that use hydrogen or ammonia. Hydrogen is a flammable gas and therefore a potentially dangerous product. Ammonia is quite toxic. Any accidents involving our engines or other hydrogen- or ammonia-fueled products could materially impede widespread market acceptance and demand for our products. In addition, we might be held responsible for damages beyond the scope of our insurance coverage. We also cannot predict whether we will be able to maintain our insurance coverage on acceptable terms, or at all.

If we fail to keep up with changes affecting our technology and the markets that we will ultimately serve, we will become less competitive and future financial performance would be adversely affected.

In order to remain competitive and serve our potential customers effectively, we must respond on a timely and cost-efficient basis to the need for new technology, as well as changes in technology, industry standards and procedures, and customer preferences. We need to continuously develop new technology, products, and services to address new technological developments. In some cases changes may be significant and the cost of implementation may be substantial. We cannot assure you that we will be able to adapt to any changes in the future or that we will have the financial resources to keep up with changes in the marketplace. Also, the cost of adapting our technology, products, and services may have a material and adverse effect on our operating results.

Our long-term success depends upon our ability to develop and commercialize our intellectual property.

Our technologies are in the development stage. If we or our collaboration partners fail to complete the development and/or commercialize our technologies, we will not be able to generate significant revenues from the sale of licenses or from sales of our technologies. There is a risk that development and testing will demonstrate that our anticipated technologies are not suitable for commercialization, because they are inefficient, or too costly to manufacture, or because third party competitors market a more effective or more cost-effective product.

If we or our collaboration partners are unable to successfully develop and commercialize our technologies, we will not have a sufficient source of revenue which will have a materially adverse effect on our operations.

Our ability to enter into successful collaborations cannot be assured.

A material component of our business strategy is to establish and maintain collaborative arrangements with third parties to co-develop our technologies and to commercialize products made using our technology. We also intend to establish collaborative relationships to obtain domestic or international sales, marketing and distribution capabilities.

The process of establishing collaborative relationships is difficult, time-consuming and involves significant uncertainty. Our partnering strategy entails many risks, including:

•	we may be unsuccessful in entering into or maintaining collaborative agreements for the co-development of our technologies or the commercialization of products incorporating our technology;

•	we may not be successful in applying our technology to or otherwise satisfying the needs of our collaborative partners;

•	our collaborators may not be successful in, or may not remain committed to, co-developing our technologies or commercializing products incorporating our technology;

•	our collaborators may seek to develop other proprietary alternatives;

•	our collaborators may not commit sufficient resources to incorporating our technology into their business;

•
our collaborators are not obligated to market or commercialize our technologies or products incorporating our technology, and they are not required to achieve any specific commercialization schedule; and

•	our collaborative agreements may be terminated by our partners on short notice.

Furthermore, even if we do establish collaborative relationships, it may be difficult for us to maintain or perform under such collaboration arrangements, as our funding resources may be limited or our collaborators may seek to renegotiate or terminate their relationships with us due to unsatisfactory field results, a change in business strategy, or other reasons. If we or any collaborator fails to fulfill any responsibilities in a timely manner, or at all, our research, development or commercialization efforts related to that collaboration could be delayed or terminated. It may also become necessary for us to assume responsibility for activities that would otherwise have been the responsibility of our collaborator. Further, if we are unable to establish and maintain collaborative relationships on acceptable terms, we may have to delay or discontinue further development of one or more of our product candidates, undertake development and commercialization activities at our own expense or find alternative sources of funding.

Local, state, national, and international laws or regulations could adversely affect our business.

Our future success depends in part on laws and regulations that exist, or are expected to be enacted, around the world. Should these laws or regulations take an adverse turn, this could negatively affect our business and anticipated revenues. We cannot guarantee a positive outcome in direction, timing, or scope of laws and regulations that may be enacted which will affect our business.

Our distributors will be limited in their ability to offer and sell our engines until the engines have been certified to have passed U.S. Emissions Regulations, which are defined and enforced by the Environmental Protection Agency and California Air Resources Board. Engine certification is necessary for us to sell engines to original equipment manufacturers for mobile off-road applications and will also be necessary for distributed power generation applications in 2008 and stand-by power generation applications in 2009. To certify an engine to meet regulations for exhaust emissions, an engine must successfully pass stringent third-party testing. We have been delayed in the certification process because of our inability to obtain the necessary financing. Our failure to fulfill the certification process would have an adverse effect on our ability to generate revenue.

We may be unable to protect our intellectual property adequately or cost effectively, which may cause us to lose market share or reduce prices.

Our future success depends in part on our ability to develop, protect, and preserve our proprietary rights related to our technology and resulting products. We cannot assure you that we will be able to prevent third parties from using our intellectual property rights and technology without our authorization. We do not currently own any patents, although as of the date of this Prospectus nine (9) patents are pending related to our technology. We anticipate making several patent applications in the future. We also rely on trade secrets, common law trademark rights and trademark registrations. We intend to protect our intellectual property via non-disclosure agreements, contracts, and limited information distribution, as well as confidentiality and work-for-hire, development, assignment, and license agreements with our employees, consultants, third party developers, licensees, and customers. However, these measures afford only limited protection and may be flawed or inadequate. Also, enforcing intellectual property rights could be costly and time-consuming and could distract management’s attention from operating business matters. Our failure to adequately protect our intellectual property could materially reduce our revenue and increase our expenses, thus negatively affecting our results of operation.

Our intellectual property may infringe on the rights of others, resulting in costly litigation.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. In particular, there has been an increase in the filing of suits alleging infringement of intellectual property rights, which pressure defendants into entering settlement arrangements quickly to dispose of such suits, regardless of their merits. Other companies or individuals may allege that we infringe on their intellectual property rights. Litigation, particularly in the area of intellectual property rights, is costly and the outcome is inherently uncertain. In the event of an adverse result, we could be liable for substantial damages and we may be forced to discontinue our use of the subject matter in question or obtain a license to use those rights or develop non-infringing alternatives. Any of these results would increase our cash expenditures, adversely affecting our financial condition.

Being a public company involves increased administrative costs, which could result in lower net income and make it more difficult for us to attract and retain key personnel.

As a public company, we incur significant legal, accounting and other expenses that we would not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the SEC, has required changes in corporate governance practices of public companies. These rules and regulations increase our legal and financial compliance costs and make some activities more time consuming. For example, in connection with being a public company, we are required to implement and disclose additional internal controls and procedures, retain a transfer agent and financial printer and incur costs relating to preparing and distributing periodic public reports in compliance with our obligations under securities laws. These rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers.

We Do Not Anticipate Paying Any Cash Dividends, Which Could Reduce The Value Of Your Stock.

We have never paid cash dividends on our Common Stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as our Board of Directors may consider relevant. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

The authorization and issuance of blank-check preferred stock may prevent or discourage a change in our management.

Our amended Articles of Incorporation authorizes our Board of Directors to issue up to Ten Million (10,000,000) shares of preferred stock without stockholder approval having terms, conditions, rights, preferences and designations as our Board may determine. Our Board of Directors has designated One Million (1,000,000) shares of authorized preferred shares as Series A Preferred Stock and Five Million (5,000,000) shares of the Series B Preferred Stock. Additional shares of preferred stock could be designated in the future. The rights of the holders of our Common Stock will be subject to, and may be adversely affected by, the rights of the holders of existing preferred stock and any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging a person from acquiring a majority of our outstanding shares of Common Stock.

It may be difficult for a third party to acquire us, and this could depress our stock price.

Nevada corporate law includes provisions that could delay, defer, or prevent a change in control of our Company or our management. These provisions could discourage information contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our Common Stock. For example:

•
Without prior stockholder approval, our Board of Directors has the authority to issue one or more classes of preferred stock with rights senior to those of holders of Common Stock and to determine the rights, privileges, and preferences of that preferred stock;

•	There is no cumulative voting in the election of directors; and

•	Stockholders cannot call a special meeting of the stockholders.

We may experience losses due to inventory and building impairments which could have a materially adverse effect on our business.

Since our inception, we have written down inventory by $628,861 to reflect changes in our marketing efforts of our remanufactured engine inventory. If demand for our product decreases or current marketing efforts are unsuccessful, we may be forced to write down the inventory further to properly reflect the fair market value.

Since inception we have not been able to utilize the full capacity of our existing buildings. We could realize a loss due to the impairment of the value of one or more of our buildings if we are forced to sell them at less than recorded value.

Our Common Stock is deemed a low-priced “penny” stock, therefore an investment in our Common Stock should be considered high risk and subject to marketability restrictions.

Since our Common Stock is a penny stock, as defined in Rule 3a51-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), it will be more difficult for investors to liquidate their investment. Until the trading price of the Common Stock rises above $5.00 per share, if ever, trading in our Common Stock is subject to the penny stock rules of the Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

•	Deliver to the customer, and obtain a written receipt for, a disclosure document;

•	Disclose certain price information about the stock;

•	Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;

•	Send monthly statements to customers with market and price information about the penny stock; and

•	In some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell our Common Stock and may affect the ability of holders to sell their Common Stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

DETERMINATION OF OFFERING PRICE

The Selling Stockholder may sell shares in any manner at the current market price.

SELLING STOCKHOLDER

The following table presents information regarding the Selling Stockholder.

Selling Stockholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering (1)	Shares to be Sold in the Offering Assuming The Company Issues All 4,054,541 Shares Offered Hereby	Percentage of Outstanding Shares Beneficially Owned After Offering(2)
YA Global Investments, L.P.	386,567	1.3%	4,054,541	1.1%
Total:	386,567	1.3%	4,054,541	1.1%
_____________
(1)
Applicable percentage of ownership is based on 29,909,577 shares of our Common Stock outstanding as of July 15, 2008, together with securities exercisable or convertible into shares of Common Stock within sixty (60) days of July 15, 2008 for the Selling Stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and insider trading regulations, percentage computation is for form purposes only.

(2)	Outstanding shares beneficially owned after offering is based on 33,964,118 shares (which includes the 4,054,541 shares to be sold in the offering).

The following information contains a description of the Selling Stockholder’s relationship to the Company and how the Selling Stockholder acquired (or shall acquire) the shares to be sold in this offering. The Selling Stockholder has not held a position or office, or had any other material relationship, with the Company, except as follows:

YA Global Investments, L.P. (YA Global). YA Global is the investor under the SEDA. All investment decisions of, and control of, YA Global are held by its general partner, Yorkville Advisors, LLC (“Yorkville Advisors”). Mr. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. YA Global acquired, or will acquire, all shares being registered in this offering in financing transactions with the Company.

YA Global intends to sell up to 4,054,541 shares of Common Stock pursuant to the SEDA under this Prospectus. On April 11, 2008, the Company and YA Global entered into the SEDA pursuant to which the Company has the opportunity, for a two-year period beginning on the date on which the SEC first declares effective a registration statement registering the resale of our shares by YA Global, to sell shares of our Common Stock to YA Global for a total purchase price of up to Four Million Dollars ($4,000,000). For each share of Common Stock purchased under the SEDA, YA Global will pay ninety-three percent (93%) of the lowest daily VWAP during the five (5) consecutive trading days after the Advance notice date. Each Advance may be for an amount not to exceed $350,000 and each Advance notice date must be no less than five (5) trading days after the prior Advance notice date. The Advance request will be reduced to the extent the price of our Common Stock during the five (5) consecutive trading days after the Advance notice date is less that eighty-five percent (85%) of the VWAP on the trading day immediately preceding the Advance notice date.

We have paid $15,000 to YA Global as a structuring and due diligence fee and on June 10, 2008, issued 386,567 shares of Common Stock to YA Global as a commitment fee under the SEDA. We are obligated to pay a monthly monitoring fee of $3,333 during the term of the SEDA. We may terminate the SEDA upon fifteen (15) trading days of prior notice to YA Global, as long as there are no Advances outstanding and we have paid to YA Global all amounts then due. A copy of the SEDA is attached as Exhibit 10.3 to the Company’s Annual Report on Form 10-K as filed with the SEC on April 15, 2008.

We have engaged GenCap, an unaffiliated registered broker-dealer, to act as placement agent in connection with the SEDA. GenCap is entitled to receive a fee equal to seven percent (7%) of the gross proceeds of the SEDA and warrants to purchase a number of shares of Common Stock equal to five percent (5%) of the total number of shares issued under the SEDA (neither the warrants or shares of Common Stock issuable upon exercise of the warrants are being registered hereunder). If the Company drew down on the entire Four Million Dollars ($4,000,000) available under the SEDA, GenCap would receive an aggregate placement fee equal to $280,000.

We claim an exemption from the registration requirements of the Securities Act for the private placement of our shares in the SEDA pursuant to Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. The transaction does not involve a public offering, YA Global is an “accredited investor” and/or qualified institutional buyer and YA Global has access to information about the Company and its investment.

At an assumed offering price of $0.45 per share (the last reported sale price on July 11, 2008, as determined under the SEDA), the Company will be able to receive up to $1,824,543 in gross proceeds, assuming the sale of the entire 4,054,541 shares being registered hereunder pursuant to the SEDA. The Company would be required to register 4,834,348 additional shares to obtain the balance of Four Million Dollars ($4,000,000) available under the SEDA at an assumed offering price of $0.45. If the Company drew down on the entire Four Million Dollars ($4,000,000) available under the SEDA, YA Global would receive an aggregate underwriting discount equal to $280,000.

There are substantial risks to investors as a result of the issuance of shares of Common Stock under the SEDA. These risks include dilution of stockholders, significant decline in the Company’s stock price and our inability to draw sufficient funds when needed.

YA Global will periodically purchase shares of Common Stock under the SEDA and will, in turn, sell such shares to investors in the market at the market price. This may cause our stock price to decline, which will require the Company to issue increasing numbers of shares to YA Global to raise the same amount of funds, as our stock price declines.

Net Cash To The Company
Upon Sale of Shares Being Registered

	Assumed Offering Price	75% of Assumed Offering Price	50% of Assumed Offering Price	25% of Assumed Offering Price

Purchase Price:	$0.45	$0.34	$0.23	$0.11
No. of Shares(1):	4,054,541	4,054,541	4,054,541	4,054,541
Total Outstanding(2):	33,964,118	33,964,118	33,964,118	33,964,118
Percent Outstanding(3):	11.94%	11.94%	11.94%	11.94%
Gross Cash to the Company:	$1,824,543	$1,378,544	$932,544	$446,000
Net Cash to the Company(4):	1,474,115	$1,090,556	$706,996	$288,568

(1)
Represents the number of shares of Common Stock registered in the registration statement to which this Prospectus is made a part, which may be issued to YA Global under the SEDA at the prices set forth in the table.

(2)	Represents the total number of shares of Common Stock outstanding at July 15, 2008 after the issuance of the shares to YA Global under the SEDA.

(3)	Represents the shares of Common Stock to be issued as a percentage of the total number of shares outstanding on July 15, 2008 as set forth in footnote (2) above.

(4)
Net cash equals the gross proceeds minus the seven percent (7%) underwriting discount payable to YA Global, minus the seven percent (7%) placement fee payable to GenCap and minus $94,992 in SEDA expenses, which such figure includes an aggregate maximum of $79,992 in monitoring fees payable by the Company to YA Global during the term of the SEDA ($3,333 per month for two (2) years) and $15,000 in due diligence and commitment fees.

Number Of Shares To Be Issued To Receive Gross Proceeds Of $4 Million

	Assumed Offering Price	75% of Assumed Offering Price	50% of Assumed Offering Price	25% of Assumed Offering Price

Purchase Price:	$0.45	$0.34	$0.23	$0.11
No. of Shares(1):	8,888,889	11,764,706	17,391,304	36,363,636
Total Outstanding(2):	38,798,466	41,674,283	47,300,881	66,273,213
Percent Outstanding(3):	22.91%	28.23%	36.77%	54.87%
Gross Cash to the Company:	$4,000,000	$4,000,000	$4,000,000	$4,000,000
Net Cash to the Company(4),(5):	$3,345,008	$3,345,008	$3,345,008	$3,345,008

(1)
Represents that total number of shares of Common Stock which would need to be issued at the stated purchase price to receive gross proceeds of $4 million. We are only registering 4,054,541 shares of Common Stock under this Prospectus pursuant to the SEDA. We would need to register additional shares of Common Stock to obtain the entire Four Million Dollars ($4,000,000) available under the SEDA at these stated purchase prices.

(2)
Represents the total number of shares of Common stock outstanding at July 15, 2008 (as set forth in footnote (3) below) after the issuance of the shares to YA Global under the SEDA. The Company’s Articles of Incorporation (as amended) authorizes the issuance of 100,000,000 shares of Common Stock.

(3)	Represents the shares of Common Stock to be issued as a percentage of the total number shares outstanding at July 15, 2008.

(4)
If the Company drew down on the entire Four Million Dollars ($4,000,000) available under the SEDA, YA Global would receive an aggregate underwriting discount equal to $280,000 and GenCap would receive an aggregate placement fee equal to $280,000 plus warrants to purchase Common Stock. As of July 15, 2008, the balance on the Four Million Dollars ($4,000,000) available under the SEDA is $4 million, which is used in the calculations in the chart above.

(5)
Net cash equals the gross proceeds minus the seven percent (7%) underwriting discount payable to YA Global, minus the seven percent (7%) placement fee payable to GenCap and minus $94,992 in SEDA expenses, which such figure includes an aggregate maximum of $79,992 in monitoring fees payable by the Company to YA Global during the term of the SEDA ($3,333 per month for two (2) years) and $15,000 in due diligence and commitment fees.

PLAN OF DISTRIBUTION

The Selling Stockholder has advised us that the sale or distribution of our Common Stock owned by the Selling Stockholder may be effected directly to purchasers by the Selling Stockholder as principals or through one (1) or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or on any other market in which the price of our shares of Common Stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of Common Stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the Selling Stockholder or by agreement between the Selling Stockholder and underwriters, brokers, dealers or agents, or purchasers. If the Selling Stockholder effects such transactions by selling its shares of Common Stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder or commissions from purchasers of Common Stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

YA Global is an “underwriter” within the meaning of the Securities Act in connection with the sale of Common Stock under the SEDA. For each share of Common Stock purchased under the SEDA, YA Global will pay ninety-three percent (93%) of the lowest daily VWAP during the five (5) consecutive trading days after the Advance Notice Date. Each such Advance may be for an amount not to exceed $350,000 and each Advance notice date must be no less than five (5) trading days after the prior Advance notice date. The Advance request will be reduced to the extent the price of our Common Stock during the five (5) consecutive trading days after the Advance notice date is less that eighty-five percent (85%) of the VWAP on the trading day immediately preceding the Advance notice date.

If the Company drew down on the entire Four Million Dollars ($4,000,000) available under the SEDA, YA Global would receive an aggregate underwriting discount equal to $280,000.

We have paid $15,000 to YA Global as a structuring and due diligence fee and on June 10, 2008, issued 386,567 shares of Common Stock to Ya Global as a commitment fee under the SEDA. We are obligated to pay a monthly monitoring fee of $3,333 during the term of the SEDA. We may terminate the SEDA upon fifteen (15) trading days of prior notice to YA Global, as long as there are no Advances outstanding and we have paid to YA Global all amounts then due. A copy of the SEDA is attached as Exhibit 10.3 to the Company’s Annual Report on Form 10-K as filed with the SEC on April 15, 2008.

We have engaged GenCap, an unaffiliated registered broker-dealer, to act as placement agent in connection with the SEDA, which may be considered an “underwriter” within the meaning of the Securities Act. GenCap is entitled to receive a fee equal to seven percent (7%) of the gross proceeds of the SEDA and warrants to purchase a number of shares of Common Stock equal to five percent (5%) of the total number of shares issued under the SEDA (neither the warrants or shares of Common Stock issuable upon exercise of the warrants are being registered hereunder). If the Company drew down on the entire Four Million Dollars ($4,000,000) available under the SEDA, GenCap would receive an aggregate placement fee equal to $280,000 plus warrants to purchase Common Stock.

YA Global was formed in February 2000 and is in the business of investing in and financing public companies. YA Global does not intend to make a market in our Common Stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our Common Stock.

Under the securities laws of certain States, shares of Common Stock may be sold in such States only through registered or licensed brokers or dealers. The Selling Stockholder is advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the Selling Stockholder are registered to sell securities in all fifty (50) States. In addition, in certain States shares of Common Stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all expenses incident to the registration, offering and sale of the shares of Common Stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, the Company expects the Selling Stockholder to pay these expenses. We have agreed to indemnify YA Global and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $45,000. These offering expenses are estimated to consist of: an SEC registration fee of $68.52, printing expenses of $5,000, accounting fees of $15,000, legal fees of $20,000 and miscellaneous expenses of $4,938. We will not receive any proceeds from the sale of any of the shares of Common Stock by the Selling Stockholder. We may, however, receive proceeds from the sale of Common Stock under the SEDA.

The Selling Stockholder is subject to applicable provisions of the Exchange Act, and its regulations, including, Regulation M. Under Registration M, the Selling Stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our Common Stock while such Selling Stockholder is distributing shares covered by this Prospectus. Pursuant to the requirements of Item 512 of Regulation S-K and as stated in Part II of the registration statement to which this Prospectus is made a part, the Company must file a post-effective amendment to the accompanying registration statement once informed of a material change from the information set forth with respect to the Plan of Distribution.

USE OF PROCEEDS

This Prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the Selling Stockholder. There will be no proceeds to us from the sale of shares of Common Stock in this offering. However, we may receive up to Four Million ($4,000,000) in proceeds from the sale of shares of Common Stock to YA Global pursuant to the SEDA.

For each share of Common Stock purchased under the SEDA, YA Global will pay ninety-three percent (93%) of the lowest daily volume weighted average price (“VWAP”) during the five (5) consecutive trading days after the Advance notice date (as such term is defined in the SEDA). Each such Advance may be for an amount not to exceed $350,000 and each Advance notice date must be no less than five (5) trading days after the prior Advance notice date. The Advance request will be reduced to the extent the price of our Common Stock during the five (5) consecutive trading days after the Advance notice date is less that eighty-five percent (85%) of the VWAP on the trading day immediately preceding the Advance notice date.

We anticipate that the proceeds received under the SEDA will be utilized for general corporate purposes. For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the SEDA. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.

Gross proceeds	$1,824,543	$2,500,000	(1)	$4,000,000	(1)
Net proceeds(2)	$1,429,115	$2,010,008		$3,300,008
Number of shares to be issued pursuant to the SEDA(3)	4,054,541	5,555,556		8,888,889

USE OF PROCEEDS: (NET)	AMOUNT	AMOUNT	AMOUNT
General Working Capital	$1,429,115	$2,010,008	$3,300,008
Total	$1,429,115	$2,010,008	$3,300,008

(1)	The Company would need to register additional shares in order to obtain the gross proceeds set forth in this table at the assumed price.

(2)
Net cash equals the gross proceeds minus $45,000 in offering expenses, minus a seven percent (7%) underwriting discount payable to YA Global, minus a seven percent (7%) placement fee payable to GenCap and minus $94,992 in additional SEDA expenses, which such figure includes an aggregate of $79,992 in monitoring fees payable by the Company to YA Global during the term of the SEDA ($3,333 per month for two (2) years) and $15,000 in due diligence and commitment fees.

(3)	Assuming a recent price of $0.45 per share.

The SEDA limits the Company’s use of proceeds to general corporate purposes and prohibits the use of proceeds to pay any judgment or liability incurred by any officer, director or employee of the Company, except under certain limited circumstances.

DILUTION

The net tangible book value of the Company as of March 31, 2008 was $2,665,876 or $0.09 per share of Common Stock. Net tangible book value per share is determined by dividing the tangible book value of the Company (total tangible assets less total liabilities) by the number of outstanding shares of our Common Stock and the Preferred Series B stock which converted to Common Stock on May 31, 2008. Since this offering is being made solely by the Selling Stockholder and none of the proceeds will be paid to the Company, our net tangible book value will be unaffected by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the Common Stock to be issued under the SEDA. The amount of dilution will depend on the offering price and number of shares to be issued under the SEDA. The following example shows the dilution to new investors at an assumed offering price of $0.45 per share (the last reported sale price of our Common Stock on July 11, 2008).

Although we are registering only 4,054,541 shares of Common Stock, if we assume that such shares were sold at an assumed offering price of $0.45 per share, less an underwriting discount equal to seven percent (7%), a private placement fee equal to seven percent (7%), less maximum estimated SEDA expenses of $94,992 and offering expenses of $45,000, our net tangible book value as of March 31, 2008 would have been $4,094,991 or $0.12 per share. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.03 per share and an immediate dilution to new stockholders of $0.33 per share. The following table illustrates the per share dilution:

Assumed public offering price per share		$0.45
Net tangible book value per share before this offering	$0.09
Increase attributable to new investors	$0.03
Net tangible book value per share after this offering		$0.12
Dilution per share to new stockholders		$0.33

The offering price of our Common Stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

Assumed Offering Price	No. Of Shares To Be Issued(1)	Dilution Per Share To New Investors

$0.45	4,054,541	$0.33
$0.34	4,054,541	$0.23
$0.23	4,054,541	$0.13
$0.11	4,054,541	$0.02

(1)	This represents the maximum number of shares of Common Stock that are being registered pursuant to the SEDA at this time.

DESCRIPTION OF SECURITIES

We currently have an authorized capitalization of One Hundred Million (100,000,000) shares of Common Stock, par value $0.001 per share, and Ten Million (10,000,000) shares of preferred stock, par value $0.001 per share.

Common Stock

All shares of Common Stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of Common Stock entitles the holder thereof to:

•	one (1) non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders;

•	to participate equally and to receive any and all such dividends as may be declared by the board of directors; and

•	to participate pro rata in any distribution of assets available for distribution upon our liquidation.

Holders of our Common Stock have no preemptive rights to acquire additional shares of Common Stock or any other securities. Our Common Stock is not subject to redemption and carries no subscription or conversion rights.

Preferred Stock

Our amended Articles of Incorporation provide that the Board of Directors has the flexibility to set new classes, series, and other terms and conditions of the preferred shares. Preferred shares may be issued from time to time in one or more series in the discretion of the Board of Directors. The Board has the authority to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

On September 29, 2006, the Board of Directors adopted a resolution designating One Million (1,000,000) shares of the authorized preferred stock as Series A Preferred Stock. On March 14, 2007, the Board of Directors adopted a resolution designating Five Million (5,000,000) shares of the authorized preferred stock as Series B Preferred Stock. All of the shares of Series A Preferred Stock and Series B Preferred Stock have been converted to Common Stock.

The remaining authorized and unissued shares, including Four Million (4,000,000) shares of undesignated preferred stock, may be issued without stockholder approval at any time, in the sole discretion of the Board of Directors. The authorized and unissued shares may be issued for cash, to acquire property or for any other purpose that is deemed in the best interests of the Company. Any decision to issue additional shares will reduce the percentage of our stockholders’ equity held by our current stockholders and could dilute our net tangible book value.

Preferred shares may be issued in the future by the Board without further stockholder approval and for such purposes as the board deems in the best interest of the Company including future stock splits and split-ups, stock dividends, equity financings and issuances for acquisitions and business combinations. In addition, such authorized but unissued shares of Common Stock and preferred could be used by the Board of Directors for defensive purposes against a hostile takeover attempt, including (by way of example) the private placement of shares or the granting of options to purchase shares to persons or entities sympathetic to, or contractually bound to support, management. We have no such present arrangement or understanding with any person. Further, shares of Common Stock and preferred may be reserved for issuance upon exercise of stock purchase rights designed to deter hostile takeovers, commonly known as a “poison pill”.

The flexibility granted to the Board in specifying the rights and preferences of various series of preferred stock could similarly be used in designing classes of preferred stock that could act as an effective deterrent or defensive tool in a takeover situation. One such tool might be the creation of voting and other impediments which might frustrate persons attempting to gain control of the Company. Such uses of authorized and unissued stock might make any takeover attempt more difficult and could deprive stockholders of the ability to realize above present market premiums, which often accompany such takeover attempts.

Nevada Corporate Law

Nevada Revised Statutes Sections 78.378 to 78.3793 provide State regulation over the acquisition of a controlling interest in certain Nevada corporations unless the Articles of Incorporation or bylaws of the corporation, in effect on the tenth (10th) day following the acquisition of a controlling interest, provide that the provisions of these sections do not apply. Our Articles of Incorporation (as amended) and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that: are organized in the state of Nevada; have two hundred (200) or more stockholders of record, at least one hundred (100) of whom are stockholders who have Nevada addresses appearing on the corporation’s stock ledger, and do business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently may not apply to our Company.

We are subject to Sections 78.411 through 78.444 of the Nevada Revised Statues which prohibits persons deemed “interested stockholders” from engaging in a “combination” with a Nevada corporation for three years following the date these persons become interested stockholders except in limited circumstances. Generally, an “interested stockholder” is a person who owns ten percent (10%) or more of a corporation’s voting stock, or is an affiliate or associate of the corporation who within three years prior to the determination of interested stockholder status did own, ten percent (10%) or more of a corporation’s voting stock. Generally, a “combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

The provisions of Nevada law and our Articles of Incorporation could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. Such provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Indemnification Matters

As permitted by the provisions of the Nevada Revised Statutes (the “NRS”), we have the power to indemnify any person made a party to an action, suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the Company, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any such action, suit or proceeding if they acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, our best interest and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful; or in the case of directors and officers, they have not breached their fiduciary duties in a manner constituting intentional misconduct, fraud or a knowing violation of the law. Termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in accordance with their fiduciary duties, or in good faith and in a manner which they reasonably believed to be in or not opposed to our best interests, and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful.

We must indemnify a director, officer, employee or agent who is successful, on the merits or otherwise, in the defense of any action, suit or proceeding, or in defense of any claim, issue, or matter in the proceeding, to which they are a party because they are or were a director, officer, employee or agent, against expenses actually and reasonably incurred by them in connection with the defense.

We may pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as the expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified by us.

The NRS also permits a corporation to purchase and maintain liability insurance or make other financial arrangements on behalf of any person who:

•	is or was a director, officer, employee or agent of the corporation; or

•	is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Such coverage may be for any liability asserted against them and liability and expenses incurred by them in their capacity as a director, officer, employee or agent, or arising out of their status as such, whether or not the corporation has the authority to indemnify them against such liability and expenses.

We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Transfer Agent

We have designated Interstate Transfer Company, 6084 South 900 East, Suite 101, Salt Lake City, Utah 84121, as our transfer agent.

DESCRIPTION OF THE BUSINESS

Business Development

The Company was organized for the purpose of developing and commercializing clean solutions for today’s energy needs. We offer technologies today that enable spark-ignited internal combustion engines and power generation systems to produce clean energy with near-zero carbon emissions, using our proprietary engine controller and software to efficiently distribute ignition spark and fuel to injectors. Our business plan is centered on a growing portfolio of intellectual property that we expect to play an increasing role in addressing the world’s energy needs as well as its environmental concerns. We expect future revenue generation from the sale of hydrogen or ammonia-fueled engines and gensets for dedicated uses, such as airport ground support and irrigation pumping. We are, for example, currently working, in collaboration with Air Liquide and a number of other participants, to finalize an opportunity to sell some of our hydrogen-fueled engines for use in ground support vehicles at designated airports. Our long-term plans include revenue generating opportunities from licensing fees and from the production and marketing, often in collaboration with others, of our technologies and products to a wider variety of end-users and manufacturers.

Our Common Stock trades on the Over-The-Counter Bulletin Board under the symbol “HYEG.OB”.

Our Founder, Theodore G. Hollinger, and Dr. Tapan K. Bose who was President of HEC Canada until his recent death, are recognized leaders in the development of technologies for the use of hydrogen as a fuel. Dr. Bose co-authored with Pierre Malbrunot, Hydrogen - facing the energy challenges of the 21st century, published 2007 by John Libbey Eurotext. A French version of the book was published in December 2006. The book is available for sale direct through the publisher—John Libbey Eurotext at: http://www.jle.com and at: http://www.amazon.com. Dr. Bose and Mr. Hollinger co-authored the chapter on hydrogen internal combustion engines in Hydrogen Technology: Mobile and Portable Applications (Green Energy and Technology), edited by Aline Léon and scheduled for publication in 2008 by Springer-Verlag Berlin Heidelberg. The book is available for pre-sale at: www.amazon.com.

Our primary objective is to become a leader in the development and deployment of low carbon and carbonless fueled energy solutions that are:

•	cost effective

•	sustainable and therefore capable of ushering in the carbonless fuel era

•	competitive with fossil fuel alternative

•	reliable

•	capable of exceeding customer expectations

•	market driven

We are currently focusing on the following market segments:

•	Distributed power generation via renewable power support

•	Power generation using clean-burning by-product gases such as hydrogen

•	Industrial applications for our engine controls and fuel distribution system

We have not received the amount of capital we anticipated receiving from investors to date. We have also experienced delays in the receipt of quality parts and, as a result, delays in developing our intellectual property and completing the certification process for our engines. We are generating limited revenue through the sale of new and remanufactured engines as well as open power units using our high-quality, reliable remanufactured engines and new Oxx Power® engines. Revenue from these sources is helping to support our continuing operations, assist with funding for our research and development efforts, and make it possible for us to introduce the intellectual property that we believe to be the core of the Company’s future.

As the price of gasoline increases, we believe our market position is improving. We expect future revenue generation from the sale of hydrogen or ammonia-fueled engines and electrical power generation systems (“gensets”) for dedicated uses, such as airport ground support and irrigation pumping. We are, for example, currently working in collaboration with Air Liquide and a number of other participants to finalize an opportunity to sell some of our hydrogen-fueled solutions for operation of ground support vehicles.

We believe we are uniquely situated to meet the needs of this market. We have constructed the facility and developed the discipline that has enabled us to build and sell approximately 700 high-quality engines over the past 2.5 years. We have developed our own proprietary controller that enables our engines to run efficiently on hydrogen. Of the 14 hydrogen-fueled engines we have sold with our controller, none have experienced controller failure in the field. With our limited resources, we have been able to:

•	Launch the Oxx Power® 4.9L engine line

•	Establish US and India based distribution

•	Establish a core line of power generation products

•	Hire the core staff of the organization

•	Create a brand presence

•	Establish the basis of our IP portfolio

•	Establish proof of concept projects throughout the world

Corporate History

HEC Iowa was incorporated on May 19, 2003 by Theodore G. Hollinger, formerly Director of Engineering at Ford Motor Company and Vice President of the Power Conversion Group at Ballard Power Systems responsible for development of hydrogen engine gensets. Operations commenced with the lease of the facilities in Algona, Iowa. Mr. Hollinger left Ballard with the ultimate intention of continuing the commercialization of hydrogen engines. HEC Iowa was founded with the goal of establishing a “hydrogen engine center of excellence” to foster the development of alternative fuel engines and generator systems.

On August 25, 2005, we incorporated Hydrogen Engine Centre (HEC) Canada, Inc., a Canadian corporation. HEC Canada is located in Quebec and works with Universite Du Quebec at Trois-Rivieres on matters related to hydrogen research. HEC Canada was founded with the goal of establishing a research and development center to assist in the development of alternative fuel and hydrogen engines and generator systems. The actual development and assembly of our products is completed in the United States. The engine controller used to program the engines to run on alternative fuels and hydrogen is manufactured in small quantities at the Universite Du Quebec a Trois-Rivieres in Canada.

The Company (previously known as Green Mt. Labs, Inc.) was originally organized in Idaho on July 12, 1983 to acquire and develop mining claims. The Company initially acquired certain unpatented mineral claims located in the Miller Mountain Mining District near Idaho City. Because the Company had no available funds, it was unable to continue to pay the necessary assessment fees related to the claims. In 1997, the claims were abandoned and written off because management was unable to determine the future value of the claims.

In January 1996, the Company effected a 1 for 10 share reverse stock split of its 10,000,000 shares of Common Stock then issued and outstanding. This reverse split resulted in 1,000,000 shares of Common Stock being issued and outstanding.

In August 2000, the Company formed a new Nevada corporation for the purpose of transferring the Company’s domicile from Idaho to Nevada. In March 2001, the Company implemented the change of domicile by effecting a merger between the Idaho and Nevada corporations, resulting in the Nevada corporation being the surviving entity and the Idaho corporation being dissolved.

On August 30, 2005, we completed the acquisition of HEC Iowa. The acquisition was made pursuant to an Agreement and Plan of Merger entered into on June 3, 2005, and revised on July 6, 2005 and July 29, 2005. To accomplish the acquisition, we merged our newly created, wholly-owned subsidiary, Green Mt. Acquisitions, Inc., with and into HEC Iowa with HEC Iowa being the surviving entity. Just prior to the acquisition, we had completed a 3.8 for 1 share forward stock split of our issued and outstanding Common Stock. As a result of the forward stock split, our outstanding shares of Common Stock increased from 1,006,000 shares to approximately 3,822,800 shares, representing 19% of the total outstanding shares following consummation of the acquisition. Under the terms of the acquisition agreement, we issued 16,297,200 shares of our post-split Common Stock (representing 81% of our total outstanding shares (post-split) immediately following the transaction) to Theodore G. Hollinger, who was the sole stockholder of HEC Iowa, in exchange for 100% of HEC Iowa’s outstanding capital stock. HEC Iowa became our wholly-owned subsidiary. In connection with the acquisition, we changed our name from Green Mt. Labs, Inc. to Hydrogen Engine Center, Inc.

As a result of the merger transaction and acquisition of HEC Iowa, we assumed all of the operations, assets and liabilities of HEC Iowa and HEC Canada. HEC Iowa and HEC Canada are both development stage companies engaged in designing, developing and manufacturing internal combustion engines and generation systems that use alternative fuels.

We have funded our operations from inception through March 31, 2008, through a series of financing transactions, including $7,126,964 gross proceeds from two (2) private offerings of Common Stock (as described below), $3,022,500 in gross proceeds from the private offering of Series A Preferred Stock, $3,865,692 in gross proceeds from the private offering of Series B Preferred Stock and convertible loans in the amount of $557,051.

On October 11, 2005, we closed a private placement of our Common Stock (the “First Private Offering”) at $1.00 per share. We sold 3,948,500 shares of our Common Stock, par value $0.001 per share, for a total of $3,948,500 to 93 investors, which represents 13.2% of the 29,909,577 issued and outstanding shares of Common Stock as of July 15, 2008. We sold the shares in a private transaction and we relied on an exemption from registration pursuant to Regulation D, Rules Governing the Limited Offer and Sale of Securities without Registration under the Securities Act.

On October 2, 2006, we closed the sale of 930,000 shares of our Series A Preferred Stock at $3.25 per share (the “Series A Preferred Offering”) for a total of $3,022,500. All of the shares of Series A Preferred Stock have been converted into 1,511,250 shares of Common Stock, which number represents 5.05% of the 29,909,577 issued and outstanding shares of Common Stock as of July 15, 2008.

On October 15, 2006, we closed the sale of 978,009 shares of Common stock in our second private offering of Common Stock (the “Second Private Offering”) at $3.25 per share for a total of $3,178,464 to 41 investors, which represents 3.27% of the 29,909,577 issued and outstanding shares of Common Stock as of July 15, 2008.

On May 31, 2007, we closed the sale of 1,932,846 shares of our Series B Preferred Stock (the “Series B Preferred Offering”) at $2.00 per share for a total of $3,865,692 to 19 investors. Those shares were converted on May 31, 2008 into 1,932,846 shares of Common Stock, which number represents 6.46% of the 29,909,577 issued and outstanding shares of Common Stock as of July 15, 2008.

The shares in all of our private placements (collectively, the “Private Offerings”) were sold in reliance upon an exemption from registration. All of the shares in the Private Offerings, other than those held by affiliates of the Company, are now freely tradable under Rule 144 of the Securities Act.

Principal Products and Markets

Our goal is to develop cost effective, market driven products and technologies that will provide clean-energy solutions to the world’s energy needs. We manufacture and market products under the brand name Oxx Power®. Oxx Power® engines and gensets are assembled and tested at our Algona, Iowa facility. Our Oxx Boxx™ engine controller, which is critical to our ability to offer clean energy solutions, was developed through HEC Canada in collaboration with the University of Quebec. We expect the airport ground support industry to offer a near-term opportunity for revenue generation.

Current Product Offerings

Our current product line includes:

•	4.9L, 6-cylinder Oxx Power® Engine

•	4.9L, 6 cylinder Oxx Power® Hydrogen engine

•	Oxx Power® Power Units

•	50kW Oxx Power® Hydrogen Genset

•	250kW 4 + 1™ Hydrogen Genset

•	Oxx Boxx™ Engine Controller

During 2006 we developed a prototype for a 2.4L, 3-cylinder engine; and a 0.8L, 1-cylinder engine for use on smaller applications. We are not actively pursuing production of these products because of our limited resources and the development time and expense needed to get them ready for the market place. We have also developed a prototype for a 1.6L, 2-cylinder Mini Oxx™ engine, which we expect to develop further for use with electrolyzers and small generator systems. As of June 30, 2008, we have built and shipped over 761 of our engines.

We are designing a variety of innovative products to deliver “cleaner power today” with spark-ignited, internal combustion engines and power generation systems. We believe market opportunities for our 4.9L, 6-cylinder Oxx Power® engines and Oxx Boxx™ controllers include green power generation with waste hydrogen, wind and solar. We believe market opportunities for our 1.6L, 2-cylinder Mini Oxx™ engines and Mini Oxx Boxx™ controllers include electrolyzers and small green power generation systems. Additional information regarding our products and intellectual property can be found below and in our discussion of “Intellectual Property.”

Commercial Applications of our Products

We believe that early commercial markets for our stationary power generation equipment will emerge in conjunction with the use of by-product hydrogen produced by chemical factories and waste treatment facilities. For example, the hydrogen produced as a by-product of the production of chlor-alkali can be captured and used in our gensets to generate electricity that can then be used in the manufacturing process. This concept is currently being tested by Grasim Industries in India using one of our hydrogen-fueled gensets in a chlor-alkali factory. Similar opportunities may exist in the waste processing industries, where hydrogen or other gas could be produced, and then recaptured as fuel. We expect to pursue this market opportunity with Startech Environmental Corporation.

We also believe that the airport ground support industry is a realistic near-term opportunity for our hydrogen fueled engines. Hydrogen-fueled engines could address environmental concerns at airports, and hydrogen delivery constraints could be minimized if the system is installed in a controlled environment such as an airport. Our Oxx Power® engines have been configured to conform to the same form, fit and function as engines currently in common use in certain ground support equipment, such as baggage tractors. Thus our engines can be used as replacement engines in most traditional ground support vehicles and can be maintained by existing personnel with minimal additional training. We are currently working, in collaboration with Air Liquide and a number of other participants, to finalize an opportunity to sell some of our hydrogen-fueled engines for use in ground support vehicles at designated airports. Such an opportunity could also allow us to achieve a safety certification for hydrogen usage at airports.

Our hydrogen powered products are generally sold to customers through business agreements, which are most often for power products that meet certain specifications. Income related to business agreements is recorded as a reduction in research and development expense. During 2007, we earned $192,713 from the sale of a 250kW 4+1 to Natural Resources Canada and we received $30,000 from the sale of a 50kW Oxx Power® hydrogen genset to Grasim Industries in India. All of our hydrogen products utilize our Oxx Boxx™ engine controller. We expect that our future revenue will come from the licensing and sale of our technologies as well as from the sale of hydrogen or ammonia-fueled engines and gensets for dedicated uses, such as airport ground support and irrigation pumping.

We are constantly seeking synergistic collaborations with others in the development and marketing of our technologies. In addition to our efforts related to the ground support industry, as discussed above, we have entered into a number of collaborative projects around the world for the purpose of developing, testing and promoting the use of the Company’s technology. Some of those projects are discussed below.

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We entered into a strategic alliance with Startech Environmental Corporation, a Connecticut based firm, on February 19, 2008. Startech designs and manufactures plasma conversion waste processing equipment. Startech believes that it can produce gas from its waste mitigation process that can be used to create power from both traditional and non-traditional power generation systems. We will supply Startech a single genset to integrate with its system in order to prove the concept. Assuming we have successful trials, we intend to work together to package and market a complete system.

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In September 2007, we entered into a Memorandum of Understanding with New Delhi-based Belliss India Limited to sell, deploy, and service our engines and distributed generation equipment in India. We believe our new relationship with Belliss offers us the opportunity to establish broader sales penetration of carbonless energy products in India while allowing Belliss to expand its product and service scope.

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In September 2007, we shipped our first ammonia-fueled power unit for testing purposes. The power unit, equipped with an Oxx Power® 4.9L engine outfitted with our proprietary controls and fuel delivery system, was shipped to TGP West in California. The engine is being tested to run primarily on anhydrous ammonia, with liquefied petroleum gas (LPG) as a catalyst fuel for this test. The clean power supplied by this unit is used to irrigate a walnut grove and provide water for a cattle ranch in the San Luis Obispo area. We believe ammonia could be the enabler to the hydrogen economy. There is an established manufacturing and distribution infrastructure in place around the world for anhydrous ammonia, which is the greatest carrier of hydrogen, at 17.6% hydrogen by weight. We are developing the means to operate engines effectively on this fuel, and intend to continue to further optimize the platform.

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In January 2007, we shipped one of our 4+1™ 250 kW Oxx Power® generator systems to a demonstration site in Toronto as part of our contract to deliver the generator system to Natural Resources Canada (“NRCan”). The HEC Oxx Power® generator system was successfully tested in Canada for several months, generating power by burning non-polluting hydrogen fuel. The generator system is controlled by our Oxx Boxx™ technology developed by HEC Canada, whereby four engines run in parallel while one is always in reserve. This design maximizes both output and reliability, to become a key part of extending the use of both wind power and the power grid.

The unit has been returned to Iowa for additional work to allow it to be connected to the grid. We believe that this Oxx Power® 4+1™ system is highly scalable and can be an integral part of large-scale power generation systems. NRCan is seeking power generation solutions that are environmentally clean and economically viable. By integrating wind-based energy with our Oxx Power® generator system, NRCan, its project partners, and HEC plan to bring on-line a sustainable solution that extends the reach of wind energy, and reduces customers’ dependence on petroleum and gas burning technology. During slack wind conditions, hydrogen, which is produced by water electrolysis when the wind is blowing, will be used to fuel the 4+1™ power generation system, thereby extending the use of wind energy sources.

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On November 6, 2006, we entered into a Memorandum of Understanding with ITM Power plc (“ITM”), one of the UK’s leading innovators within the alternative energy industry. The parties plan to jointly develop products for a non-polluting, grid-independent energy system which can undergo early field trial testing. We anticipate that ITM can offer an assured supply of hydrogen using ITM’s low cost electrolyzer technology. ITM anticipates that HEC will provide an early route to the provision of a complete system package using our proven engine technology. The combination of a hydrogen-fueled internal combustion engine and a low cost electrolyzer could provide the essential technology to convert low-value, intermittent, renewable energy (wind, solar) into a reliable, non-fossil energy supply. Subject to the production of satisfactory results from the field trials, the Company and ITM intend to progress into detailed discussions with the intention of entering into a more formal commercial exploitation arrangement. In November 2007, our Chief Operating Officer traveled to Sheffield, UK, to meet with ITM and discuss program status. We believe that when ITM commences production there could be considerable market potential for their hydrogen production technology and our small hydrogen powered generator set in off-grid applications such as telecom and remote location applications.

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In August 2006, we received an order from Grasim Industries Limited for one 50 kW hydrogen engine together with a generator and control system. We shipped that system on March 30, 2007. We shipped that system on March 30, 2007. The unit has been operating as a field test since May 2007. A visit was made to Grasim in Nagdah, India in October 2007 and in May 2008 to review progress. We plan to add more power to this application in 2008. Grasim Industries, a member of the Aditya Birla Group of Indian companies, owns and operates a number of chlor-alkali manufacturing factories. Our hydrogen engines and gensets are of particular interest to Grasim Industries because hydrogen is a waste product of the chlor-alkali manufacturing process. The Company and Grasim have entered into a Memorandum of Understanding as a first step toward the goal of working together to develop and market a complete electrical generation system for the chlor-alkali manufacturing industry.

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On May 15, 2006, we executed a statement of intent acknowledging our commitment to provide funding over a three-year period to support research by Propulsion Sciences Co. at the United States Merchant Marine Academy, relating to the use of ammonia emulsions in diesel fuels. To date, operation on an ammonia emulsification system on a 400 hp diesel engine has been conducted in several phases. The objective of this contract is to develop a scalable, commercially viable ammonia/diesel-fueled system for both new and retrofit applications in order to reduce carbon emissions footprint, reduce operating costs, and add greater operational flexibility to fleet diesel power application. Our goal is to operate at levels of 70% to 90% ammonia (NH3) to diesel fuel. The work to date is expected to be used with a smaller, high production diesel engine to verify scalability.

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In April 2006, we received a purchase order from National Renewable Energy Lab and Xcel Energy Services Inc. for the purchase of one 50kW hydrogen fueled genset. This genset was delivered in December 2006 and is being tested in a wind farm setting in Colorado. The following internet link provides an animation where the overall process can be reviewed: http://www.nrel.gov/hydrogen/proj_wind_hydrogen_animation.html. The unit has been operational since late 2007 and has been exporting power onto the grid. A preventative maintenance trip was conducted in April 2008 to check on the unit and make upgrades. The unit continues to function. This is a two-year, proof-of-concept program.

We will need to certify our engines for emissions standards in order to sell engines to original equipment manufacturers for mobile off-road applications. These certification requirements apply to the distributed power generation market and in 2009 they will apply to the stand-by power generation market. To certify an engine to meet regulations for exhaust emissions, an engine must successfully pass stringent third-party testing. We intend to have emission-certificated stationary 4.9L Oxx Power® engines available as soon as possible, subject in part to our ability to obtain the necessary financing. We expect the cost for certifying our 4.9L engine for stationary uses will be approximately $500,000. We expect to then follow with completing off-road mobile certification of the 4.9L engine in 2009, which is a more stringent and complex process.

Our efforts to create short-term revenue include the sale of engines in a variety of applications, power units and generator systems using our high-quality, reliable new Oxx Power® engines and remanufactured engines. Power units are a user-configurable system that allows for customization in the field. Distributors or end-user customers can install a variety of “power take off” devices including pumps, generators, compressors and more.

During 2007 we generated $740,799 in total sales, including $393,822 in revenue from the sale of products utilizing remanufactured Oxx Power® engines, $296,198 from the sale of products utilizing our new Oxx Power® engines, and $49,979 from the sale 4.9L engine parts. During the first quarter of 2008, we generated $161,685 in total sales, including $112,013 in revenue from the sale of products utilizing remanufactured Oxx Power® engines, $29,821 in revenue from the sale of products utilizing our new Oxx Power® engines, and $19,851 from the sale 4.9L engine parts.  These sales were primarily for use with traditional fuels. We expect revenue to increase as we add additional distribution, and begin to penetrate the market with our products.

Distributed Power Generation:

Use of Integrated Gensets to Provide Renewable Power and Manage Power Loads

Distributed power is the decentralized generation of electricity. We use five of our 4.9L alternative-fueled engines to produce our 4+1™ 250kW generator set. The 4+1™ includes four engines running and generating power while the fifth engine is waiting in standby, should it be needed. This system combines all the switching technology on board to minimize installation effort and complexity. We expect to expand our product offerings and have shipped one 50 kW hydrogen generator set to Grasim Industries, Ltd. of India for purposes of generating electrical power from hydrogen produced as a by-product in its chlor-alkali manufacturing factories. We have also delivered one 50kW hydrogen fueled genset to National Renewable Energy Lab and Xcel Energy Services Inc. This genset is being tested in a wind farm setting in Colorado.

Our markets are for highly flexible generation systems that can run on several fuels, primarily hydrogen or by-product hydrogen. We realize, however, that the hydrogen economy is emerging slowly, and we fully intend to work with hybridized fuel solutions to give the end customer the most flexible system and the ability to usher in the carbonless fuel era. To differentiate our generator products, we believe we must create a system that is easily expandable and highly flexible with regard to fuel requirements. To facilitate this, we have redesigned the 4+1 platform, so that generators can be added, or removed, to make this a true N+1™ system. We expect the platform to also allow for affordable heat recapture from both coolant water and exhaust.

We expect our N+1™ system to serve markets where utility spinning reserves falls below 15-20%, and higher demand and peak demand charges are common. “Spinning reserves” are a reserved source of generation that can be turned up quickly, to accommodate unexpected surges in demand, or loss of generation or transmission. In California, for example the electrical “peak demand charges” are very high and California is the leader in emission reduction programs in the United States. Our Oxx Power® gensets operating on hydrogen are well within EPA/ARB specifications for extended run use in California and can offer a viable solution to controlling demand charges.

Electric utilities in California may double or triple the cost of electricity if a commercial customer exceeds a peak power consumption limit over a given time interval. Our gensets supply additional power and function in a “peak shaving” mode, cutting the peak power consumption and lowering demand charges. In addition, these units can provide full-time, reliable power independent of the electrical grid or centralized utilities.

HEC Canada’s sale of a 250 kW 4+1™ power generator or “genset” to Natural Resources Canada is a good illustration of the use of our products in distributed power generation. Natural Resources Canada, a governmental agency promoting the sustainable development and responsible use of Canada’s mineral, energy, and forestry resources, intends to integrate this genset into a wind/hydrogen project on Ramea Island off the southern coast of Newfoundland, Canada. With the wind blowing, hydrogen and electric power will be generated from wind energy and under slack wind conditions hydrogen will be used to create electric power with our 4+1™ system. This reduces or eliminates the need to use fossil fuels to generate electric power when the wind is not blowing, thereby reducing operating costs and making wind projects of this kind environmentally clean. The use of hydrogen in wind projects smoothes out the peaks and valleys in wind energy production.

Our quotation level for 4+1™ and other hydrogen powered generator sets has been increasing. Further, we have now redesigned the 4+1™ platform to reflect a platform that can start with as few as one generator, and we believe we can add up to nine additional units. We have been referring to this system as the “n+1™” as shown in Figure 1.

Figure 1: n+1™ System

By-product Gas Power Generation Segment

There are a variety of industrial processes that result in the creation of a by-product gas that is combustible. Some are clean burning, and others are not. One such process that creates a relatively clean burning gas is the chlor-alkali process, whereby chlorine and chlor-products are created. The by-product gas is hydrogen, which can be used for applications as diverse as hydrogenation of oils (soon to be eliminated in the US due to health concerns), the creation of hydrochloric acid, and synthesis of ammonia for example. Another use is the creation of electrical power from the by-product hydrogen.

We have a pilot program in place with Grasim Industries in India to field validate the use of our power generator and engine technology with the by-product hydrogen gas created in their chlor-alkali process for the purpose of reducing electrical utility demand. Our initial testing has been successful. We fully expect to move into scale power production at this facility, and others around the world. We believe this is a significant near term market segment that we can penetrate.

We have also entered into a strategic alliance with Startech Environmental Corporation, whereby our joint intent is to utilize the by-product hydrogen gas created during the Startech plasmification waste treatment process to create electricity, and thereby reduce operational costs for the end user of the system. We expect this to be a highly diversified and global opportunity for both firms.

Industrial Applications for Our Engine Controller and Fuel Distribution System

Industrial engine applications include airport ground support vehicles, forklifts, wood chippers, irrigation pumping equipment, farm tractors and equipment, delivery vehicles, yard tractors, cranes, construction equipment, mining vehicles, and buses as well as an increasing number of “green” electric power projects. Long-term applications may include certain sectors of the industrial power market such as hybrid buses and boats, water generation and desalinization and large-scale power generation through the parallel operation of electric generators. In September 2007 we shipped our first ammonia-fueled power unit for testing purposes. The power unit was shipped to TGP West in California. The engine is being tested to run primarily on anhydrous ammonia, with liquefied petroleum gas (LPG) as a catalyst fuel for this test. The clean power supplied by this unit is used to irrigate a walnut grove and provide water for a cattle ranch in the San Luis Obispo area.

We believe that any application that currently uses gasoline-fueled industrial engines, and many applications that use diesel engines, are likely future users of our engines and/or controls. Any company which uses power equipment that is under strict emissions restrictions should be receptive to alternative-fueled engines. One important factor to the acceptance of these engines is cost. We feel that even in the early “life cycle” of production of the Oxx Power® engines, that we can be cost competitive. We expect, however, that there will be certain factors within these markets, such as government regulation, that could allow us to charge a premium price for our products. In the initial phase of the creation of market share, we plan to price our products competitively.

Distribution Methods for our Products and Services

We distribute our traditional engines through an existing network of industrial engine distributors. To date, we have distribution agreements with major distributors in this industrial engine network. Two of these distributors are in Canada. This gives us nearly coast-to-coast distribution capability in both the United States and Canada.

Sales of gensets and many of our nontraditional engine products are made directly by the Company. As we develop our products and intellectual property, we expect to add dealers and distributors to sell and support our products, both domestically and abroad. We are also constantly seeking synergistic collaborations with others in the development and marketing of our technologies. We have entered into a number of collaborative projects, some of which are described above.

Our distributors will not be able to offer our new engines for sale to original equipment manufacturers for mobile applications until the engines have passed U.S. Emissions Regulations which are defined and enforced by the Environmental Protection Agency and California Air Resources Board. In 2008, certification will be necessary in order to sell engines for distributed power generation and any stationary engine that runs for more than 200 hours per year. In 2009, certification will be necessary for stand-by power generation markets. Until such time, stand-by and replacement engines, and engines that operate on non-polluting fuels like hydrogen, are not subject to the same requirements. We intend to have emission-certificated stationary 4.9L Oxx Power® engines available as soon as possible, subject in part to our ability to obtain the necessary financing. We expect the cost for certifying our 4.9L engine will be approximately $500,000. We expect to then follow with completing off-road mobile certification of the 4.9L engine in 2009, which is a more stringent and complex process. This testing procedure will be an expense of research and development.

We have also entered into a memorandum of understanding with New Delhi-based Belliss India Limited to sell, deploy, and service its engines and distributed generation equipment in India. We believe our new relationship with Belliss could offer the opportunity to establish broader sales penetration of carbonless energy products in India.

Competition

The power generation and alternative fuel industry is highly competitive and is marked by rapid technological growth. Although there are several companies developing and/or marketing hydrogen engines, we are not aware of any significant production of alternative fueled industrial engines as of this date. We believe that the companies targeting production of hydrogen-fueled engines are automotive engine builders, such as Ford, GM, Honda, and BMW. We further believe that those engines will initially be used for automobiles and then for industrial applications. The gasoline-fueled industrial engine market is also served by GM and Ford.

Other competitors and potential competitors include H2Car Co., Cummins/Westport, Daimler Chrysler, Mazda, and Caterpillar.. Many existing and potential competitors have greater financial resources, larger market share, and larger production and technology research capability, which may enable them to establish a stronger competitive position than we have, in part through greater marketing opportunities, however, we believe our size and flexibility is an asset in that we can respond rapidly to an emerging need.

Fuel cells may be perceived to be competition to our products, but we believe they are not at this time. Fuel cells cannot be currently manufactured in sufficient quantity to compete with hydrogen and other alternative fuel internal combustion engines. Also, fuel cells are more costly than the hydrogen internal combustion engines. However, the governments of the United States, Canada, Japan and certain European countries have provided significant funding to promote the development and use of fuel cells. Tax incentives have also been initiated in Japan, and have been proposed in the United States and other countries, to stimulate the growth of the fuel cell market by reducing the cost of these fuel cell systems to consumers. Our business does not currently enjoy any such advantages and, for that reason, may be at a competitive disadvantage to the fuel cell industry.

Our direct competition in the 4.9L new and remanufactured gasoline engine and power unit market comes from established engine remanufacturers and traditional engine manufacturers. Our remanufactured engines are built to company specifications and are dressed with sheet metal, dampers and water pumps. We believe we are currently the only source for parts for our Oxx Power® engines.

A major concern is that some competitors are likely to have considerably greater resources than we would have, thus potentially putting us at a disadvantage. We believe we can lessen that risk by exploiting our ability to react quickly to customer needs. Our larger competitors may not be able to act as quickly because of cumbersome internal processes and procedures.

Principal Suppliers

We out-source manufactured parts and bring them into our production facility as components ready for the assembly line. We then assemble all components to produce our products. We have experienced significant delays in obtaining some component parts from our suppliers, thus delaying sales of new 4.9L engines and open power units to our distributor network and delaying our ability to generate revenue. We are working to establish dual sources so in the event there are further significant delays or stoppage of shipments from one supplier, we have a secondary source.

Currently we purchase parts for our 4.9L new Oxx Power® and 4.9L remanufactured engines from several different industrial parts suppliers. The parts are sourced from destinations located all over the world, including China. Our new Oxx Power® engine blocks were sourced to a supplier in China. We have rejected most of the engine blocks received from that supplier. Based upon a Warranty and Replacement Terms Agreement with the supplier, dated March 22, 2007, and visits to the factory in China, most recently in April 2008, we expect that the supplier will replace the rejected products at no additional cost to us. One replacement block has been shipped to us and we are testing it to assure its quality. There is, however, no assurance that we will not incur additional unexpected costs or that the replacement blocks we may receive will meet our quality standards. There are risks and uncertainties with respect to the supply of certain component parts that could impact availability in sufficient quantities to meet our needs. If, for any reason, a manufacturer is unable or refuses to manufacture our component parts, our business, financial condition and results of operations would be materially and adversely affected.

Dependence on One or Few Major Customers

We do not anticipate dependence on one or few major customers at this time.

Intellectual Property and Patent Protection

Hydrogen Engine Center is built on the vision of carbon-free energy independence through the development and commercialization of clean solutions for today’s energy needs. We are expanding our intellectual property portfolio and developing technologies to allow engines and gensets to generate and use clean power on demand, where needed. Some products and technologies are available today. We refer to our advanced engineering group responsible for the development of alternative fuel systems as the Oxx Works™. We are working to establish comprehensive intellectual property coverage in the United States and in the most relevant foreign markets in anticipation of commercialization opportunities.

Our patent portfolio is being methodically developed, to provide us with a long-term “position of strength” in negotiating license or cross-license agreements where necessary with competitors as well as with collaborators. We believe that our developing technologies have the potential to revolutionize our world by removing the political and environmental problems generated by our ever-increasing appetite for energy sources. As our founder Theodore G. Hollinger is fond of saying, there is no shortage of energy. There is only a shortage of wisdom and creativity in the methods we use to harness the energy that is all around us.

We have a number of patents pending and a number of potential patents in the development stage. These patents relate to energy efficiency and the use of hydrogen, ammonia and other alternative fuels for the production of cleaner energy. We also rely on trade secrets, common law trademark rights and trademark registrations. We intend to protect our intellectual property via non-disclosure agreements, license agreements and limited information distribution.

Our current patent filings are listed and briefly described below.

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Precision Hi-speed Generator Alignment Fixture - A patent has been filed and is pending covering a method and apparatus allowing for precise alignment between engines and hi-speed alternators. The device solves the issue of misalignment, the cause of most failures associated with using high-speed engines with 2-pole 3000 or 3600 rpm alternators. The device’s precise alignment of +/-.004 between engine crankshaft and alternator rotor shaft greatly reduces vibration and significantly increases the system’s life span. The device also acts as a safety hub preventing the destruction of the alternator, should there be a catastrophic failure of the coupler. We were informed in May 2008 that this patent application has been allowed.

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Material Neutral Process – A patent has been filed and is pending covering a method and apparatuses for the development of a self-sustaining and carbon-free power system. The system would utilize renewable electrical power created from wind, hydro or solar to power an electrolyzer creating hydrogen “H2”. The H2 would then be synthesized into anhydrous ammonia “NH3” by adding nitrogen from the air. The NH3 would then be stored in tanks and later used as fuel in Oxx Power® generators.

A byproduct of burning NH3 in the engine is the creation of water “H2O” which can be returned to the electrolyzer to be re used. Nitrogen from the engine exhaust is also fed into the H2 synthesizer to create NH3. Please refer to the diagram below regarding the process:

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Permanent Magnet Generator Cooling - A patent has been filed and is pending covering the method and apparatus for the more efficient transfer of heat away from the permanent magnet generator. Permanent magnet generators represent a major step forward in the evolution of power generation. A stumbling block to the future widespread implementation of this technology is the increased heat associated with the design. We believe that our method of reducing this heat represents a significant breakthrough in this area. These heat deflection capabilities will allow us to produce prime power alternators with one-third of the footprint of their air-cooled counterparts.

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Dual Connecting Rod Piston - A patent has been filed and is pending covering a large displacement piston and connecting rod. The piston comprises a large bore piston and a plurality of connecting rods. A very large displacement engine is built using one piston with the plurality of connecting rods, wherein the one piston has the combined diameter of two pistons in a smaller bore engine. The connecting rods are spaced to operatively connect with a standard crankshaft style, where each connecting rod of the two smaller, standard pistons would connect to the crankshaft.

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Indexed Segmented Crankshaft - A patent has been filed and is pending relating to the manufacture and assembly of a crankshaft for an internal combustion or diesel engine. The invention is comprised of a crankshaft that is made up of pieces or segments that are assembled together with the proper segment indexing to achieve a design that could not be achieved by casing or machining as a single component. Crankshafts are generally made by molding and designing to fit a specific engine and specific stroke. This design allows for changing the crankshaft design without having to make a new mold or undertake other associated steps.

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Large Displacement Engine - A patent has been filed and is pending covering an engine block with a plurality of relatively large piston bores. The engine block is adapted for use of relatively large bore pistons, and preferably dual connecting rod pistons. Configured in this manner, the engine block has a relatively large displacement and is especially suited for use of low-btu fuels, more particularly hydrogen.

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Laminated Internal Combustion Engine Design and Fabrication Technique - A patent has been filed and is pending covering an engine block for an internal combustion engine that is fabricated from laminated pieces of material instead of cast iron or cast aluminum. The advantages of this design are several. There is the flexibility of the design. Each lamination piece can be designed to complex three dimensional structures and/or passages. The lamination material itself can be changed to improve strength, thermal conductivity, reduce cost, or any other parameter that one might like to adjust. We believe this engine will have a manufacturing cost of half, or less, than the cost of a traditional cost engine. The laminated engine is illustrated in Figure 2.

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Carbon Free Hydrogen and Ammonia Fueled Internal Combustion Engine - A patent has been filed and is pending covering a spark ignited internal combustion engine with a dual-fuel system and a special engine control system, including special software. The engine control system starts the engine on either H2 or on a combination of H2 and NH3 where in the latter case the percentage of H2 is adjusted to ensure proper starting. Once the engine is running, the engine control system adjusts the percentage of hydrogen needed for proper operation. The percentage of hydrogen can be from about 5% to 100%, while the percentage of ammonia can be from 0% to about 95%. NH3 provides greater power and requires less storage space and is therefore the preferred fuel. The preferred way to operate the engine is to start with a hydrogen rich mixture and slowly decrease the percentage of H2 until the minimum amount required for proper engine operation is achieved. This minimum will be determined by several factors. The most notable is the flame velocity. At higher engine speeds (rpms) greater amounts of hydrogen will be required.

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Gaseous/Liquid and Ammonia Fueled Internal Combustion Engine - A patent has been filed and is pending covering a spark ignited internal combustion engine with a dual-fuel system and a special engine control system, including special software. The engine control system starts the engine with either 100% of a gaseous or liquid fuel (such as natural gas, gasoline or ethanol and referred to as “standard fuel”) or a combination of standard fuel and NH3. In the latter case, the percentage of standard fuel is adjusted to ensure proper starting. Once the engine is running, the engine control system adjusts the percentage of standard fuel needed for proper operation. The percentage of standard fuel can be from approximately 5% to 100%, while the percentage of ammonia can be from 0% to approximately 95%. NH3 produces no CO2 emissions and is therefore the preferred fuel. The preferred way to operate the engine is to start with a gaseous fuel rich mixture and slowly decrease the percentage of standard fuel until the minimum amount required for proper engine operation is achieved. This minimum will be determined by several factors. The most notable is the flame velocity. At higher engine speeds (rpms) greater amounts of standard fuel will be required.

We expect to file additional patents in the near future, all of which will be designed to enhance our ability to bring clean energy to the market place.

We also rely on trade secrets, common law trademark rights and trademark registrations. We intend to protect our intellectual property via non-disclosure agreements, license agreements and limited information distribution. The current status of our federal trademarks is summarized below:

Mark	Status	Reg./Serial No.

TM: Energy In A Bottle	Allowed	77/015,544

TM: 4 + 1	Pending Filed on 2/6/2006	78/807,600
TM: HEC	Pending Filed on 4/5/2007	77/149,385
TM: Baby Oxx	Allowed	77/015,515

TM: No Carbon Design	Allowed	78/942,318

TM: OXX & Design	Registered	78/841,069

TM: OXX BOXX	Pending Filed on 3/27/2006	78/846,909
TM: OXX CART	Allowed	78/812,253

TM: OXX POWER	Registered:	78/537,731

TM: OXX WORKS	Allowed	78/807,587

TM: Part of the Solution	Allowed	77/036,246

TM: Tangible Technology	Pending Filed on 6/8/2007	77/201,544
TM: Opposed Cycle Engine	Filed on 6/17/08	77/500,804

Research and Development

We have spent a total of $3,441,769 on research and development activities with $1,370,151 being spent during calendar year 2007, and $191,266 during the first quarter 2008. As we are a development stage company, the costs of our research and development are not at this time borne directly by customers.

Our system allows engines to run on a variety of fuels, including hydrogen. We believe that one of the key attributes of our technology is that a standard production internal combustion engine can be modified to achieve near-zero emissions. We have established a process for converting certain internal combustion engines to operate efficiently with hydrogen as a fuel. Our first engines were remanufactured 6-cylinder, 4.9L internal combustion engines, based in form on the engine formerly used in the Ford F-150 pickup and currently being used in airport ground support equipment vehicles. We believe that this conversion process could apply to nearly any internal combustion engine.

We have achieved near-zero NOx emissions when using hydrogen fuel in our engines. CO and CO2 are not present. The projected cost of a hydrogen internal combustion engine is as little as one-tenth the cost of a comparable fuel cell. A further advantage of a spark-ignited, hydrogen-fueled engine is that it can run on regular welding grade hydrogen, or on mixed gases such as natural gas and hydrogen, versus the ultra pure hydrogen typically required for fuel cells, or on mixed gases such as natural gas and hydrogen. We believe that when produced renewably it has the potential to eliminate carbon based emissions.

The hydrogen internal combustion engine has the benefit of being understood by experienced engine technicians with only a basic review of differences respective of this engine. It can then be serviced by these technicians using the tools they already possess. There is no need to change the transmission or any other part of the power train to use a hydrogen engine. Oil changes and other servicing are similar to gasoline engines with few exceptions. There is no need for a catalytic converter nor is there a danger from the exhaust fumes. Special spark plugs, engine tuning, engine control system and a crank case ventilation system are required, but they appear merely as transparent or additional items to the service technician.

When a hydrogen-fueled engine is installed it looks like a standard gasoline engine. There is no need to change motor mounts, radiator or any other part of the equipment infrastructure except the fuel storage and delivery system. We intend to assist the end-users in choosing the proper fueling system.

Possible near-term applications for alternative fuel and hydrogen engines include, but are not limited to, airport vehicles, forklifts, mining vehicles and buses, as well as green electric power generation. Long-term applications could include hybrid buses and boats, water generation and large-scale power generation through the parallel operation of electric generators.

Although hydrogen as an alternative fuel can be readily extracted from water, any hydrocarbon fuel or biomass, we believe that acceptance of hydrogen engines and securing a consistent and dependable supply of hydrogen will take time. We are cognizant of the fact that the hydrogen fuel infrastructure is not in place in the United States and that it could take a number of years before it is developed, therefore we expect to sell more gasoline, propane, natural gas and ethanol engines and power units than hydrogen-fueled engines in the near future.

We supply both new and rebuilt engines, as well as power units, that are capable of being fueled with traditional fuels such as gasoline and alternative fuels including hydrogen. Consequently, the end-user has the flexibility to convert a gasoline engine to ethanol, propane, natural gas or hydrogen in the future without having to replace the engine.

Issues Related to Government Approvals or Governmental Regulations

Our facilities are subject to health and safety regulations, building codes, and other regulations customary in any manufacturing enterprise in the United States.

Demand for alternative fuel technology abroad and in the United States could be influenced by numerous factors, such as the availability of affordable fossil fuels in troubled regions of the world, mandates by various government entities calling for the introduction of clean-energy alternative, and the long-term acceptance of the Kyoto Treaty.

Approximately 176 countries, including all industrialized countries other than the United States, have signed the Kyoto Protocol. We believe the Kyoto Protocol could have substantial impact on the Company. This treaty requires many of the large industrialized nations of the world to reduce emissions of greenhouse gases. Any weakening of this treaty or its symbolic value could have a negative impact on the demand for our products.

As discussed below, we will also be affected by governmental regulations relating to environmental matters, specifically emission standards.

Cost of Compliance with Environmental Laws

We out-source all manufactured parts and bring them into our production facility as components ready for the assembly line. We then assemble all components to produce our products. The assembly process uses no hazardous materials nor do they create any hazardous waste. Our engine-testing facility hot tests all engines on a dynamometer to ensure that they meet our specifications. This process is subject to air and water environmental laws and regulations. These laws and regulations will vary with the fuel choice that the testing procedure requires.

We have designed our buildings and have written our procedures to meet or exceed current environmental and fire code laws. Any changes in the laws at the state or federal level could require us to modify our testing procedures to comply with future environmental regulations.

Beginning in July 2008, all large spark-ignited stationary engines are required to meet more aggressive emissions standards adopted by the United States Environmental Protection Agency. The Environmental Protection Agency and the California Air Resources Board have both adopted and implemented regulations which govern the control of exhaust emissions from large spark-ignited (LSI) engines (engines greater than 25 HP). Both regulations came into effect on January 1, 2004 and require that engine manufacturers make available LSI emission-compliant engines so original equipment manufacturers (OEM) can comply with these regulations. The regulations, which specifically identify tailpipe emissions and apply to gasoline and liquid propane gas (LPG) powered engines, call for longer warranty periods to ensure long-term compliance with emissions standards and to protect the end-users.

To certify an engine to meet the LSI regulations, the engine manufacturer or the equipment OEM must demonstrate that the engine has successfully passed stringent third party testing to ensure compliance with the emissions guidelines. Upon successful completion of the testing process a submission for certification is filed which includes the following:

•	Test data and results;

•	OEM part numbers;

•	Recommended maintenance;

•	Service or repair manuals;

•	Parts manuals;

•	End-user warranty statement;

•	Recall and campaign processes;

•	Warranty reporting process;

•	Record retention process.

A successful application is granted executive order numbers from both agencies. These numbers will identify specific engines as part of a certified engine family. The engine manufacturer will then be required to place an engine emission label on the engine that clearly identifies the engine. We need to comply with these regulations so that our customers who are manufacturers of equipment using our engines will also be in compliance. We expect to spend approximately $500,000 to have our 4.9L engine certified.

Employees

As of December 31, 2007, HEC Iowa had 20 employees, all of whom were full time. As of July 2, 2008, HEC Iowa had fifteen (15) employees, three (3) of whom were part-time and twelve (12) of whom were full-time. Commencing February 11, 2008, three (3) employees decreased their work week to approximately twenty-four (24) hours. Commencing with the first pay period in March 2008, the officers of HEC Iowa deferred 50% of their salaries. These steps were taken to reduce costs and preserve our available cash.

As of December 31, 2007, HEC Canada had four (4) employees, two full-time and two part-time. Dr. Tapan K. Bose, previously President of HEC Canada, passed away on January 24, 2008. As of July 2, 2008, we have three (3) employees in Canada, one (1) of whom is full time. We also have a contract with the Universite Du Quebec at Trois-Rivieres for the full-time services of an engineer. Our employees are not members of any union, and they have not entered into any collective bargaining agreements. We believe that our relationship with our employees is good.

DESCRIPTION OF PROPERTY

We commenced operations in a 12,000 square foot armory, built in circa 1949. This building is located at 602 Fair Street in Algona, Iowa and was under lease from the Kossuth County Agricultural Association. This facility was adequate for our initial needs and continued to serve us as the research and testing facility until March 14, 2008, when the lease was terminated under a buy-out agreement. The total buyout totaled approximately $2,100 which included reimbursement for utilities.

On June 27, 2005, we purchased Lots 3, 4, and 5 of the Dana Hollinger Industrial Park on Poplar Street in Algona, Iowa. The land was purchased from the Algona Area Economic Development Corporation using proceeds of a loan from that entity, the terms of which are described below. Construction of our 30,000 square foot manufacturing facility on this site was completed in March 2006 and production of the 4.9L remanufactured engine began in April 2006. Construction costs on the new manufacturing building totaled approximately $1.6 million. We have implemented an ‘engine cell’ production method in the new facility that we believe can speed production and reduce work-in-process inventory. Under this method, each engine cell is designed to match the assembly time of the next cell to eliminate inventory between cells, and minimize overall assembly time.

To reduce engine assembly contaminants introduced by forced-air heating, the new building has over five (5) miles of PEX radiant heat pipe in the production floor. It also has a unique mono-roof design that allows planned building expansion without production line shut-down.

Late in December of 2005 we acquired an existing 30,000 square foot building shell located on Lot #1 of the Dana Hollinger Industrial Park in Algona, Iowa for a purchase price of $332,901. The building is located across the street from the new manufacturing building on Poplar Street. We have finished a portion of the building to provide office space. The building was only a shell when purchased and some interior construction was necessary to make the building useful to us. Construction costs on this building totaled approximately $547,000.

Our facilities are subject to mortgages in favor of Iowa State Bank in the amount of $551,466; Farmers State Bank for $588,845; Algona Area Economic Development Corporation in the amounts of $146,124 and $59,895 and the City of Algona in the amount of $150,000, as of June 30, 2008. The mortgages to Algona Area Development Corporation include subordination in favor of Iowa State Bank.

HEC Canada leases a small facility from the Universite Du Quebec at Trois-Rivieres for approximately US $912 per month.

We believe that all of our properties are adequately insured.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock is quoted on the Over-The-Counter Bulletin Board under the trading symbol “HYEG.OB”. Inclusion on the Over-The-Counter Bulletin Board permits price quotations for our shares to be published by such service.

The following table sets forth the high and low bid quotations for our Common Stock for the period from January 1, 2006 through June 30, 2008:

	High Bid ($)	Low Bid ($)

First Quarter ended March 31, 2006	8.20	5.00
Second Quarter ended June 30, 2006	23.25	6.50
Third Quarter ended September 30, 2006	14.10	3.10
Fourth Quarter ended December 31, 2006	3.60	2.30
First Quarter ended March 31, 2007	3.55	2.50
Second Quarter ended June 30, 2007	3.08	1.35
Third Quarter ended September 30, 2007	1.75	0.95
Fourth Quarter ended December 31, 2007	1.85	0.65
First Quarter ended March 31, 2008	0.80	0.30
Second Quarter ended June 30, 2008	0.48	0.40

The foregoing quotations represent inter-dealer prices without retail mark-up, mark-down, or commission, and may not represent actual transactions.

As of July 15, 2008, there were 232 holders of record of the Company’s Common Stock, including broker-dealers and clearing firms holding shares on behalf of their clients, as reported by our transfer agent. This figure does not take into account those individual stockholders whose certificates are held in the name of broker-dealers or other nominees.

As of July 15, 2008, we had 29,909,577 shares of Common Stock issued and outstanding. The 386,567 shares issued to YA Global on June 10, 2008 were issued under an exemption from registration and are restricted shares. Of the remaining outstanding shares, all may be sold, transferred or otherwise traded in the public market without restriction, unless held by an affiliate or controlling stockholder. Of these shares we have identified 17,623,087 shares as being held by affiliates.

Under Rule 144 as currently in effect, a person who is not an affiliate (and has not been an affiliate for the preceding three (3) months) of an issuer that has met reporting requirements for at least 90 days, may resell the securities after a six-month holding period. If the issuer has not filed all required reports for at least twelve (12) months prior to the sale (or for a shorter period if the issuer has been subject to reporting requirements for less than twelve (12) months), the holding period is extended to one year.

If the issuer has met reporting requirements for at least 90 days and has filed all required reports for at least twelve (12) months prior to the sale (or for a shorter period if the issuer has been subject to reporting requirements for less than twelve months), an affiliate can resale securities after the expiration six (6) months, subject to certain other conditions:

•	The number of securities to be resold must fall within specified volume limitations;

•	The resale must comply with the revised “manner of sale” conditions; and

•	The seller may be required to file a Form 144 reporting the sale (or proposed sale), subject to the new reporting threshold.

A person who is not deemed to be an “affiliate” and has not been an affiliate for the most recent three (3) months, and who has held restricted shares for at least one (1) year would be entitled to sell such shares without regard to the reporting status of the issuer.

We have never paid cash dividends on our Common Stock and do not anticipate paying cash dividends in the foreseeable future.

Securities Authorized For Issuance Under Equity Compensation Plans as of December 31, 2007

We have granted employees and directors options under our incentive compensation plan to purchase 288,000 shares of our Common Stock at $1.00 per share, options to purchase 393,250 shares at $1.34 per share, options to purchase 10,000 shares at $1.40, and 356,000 shares of restricted stock (92,000 of which remain subject to forfeiture). We have granted consultants options under our incentive compensation plan to purchase 201,666 shares of our Common Stock at $1.00 per share and 5,000 shares of restricted stock. The above numbers include shares issued upon exercise of options to purchase a total of 8,000 shares at $1.00 per share. These numbers do not include options to purchase 526,084 shares that have been cancelled, or 65,000 shares of restricted stock that have been forfeited, because of termination of service.

Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123R. As prescribed in SFAS No. 123R, “Share-Based Payment”, we elected to use the ‘‘modified prospective method”. Under this method, we are required to recognize stock-based compensation for all new and unvested stock-based awards that are ultimately expected to vest as the requisite service is rendered, beginning January 1, 2006. Prior to January 1, 2006, we applied the intrinsic method as provided in Accounting Principles Board (“APB”) Opinion No. 25 (“APB No. 25”), Accounting for Stock Issued to Employees, and related interpretations.

In March 2005, the SEC issued Staff Accounting Bulletin (“SAB”) 107 providing supplemental implementation guidance for SFAS 123R. We have applied the provisions of SAB 107 in its adoption of SFAS 123R. We record restricted stock awards at the fair value at the date of the grant and amortize the expense over the vesting period as services are performed.

The following table provides information as of December 31, 2007.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders	892,916[1]	$1.16	746,084[2]
Equity compensation plans not approved by security holders	782,871[1]	$2.13	—
Total	1,675,787[1]	$1.61	746,084[2]

(1)
Includes (a) options issued under the Company’s 2005 Incentive Compensation Plan to purchase 892,916 shares, including employee/director options for 691,250 shares and consultant options for 201,666 shares, less options to purchase 8,000 shares that have been exercised, (b) 782,871 shares of Common Stock underlying warrants, 69,640 of which were issued in the First Private Offering, 134,346 of which were issued in the Second Private Offering, 120,900 of which were issued in the Series A Preferred Offering, 57,985 of which were issued in the Series B Preferred Offering, 375,000 of which were issued to settle a vendor dispute and 25,000 of which were issued for the purchase of inventory. This figure does not include 361,000 shares of restricted stock issued under the Company’s 2005 Incentive Compensation Plan, 92,000 of which remain subject to forfeiture as of December 31, 2007.

During the three months ended March 31, 2008 we issued 50,000 options under the Company’s 2005 Incentive Compensation Plan. The balance of options outstanding at March 31, 2008 was 942,916 shares, including employee/director options for 711,250 shares and consultant options for 231,666 shares, less options to purchase 8,000 shares that have been exercised. There were no warrants or restricted stock issued during the three months ended March 31, 2008.

(2)	This amount equals the number of shares remaining to be issued under the Company’s 2005 Incentive Compensation Plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Forward Looking Statements

THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE OTHER FINANCIAL INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS WILL DEPEND UPON A NUMBER OF FACTORS BEYOND OUR CONTROL AND COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD LOOKING STATEMENTS. SOME OF THESE FACTORS ARE DISCUSSED UNDER “RISK FACTORS” AND ELSEWHERE IN THIS PROSPECTUS.

General

Hydrogen Engine Center, Inc. (“HEC”, “we”, “us”, “our” or the “Company”) was organized for the purpose of developing and commercializing clean solutions for today’s energy needs. Today, we offer technologies that enable spark-ignited internal combustion engines and power generation systems to produce clean energy with near-zero carbon emissions, using our proprietary engine controller and software to efficiently distribute ignition spark and fuel to injectors. Our business plan is centered on a growing portfolio of intellectual property that we expect to play an increasing role in addressing the world’s energy needs as well as its environmental concerns. Our long-term plans include revenue-generating opportunities from licensing fees and from the production and marketing, often in collaboration with others, of our technologies and products to a wider variety of end-users and manufacturers. As the price of gasoline increases, and the price of hydrogen declines, we believe our market position is improving.

We expect future revenue generation from the sale of hydrogen or ammonia-fueled engines and electrical power generation systems (“gensets”) for dedicated uses, such as airport ground support and irrigation pumping. We are, for example, currently working, in collaboration with Air Liquide and a number of other participants, to finalize an opportunity to sell some of our hydrogen-fueled engines for use in ground support vehicles at designated airports. Many airports are seeking clean-energy solutions for operation of ground support vehicles. We believe we are uniquely situated to meet the needs of this market. We have constructed the facility and developed the discipline necessary to enable us to build and sell approximately 700 high-quality engines over a period of 2.5 years. We have developed our own proprietary controller that enables our engines to run efficiently on hydrogen. Of the 14 hydrogen-fueled engines we have sold with this controller, none have experienced controller failure in the field.

The accompanying condensed consolidated balance sheets as of March 31, 2008 and December 31, 2007 and the condensed consolidated statements of operations, and the condensed consolidated statements of cash flows for the quarters ended March 31, 2008 and 2007 and for the period from inception (May 19, 2003) to March 31, 2008 respectively, consolidate the historical financial statements of the Company with HEC Iowa after giving effect to the Merger where HEC Iowa is the accounting acquirer and after giving effect to the Private Offerings.

Overview

As a result of the Merger, we own all of the issued and outstanding shares of HEC Iowa and all of the issued and outstanding shares of Hydrogen Engine Center (HEC) Canada, Inc. HEC Iowa is a development stage company being built upon the vision of carbon-free, energy independence. On a step-by-step basis we are working to build engines and gensets that provide the ability to generate and use clean power on demand, where needed.

We have funded our operations from inception through March 31, 2008, through a series of financing transactions, including convertible loans and Private Offerings. In April 2008, we entered into a SEDA which provides us the opportunity to access additional capital in the maximum amount of Four Million Dollars ($4,000,000), subject to our obtaining an effective registration statement for shares of our Common Stock sold under the SEDA. We expect to access the SEDA in August 2008. We view the SEDA as a financial safety net and we do not intend to access the full amount that may become available to us unless alternative financing on terms deemed acceptable to the Company is not available. See “Liquidity and Capital Resources - Terms of the SEDA” below.

Results of Operations

A summary statement of our operations, for the quarters ended March 31, 2008 and 2007 and for the period from inception through March 31, 2008 follows:

	2008	2007	From Inception (May 19, 2003) to March 31, 2008
Revenues	$161,685	$238,290	$1,224,388
Cost of Sales	138,463	202,664	2,022,270
Gross Profit (Loss)	23,222	35,626	(797,882)

Operating Expenses	846,235	1,767,304	12,346,682
Loss from Operations	(823,013)	(1,731,678)	(13,144,564)

Other Expense	(36,030)	(30,136)	(220,157)
Net Loss	$(859,043)	$(1,761,814)	$(13,364,721)

Series A Preferred Stock Beneficial Conversion Feature Accreted as a Dividend	-	$(1,889,063)	$(1,889,063)

Net Loss Available to Common Stockholders	$(859,043)	$(3,650,877)	$(15,253,784)

Historical information for periods prior to the merger is that of HEC Iowa.

We continue to operate as a development stage company. We are still developing our alternative-fueled internal combustion engines and related products and have not realized significant revenues to date. As a development stage company we are engaging in the research and development of our products, we continue to foster relationships with vendors and customers and we are in the process of raising additional capital to support our business plan.

Revenues

Revenues in 2007 totaled $740,799, an increase of 166% compared to revenues of $278,344 in 2006. Revenues in 2007 resulted from the sale of our 4.9L remanufactured engines and power units, revenues from the sale of our new 4.9L Oxx Power® engines and Oxx Power® units and the sale of 4.9L engine replacement parts.

Revenues in the period ended March 31, 2008 totaled $161,685, a decrease of 32.15% compared to revenues of $238,290 in 2007. However we believe sales for the second quarter 2008 will show an increase compared to the second quarter of 2007. For the period ended March 31, 2008 we realized $112,013 from the sale of 87 of our 4.9L remanufactured engines, $29,821 from the sale of three new 4.9L Oxx Power® engines and five new Oxx Power® power units and $19,851 from the sale of parts. For the period ended March 31, 2007 we realized $238,290 from the sale of eight Oxx Power® engines, thirty-three open power units and eighteen remanufactured engines. From inception to date we have realized revenues of $1,224,388.

We also derive income through business agreements for the development and/or commercialization of our hydrogen and ammonia products, which are not reflected in our revenue. We record income related to business agreements as a reduction in research and development expense. The expenses we incur are recorded as research and development costs. During the period ended March 31, 2008, we did not record a reduction in research and development expense resulting from business agreements. During the period ended March 31, 2007 we realized project reimbursements in the amount of $30,000 from delivery of one 50kW hydrogen genset.

Cost of Sales and Gross Profit

We realized gross profit on our revenues of $23,222, or approximately 14.4%, in first quarter 2008 and $35,626, or approximately 15.0%, in first quarter 2007. For the years ended December 31, 2007 and 2006 we realized negative gross profit of $(437,594) and $(403,526) respectively. The negative gross profit realized for these periods is due largely to the write-down of inventory and inventory allowance described in the following paragraphs. We expect our gross profit margins to increase as we increase our alternative fuel sales.

In an effort to sell our remanufactured engine inventory, so that we can focus on the sale of our new Oxx Power® engines and generator sets, we recorded a decline in the market value of our inventory. The inventory write-downs were necessary so that we could bring the selling price of our engines in line with other engine remanufacturers. We recorded a decline in the market value of our inventory, net of recoveries of $200,714 for the year ended December 31, 2007 and $428,147 for the year ended December 31, 2006.

We recovered $11,904 during the period ended March 31, 2008 from previously recorded inventory write downs. The total decline in market value of inventory, net of recoveries is $616,957 from inception (May 19, 2003) to March 31, 2008. We are in the process of selling our entire remanufactured engine inventory.

For the year ended December 31, 2007, we established an inventory allowance account in the amount of $333,162 for substandard inventory received from a supplier located in China. The inventory is covered under warranty. In 2007, the supplier relocated to a new facility and purchased new machinery. The relocation efforts have taken longer than we expected and to date the supplier has been unable to deliver the warranted inventory. The supplier has assured us that he will deliver the warranted inventory, within our product specifications. On March 10, 2008, we received sample inventory from this supplier and upon visual inspection, the inventory appears to meet our specifications. This development is encouraging as we continue our efforts to recover the warranted inventory.

Operating Expenses

Our sales and marketing expenses for the years ended 2007 and 2006 were $219,875 and $859,587, respectively. Our sales and marketing expenses for the periods ended March 31, 2008 and 2007 were $84,065 and $88,514, respectively and the total expense from inception to date (May 19, 2003) is $1,285,101. We continue our search for technically qualified sales personnel, who we feel are key to the success of our company. We expect to be more involved in the distributed generation market because of the tightening of governmentally imposed emission standards and the growing clean-energy solutions offered by our intellectual property. We also plan to aggressively market our carbon-reduced and carbon-freed products in 2008 and expect that our sales and marketing expense may increase as we pursue national and international sales opportunities for these products.

General and administrative expenses decreased from $3,007,139 for the year ended December 31, 2006 to $2,790,255 for the year ended December 31, 2007. General and administrative expenses decreased from $823,422 for the three months ended March 31, 2007 to $570,904 for the three months ended March 31, 2008. General and administrative expenses from inception (May 19, 2003) through March 31, 2008 were $7,042,312. Our general and administrative costs include payroll, employee benefits, stock-based compensation, and other costs associated with general and administrative costs such as investor relations, accounting and legal fees.

Our general and administrative expenses also include overhead and direct production expense related to pre-production costs, which costs, if we had reached production capacity, would be allocated to products manufactured. Expenses related to pre-production include salaries for production, personnel, purchasing costs and costs associated with production ramp up. Total pre-production expenses included in general and administrative expense for the years ended December 31, 2007 and 2006 respectively, were $621,718 and $721,716. Total pre-production expenses included in general and administrative expense for the periods ended March 31, 2008 and 2007 respectively, were $121,484 and $203,134. Pre-production expense from inception (May 19, 2003) through March 31, 2008 totaled $1,464,918.

We view our stock based compensation as a key tool that allows us to attract talented, experienced employees and directors without having to increase cash compensation. Although we have been able to preserve cash with this tool, we have recognized $499,542 in stock option expense for employees and directors in the year ended December 31, 2007 and $724,209 in stock option and restricted stock expense for the year ended December 31, 2006. We have recognized $138,005 in stock option and restricted stock expense for employees and directors in the three months ended March 31, 2008 and $136,089 in stock option and restricted stock expense for the three months ended March 31, 2007. Total stock option compensation for employees and directors from inception (May 19, 2003) through March 31, 2008 was $1,512,424. Stock option expense is allocated among sales and marketing expense, general and administrative expense and research and development expense.

Since inception (May 19, 2003), we have accrued approximately $38,500 in accrued property taxes and approximately $40,678 in accrued program costs related to forgivable loans and grants from state and local government sponsored programs. These expenses have also been recorded as general and administrative expenses. Expenses related to forgivable loans and grants will continue to accrue until we meet certain criteria for job creation. If we can comply with the job creation criteria, these expenses would be recorded, at the time of forgiveness, as other income.

Costs related to research and development were $1,370,151 and $1,297,151 for the years ended December 31, 2007 and 2006, respectively. Costs related to research and development were $191,266 and $407,357 for the periods ended March 31, 2008 and 2007, respectively. Total expense for research and development expense from inception (May 19, 2003) to March 31, 2008 is $3,441,769. Management believes that, assuming receipt of additional capital, research and development expenses will increase during 2008. Research and development costs for 2008 are expected to include the cost of engine certification along with the cost of additional engine and generator development.

During the years ended December 31, 2007 and 2006, respectively, we recorded an expense of $448,011 and $129,489 to settle a dispute with a vendor who was supplying us with engine parts. The settlement payment was made by issuing 375,000 warrants with a three year term and an exercise price of $2.00. The fair value of the warrants was calculated using the Black Scholes Option pricing formula.

During the period ended March 31, 2007 we recorded an expense of $448,011 to settle a dispute with a vendor. The settlement payment was made by issuing 375,000 warrants with a three year term and an exercise price of $2.00. The fair value of the warrants was calculated using the Black Scholes Option pricing formula.

Loss from Operations

We recorded a net loss of $5,372,721 for the year ending December 31, 2007 compared to a net loss of $5,752,269 for the year ended December 31, 2006. We recorded a net loss of $859,043 for the three months ended March 31, 2008 compared to a net loss of $1,761,814 for the three months ended March 31, 2007. We recorded net losses totaling $13,364,721 from inception (May 19, 2003) through March 31, 2008. We expect to continue to operate at a net loss during 2008.

During the three months ended March 31, 2007, we accreted a beneficial conversion dividend to the holders of Series A Preferred Stock of $1,889,063. The stock dividend resulted in a net loss to common stockholders of $3,650,877 for the three months ended March 31, 2007 and a net loss to common stockholders of $7,261,784 for the twelve (12) months ended December 31, 2007. We recorded net losses attributable to common stockholders totaling $15,253,784 from inception (May 19, 2003) through March 31, 2008.

Other Income (Expense)

We had total interest income for the year ended December 31, 2007 of $73,057 as compared to interest income received for the year ended December 31, 2006 of $58,972. We had total interest income for the three months ended March 31, 2008 of $4,429 as compared to interest income received for the three months ended March 31, 2007 of $11,501. We realized interest income from inception (May 19, 2003) to March 31, 2008 of $168,481.

Interest expense for the year ended December 31, 2007 was $173,158 and $114,349 for the year ended December 31, 2006. Interest expense for the three months ended March 31, 2008 was $40,459 and $41,637 for the three months ended March 31, 2007. Our interest expense from inception (May 19, 2003) to March 31, 2008 totaled $381,904. We accrue interest expense related to forgivable loans and grants from state and local government sponsored programs. From inception (May 19, 2003) through March 31, 2008 we have accrued approximately $136,000 in accrued interest expense related to our forgivable loans and grants and will continue to accrue these expenses until we meet certain criteria for job creation. If we can comply with the job creation criteria, these amounts would be recorded, at the time of forgiveness, as other income.

Critical Accounting Policies

Our discussion and analysis of our financial position and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported revenues and expenses during the period.

Inventories

Our inventories consist mainly of parts, work-in-process and finished goods that are stated at the lower of cost or market. Certain inventory items have been written down to the estimated sales price.

Warranty Reserve

We record a warranty reserve at the time products are sold or at the time revenue is recognized. We estimate the liability for product warranty costs based upon industry standards and best estimate of future warranty claims. Due to a lack of actual warranty history to use as a basis for our reserve estimate, it is possible that actual claims may vary significantly from the estimated amounts.

Revenue Recognition

Revenue from the sale of our products is recognized at the time title and risk of ownership transfer to customers. This occurs upon shipment to the customer or when the customer picks up the goods.

Stock-based Compensation

We consider certain accounting policies related to stock-based compensation to be critical to our business operations and the understanding of our results of operations. See Note 1 of Notes to Consolidated Financial Statements for additional information about stock-based compensation.

Liquidity and Capital Resources

Operating Budget and Financing of Operations

With current cash and cash flow generated from operations we believe that we will have sufficient cash to cover operations at current levels through August, 2008. On March 24, 2008 we secured a line of credit from a local bank in the amount of $250,000. On April 11, 2008, we entered into a Standby Equity Distribution Agreement with YA Global, which provides us the opportunity to access additional capital in the maximum amount of Four Million Dollars ($4,000,000) in increments not to exceed $350,000 each. We will have access to these funds over a two-year period beginning on the date on which the SEC first declares effective the registration statement to which this Prospectus is made a part, registering the resale of our shares by the YA Global. We plan to access the SEDA funds in August and will only access the SEDA funds thereafter to the extent necessary.

In addition to the above, we expect to secure an agreement to provide hydrogen-fueled engines for ground support vehicles at designated airports during 2008 and we continue to engage in discussions to secure a strategic banking relationship. We believe that the combination of these opportunities and potentials can provide needed cash flow to the Company throughout 2008.

Going Concern

Our accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates our continuation of operations, realization of assets, and liquidation of liabilities in the ordinary course of business. Since inception, we have incurred substantial operating losses and expect to incur additional operating losses over the next several months. As of March 31, 2008, we had an accumulated deficit of approximately $13.4 million. Our accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have financed our operations since inception primarily through equity and debt financings and loans from our officers, directors, and stockholders. Continuing our operations is dependent upon obtaining further financing. Although we expect to access necessary funds through the SEDA, there can be no assurance that we will successfully complete the registration required under the agreement, or that amounts accessed would be sufficient to satisfy our capital requirements. These conditions raise substantial doubt about our ability to continue as a going concern.

Since inception, we have incurred substantial operating losses and expect to incur additional operating losses in the foreseeable future. We have financed operations since inception primarily through equity and debt financings. We anticipate our expenses will increase as we continue to expand our operations. We had approximately $80,866 in cash, $268,629 in trade receivables and $204,330 in trade payables at July 18, 2008. As of July 18, 2008, we had sales orders of approximately $111,300, $12,000 of which are expected to be shipped before the end of July. We have a balance of $54,000 remaining on our bank line of credit. If SEDA funds are not received during the first part of August, we plan to extend the deferral of our officer’s salaries, delay the payment of some accounts payable and further liquidate assets. In addition, we have realized an increase in our sales in the second quarter and anticipate winning additional development contracts. We have also engaged in ongoing discussions with our bankers to obtain more favorable terms for our loans. With these modifications to our plan we anticipate that we can fund our operations through August. These timeframes will vary either positively or negatively based on subsequent events.

Terms of the SEDA

On April 11, 2008, we entered into a Standby Equity Distribution Agreement with YA Global. The SEDA provides us the opportunity, for a two-year period beginning on the date on which the SEC first declares effective the registration statement to which this Prospectus is made a part registering the resale of our shares by YA Global, to sell shares of our Common Stock to YA Global for a total purchase price of up to Four Million Dollars ($4,000,000). For each share of Common Stock purchased under the SEDA, YA Global will pay 93% of the lowest daily VWAP during the five (5) consecutive trading days after the Advance notice date. Each Advance may be for an amount not to exceed $350,000 and each Advance notice date must be no less than five (5) trading days after the prior Advance notice date. The Advance request will be reduced to the extent the price of our Common Stock during the five (5) consecutive trading days after the Advance notice date is less that 85% of the VWAP on the trading day immediately preceding the Advance notice date.

We have paid $15,000 to YA Global as a structuring and due diligence fee and, on June 10, 2008, issued 386,567 shares to YA Global as a commitment fee under the SEDA. We are obligated to pay a monthly monitoring fee of $3,333 during the term of the SEDA. We may terminate the SEDA upon fifteen (15) trading days of prior notice to YA Global, as long as there are no Advances outstanding and we have paid to YA Global all amount then due. A copy of the SEDA is attached as Exhibit 10.3 to the Company’s Annual Report on Form 10-K as filed with the SEC on April 15, 2008.

We have engaged Growth Energy Capital Advisors (GenCap) of Dallas, TX, an unaffiliated registered broker-dealer, to act as placement agent in connection with the SEDA. GenCap is entitled to receive a fee equal to seven percent (7%) of the gross proceeds of the SEDA and warrants to purchase a number of shares of Common Stock equal to five percent (5%) of the total number of shares issued under the SEDA (neither the warrants or shares of Common Stock issuable upon exercise of the warrants are being registered hereunder). If the Company drew down on the entire Four Million Dollars ($4,000,000) available under the SEDA, GenCap would receive an aggregate placement fee equal to $280,000 plus warrants to purchase common stock.

We claim an exemption from the registration requirements of the Securities Act for the private placement of our shares in the SEDA pursuant to Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder. The transaction does not involve a public offering, YA Global is an “accredited investor” and/or qualified institutional buyer and YA Global has access to information about the Company and its investment.

Cash Flow From Operations

The following table depicts cash flow information for the years ended December 31, 2007 and 2006 and from inception (May 19, 2003) to December 31, 2007:

			From Inception
	Year ended December 31,		(May 19, 2003) to
	2007	2006	December 31, 2007

Net cash used in operating activities	$(4,067,546)	$(6,136,676)	$(11,168,312)
Net cash provided by (used in) investing activities	89,393	(1,841,333)	(3,091,336)
Net cash provided by financing activities	3,536,428	6,787,980	14,976,349

The following table depicts cash flow information for the periods ended March 31, 2008 and 2007 and from inception (May 19, 2003) to March 31, 2008:

			From Inception
	Three months ended March 31,		(May 19, 2003) to
	2008	2007	March 31, 2008
Net cash used in operating activities	$(505,830)	$(1,303,078)	$(11,674,142)
Net cash used in investing activities	(1,297)	(43,125)	(3,092,633)
Net cash provided by (used in) financing activities	(40,058)	515,244	14,936,291

Net cash used in operating activities decreased approximately $2 million during the year ended December 31, 2007 compared to the same period in 2006. Net cash used in operating activities were $505,830 during the three months ended March 31, 2008 compared to $1,303,078 during the same period in 2007, which constitutes a decrease of $797,248. The decrease is primarily the result of a decrease in inventory purchasing activity and efforts to reduce our operating expenses. From inception (May 19, 2003) through March 31, 2008 we have used $11,674,142 to fund our operating activities.

At March 31, 2008 we had cash on hand of $161,578 compared to cash on hand of $317,064 at March 31, 2007, compared to $713,289 at December 31, 2007.

Cash Flow Used in Investing Activities

The decrease in net cash used in investing activities for the year ended December 31, 2007 was approximately $1.9 million compared to the year ended December 31, 2006. Net cash used in investing activities for the three months ended March 31, 2008 was approximately $1,297 compared to $43,125 for the three months ended March 31, 2007. The decreases are a result of a decrease in purchases of property and equipment. We have used $3,092,633 for the purchase of property and equipment from inception (May 19, 2003) through March 31, 2008.

Cash Flow From Financing Activities

Cash flow from financing activities decreased approximately $3.3 million during the year ended December 31, 2007 compared to the year ended December 31, 2006. We borrowed approximately $723,000 less and made payments on debt of approximately $292,000 more during 2007, as compared to the same time period in 2006. During the year ended December 31, 2007 we raised approximately $2.2 million dollars less with private placements than we did during the year ended December 31, 2006.

Net cash used to pay short term and long term debt during the three months ended March 31, 2008 and 2007, respectively was $40,058 and $13,756. We did not receive any proceeds from borrowings or private placements during the three months ended March 31, 2008. During the period ended March 31, 2007, we borrowed $250,000 and raised $279,000 from private placements.

During the three months ended March 31, 2008, we renewed our note with Farmers State Bank in the principal amount of $591,956. In addition, on March 24, 2008, we obtained a line of credit with Iowa State Bank in the amount of $250,000. As of May 13, 2008, we have drawn $85,000 from this line of credit.

At March 31, 2008 we had total assets of $5,258,857 and stockholders equity of $2,665,876 compared to total assets of $5,985,477 and stockholders’ equity of $3,381,158 at December 31, 2007.

Plan of Operation

Since inception, we have incurred substantial operating losses and expect to incur additional operating losses in the foreseeable future. We have financed operations since inception primarily through equity and debt financings. We anticipate our expenses will increase significantly only if we obtain sufficient capital to expand our operations. Until such time, we intend to curtail our operations and decrease our monthly expenditures.

We expect to continue our efforts to raise additional capital resources during 2008. We anticipate that increased sales of our products could commence for calendar year 2008, subject to timely receipt of quality parts from suppliers and receipt of anticipated purchase orders, which may add to cash reserves. We are currently exploring a variety of opportunities to obtain additional capital. There is no assurance that we will be able to raise the necessary capital or that the capital, if available, will be available on terms that will be acceptable to us.

We are a development stage enterprise and, as such, our continued existence is dependent upon our ability to resolve our liquidity problems, principally by obtaining additional debt or equity financing. We have yet to generate a positive internal cash flow, and until meaningful sales of our products begin, we are dependent upon debt and equity funding.

In the event that we are unable to obtain debt or equity financing or we are unable to obtain financing on terms and conditions that are acceptable to us, we may have to cease or severely curtail our operations. These factors raise substantial doubt about our ability to continue as a going concern. So far, we have been able to raise the capital necessary to reach this stage of product development and have been able to obtain funding for operating requirements, but there can be no assurance that we will be able to continue to do so.

We believe that the manufacture and sale of our current Oxx Power® engines, open power units and gensets are merely the first steps toward our vision of a carbon-free, energy independent future. We have not received the amount of capital we anticipated receiving from investors to date. We have also experienced delays in the receipt of quality parts for our engines and we have experienced delays in initiating the certification process of our engines. Our long-term vision has been focused around three market segments: fuel delivery and controls, by-product gas, and renewables. Capital constraints have delayed our efforts to commercialize our intellectual property. However, we anticipate that revenue from these sources will continue to help support our continuing operations and assist with funding for our research and development efforts.

Our basic business plan is based upon the development of our intellectual property and the commercialization of our technologies. We currently have nine patents pending and expect to file several more during the next several months. In May 2008 we were notified that our application for a patent on a Precision Hi-speed Generator Alignment Fixture has been allowed.

In the event that we are unable to obtain debt or equity financing or we are unable to obtain financing on terms and conditions that are acceptable to us, we will not be able to attain our goals and we may have to cease or severely curtail our operations. These factors raise substantial doubt about our ability to continue as a going concern. So far, we have been able to raise the capital necessary to reach this stage of product development and have been able to obtain funding for operating requirements and for construction of our manufacturing facilities, but there can be no assurance that we will be able to continue to do so.

We do not anticipate expanding our manufacturing facilities in 2008. We anticipate our capital expenditures for 2008 will be approximately $500,000, subject to sufficient capital from anticipated financing.

We believe we will have expenditures of up to $500,000 in 2008 to certify the 4.9L engine. This testing procedure will be an expense of research and development. We anticipate that our research and development costs could be approximately $1 million (including this certification process) in 2008, subject to sufficient capital from anticipated financing.

Grants and Government Programs

The Iowa Department of Economic Development has provided the following assistance to us:

• Community Economic Betterment Account Forgivable Loan (“CEBA”)	$250,000
• Physical Infrastructure Assistance Program Forgivable Loan (“PIAP”)	$150,000
• Enterprise Zone (estimated value)	$142,715

The CEBA and PIAP programs provide that the loan amounts will be forgiven if we meet certain requirements, including the creation of 49 jobs in Iowa by July 2010. As of March 31, 2008, we had 17 employees in Iowa. We are accruing interest on these loans until we meet the terms.

Under the Enterprise Zone program, we are eligible for the following benefits provided we continue to meet certain Program requirements:

▪	Funding for training new employees through a supplemental new jobs withholding credit equal to 3% of gross wages of the new jobs created;

▪	A refund of 100% of the sales, service and use taxes paid to contractors and subcontractors during the construction phase of the plant (excluding local option taxes);

▪	A 6.5% research activities tax credit based on increasing research activities within the State of Iowa;

▪	An investment tax credit equal to 10% of our capital investment. This Iowa tax credit may be carried forward for up to seven years.

▪	A value-added property tax exemption. Our community has approved an exemption from taxation on a portion of the property in which our business is located.

In order to receive these benefits, we must meet a number of requirements, including the creation of 59 new full-time equivalent jobs at the Company’s headquarters by June 28, 2008. We will not meet this requirement and are in discussions with the department about possible alternatives. We estimate that the amount due to the department if we are unable to negotiate more favorable terms would be approximately $103,000.

We received a partially forgivable loan in the amount of $146,124 from the Algona Area Economic Development Corporation (“AAEDC”), used for purchase of land and construction of our manufacturing facility. If we create 50 new jobs in Algona, Iowa by June 1, 2010 and retain those jobs through June 1, 2015, $67,650 of this loan will be forgiven. If we create and retain 50 additional new jobs in Algona, Iowa (total of 100 jobs) by June 1, 2015 another $67,650 of this loan will be forgiven. The balance of $10,824 will be the only amount we repay to AAEDC, if we are successful in creating 100 new jobs. A wage must be paid equal to or greater than the average hourly wage for workers in Kossuth County, Iowa, as determined annually by Iowa Workforce Development. If we are unsuccessful we must repay the loan with 8% interest. We are accruing interest on this loan until we meet the terms.

Employees

At July 2, 2008 we had 18 employees, 15 of whom are in Algona, Iowa and 3 of whom are in Canada. We plan to maintain lean staffing and will only add key skill sets as required - mainly in the technical and sales disciplines.

Net Operating Loss

We have accumulated approximately $9,590,000 of net operating loss and approximately $120,000 in research and development credit carryforwards as of December 31, 2007, which may be offset against taxable income and income taxes in future years. In addition, we have accumulated a foreign net operating loss carryforward of approximately $860,000. The use of these losses to reduce future income taxes will depend on the generation of sufficient taxable income prior to the expiration of the net operating loss carryforwards. The carry-forwards will begin to expire in the year 2018. The amount and availability of the net operating loss carryforwards may be subject to annual limitations set forth by the Internal Revenue Code and foreign taxing authorities. Factors such as the number of shares ultimately issued within a three-year look-back period; whether there is deemed more than 50 percent change in control; the applicable long-term tax exempt bond rate; continuity of historical business; and subsequent income of the Company all enter into the annual computation of allowable annual utilization of the carryforwards.

Inflation

In our opinion, inflation has not and will not have a material effect on our operations in the immediate future. Management will continue to monitor inflation and evaluate the possible future effects of inflation on our business and operations.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors and the executive officers, key employees and key consultants of our operating groups as of July 25, 2008 are as follows:

Name	Age	Position(s)	Position with the Company Held Since

Theodore G. Hollinger	66	Acting President and Chief Executive Officer, Chairman of the Board of the Company, HEC Iowa and HEC Canada, President of HEC Canada	August 30, 2005
Sandra M. Batt	55	Chief Financial Officer and Treasurer of the Company, HEC Iowa and HEC Canada	December 5, 2005
Michael A. Schiltz	47	Secretary of the Company, Vice President of Engine Development of HEC Iowa	August 30, 2005
Thomas O. Trimble	66	Director of the Company and HEC Iowa	August 30, 2005
Philip G. Ruggieri	53	Director of the Company and HEC Iowa	May 19, 2006
Stephen T. Parker	58	Director of the Company and HEC Iowa	February 8, 2008
Jan Rowinski	55	Director of the Company, HEC Iowa and HEC Canada	July 21, 2008 and director of HEC Canada since April 29, 2008
David F. McManamy	62	Director of the Company and HEC Iowa	July 21, 2008
Matthew Fairlie	53	Director of and Consultant to HEC Canada	January 24, 2007

Family Relationships

There are no family relationships between or among the members of the Board of Directors or other executives. Except as set forth below, none of our directors or executive officers are directors or executive officers of any company that files reports with the SEC.

Legal Proceedings

None of the members of the Board of Directors or other executives has been involved in any bankruptcy proceedings, criminal proceedings, any proceeding involving any possibility of enjoining or suspending members of our Board of Directors or other executives from engaging in any business, securities or banking activities, and have not been found to have violated, nor been accused of having violated, any Federal or State securities or commodities laws.

Elections

Members of our Board of Directors are elected at the annual meeting of stockholders and hold office until their successors are elected.   Our officers are appointed by the Board and serve at the pleasure of the Board and are subject to employment agreements, if any, approved and ratified by the Board.

Biographies

Theodore G. Hollinger. Mr. Hollinger started his career in 1964 at Fairchild Semiconductor as a digital integrated circuit designer. In 1969, he joined the design team at Advanced Micro Devices where he also designed integrated circuits. In 1973 he joined Amdahl Computer to head their computer memory system design effort. In 1975, Mr. Hollinger retired and served as a consultant on integrated circuit design and processing to Lockheed Missiles and Space and Linkabit Corp. In 1978, he joined Siliconix as applications manager for all integrated circuits, and in 1979 he became the Chief VMOS Engineer.

In 1984, Mr. Hollinger founded Advanced Power Technology (“APT”), a power semiconductor company in Bend, Oregon. Mr. Hollinger holds several key power device patents now assigned to APT. In 1988, he founded Advanced Power Controls - ONSITE as a subsidiary of Pacific Power & Light. He moved the Company to Tennessee in 1991 and incorporated it under the name APC-ONSITE. Over the course of his career, Mr. Hollinger has been granted more that a dozen patents. Mr. Hollinger joined Ecostar in November of 2000 as the director of Power Conversion Engineering, and from 2001 to 2002, he was Vice President of power conversion at Ballard Power Systems. In 2003, Mr. Hollinger founded HEC Iowa and presently serves as its Acting President and Chief Executive Officer and Chairman and Chief Technical Officer. Mr. Hollinger has been a director of the Company, HEC Iowa and HEC Canada since August 2005.

Sandra M. Batt. Ms. Batt joined the Company on December 5, 2005 as its Chief Financial Officer. Prior to that time, she served as Chief Financial Officer for Golden Grain Energy in Mason City, Iowa from September 2004 to December 2005. She graduated from Briar Cliff University with a B.A. in accounting. From 1998 to 2003, Ms. Batt was employed as finance director at Sbemco International, Inc. She is a certified public accountant. Ms. Batt services as the Treasurer and Chief Financial Officer of the Company, HEC Iowa and HEC Canada.

Michael A. Schiltz. Mr. Schiltz is Secretary of the Company and Vice-President of Engine Development for HEC Iowa. He was with The Merrill Company / Arnold Motor Supply from 1983 to 2005, initially as a certified machinist from 1983 to 2001. In 2002 he became the division manager of the cylinder head division and division manager of the engine components division from 2004 until joining the Company. Mr. Schiltz was a director of the Company and of HEC Iowa from September 2005 until May 2006. He has served as a director of HEC Canada since September 2005.

Thomas O. Trimble. Mr. Trimble has worked in the industrial engine business for 43 years, and has served in various positions such as parts and service manager, sales manager, and operations general manager. For the past 42 years, he has been with Engine Center for North Coast Ford Industrial and served as a Vice President for the past 7 years. Mr. Trimble holds an Associates Degree in Business Administration from Wayne State University. Mr. Trimble has been a director of the Company and HEC Iowa since August 30, 2005.

Philip G. Ruggieri. Mr. Ruggieri has experience in corporate executive management, investment banking and venture capital, with concentration in advanced technology sectors. He has held the position of Chief Executive Officer of Cyber Operations, Inc since May 2006. Cyber Operations is a security technology company doing business with the U.S. government and various Fortune 100 companies. Prior to that, he was Managing Partner of Norwich Group International, an international merchant bank and technology business incubator. His business focus includes network security, digital media, biometrics, and advanced technology development  From 2001 to 2004, he was Senior Vice President of New Business Development for CMH CareGroup in Orlando, Florida.  In that position, Mr. Ruggieri developed new business investments in the healthcare and travel industries, including new products, international distribution, and organic growth management.  In 2000 and 2001, he was a partner with Windcrest Partners, a venture capital and corporate-accelerator firm, with an emphasis on digital media and network technologies. Prior to that, Mr. Ruggieri spent 28 years with the IBM Corporation, in various management and executive assignments. Mr. Ruggieri currently serves on the boards of several organizations, including Cyber Operations Inc., Graftx Inc., and he is the current Board Chairman of Special Olympics Florida. Past board positions include IswitchGlobal Inc., PGA/Interactive, and NHL/Interactive. Mr. Ruggieri received a B.S. in Business Administration, with International Finance concentration, from Fordham University in New York in 1977. Mr. Ruggieri currently resides with his wife and family in Orlando, Florida. Mr. Ruggieri has served as a director of the Company and HEC Iowa since May 19, 2006.

Stephen T. Parker. Mr. Parker is Chairman and CEO of Datacraft Solutions where he is responsible for strategic planning, financing, and business operations. Stephen’s career spans over twenty five years with experience in international commerce, executive management, corporate growth strategies, sales, technology development, and corporate financing.  Prior to Datacraft Solutions Stephen was an executive at IBM, Eftia, Verizon (GTE/Contel), and Satellite Business Systems.  In his last assignment he was CEO of a technology company with two separate companies headquartered in Canada and India. He holds patents in Lean enabling technologies and is one of the principal patent authors for the first wireless data system G2.5. He is a member of the advisory board for Silicon Valley based Blacksmith Capital. Mr. Parker has served as a director of the Company and HEC Iowa since February 8, 2008.

Jan Rowinski. Mr. Rowinski is an experienced executive and serial entrepreneur, with broad-based US, Canadian and International experience. He is CEO of GPS Latitude, a provider of security solutions and tracking for mobile assets, and Managing Partner of Bay Stream Ventures Inc., a joint venture between CSI Group AE and Tradelabs. Bay Stream provides market research and strategy development, outsourcing strategies, and numerous other services to high-tech companies. He is a co-founder of both GPS Latitude and Bay Stream Ventures Inc. From January 2000 through August 2004, Mr. Rowinski served as Executive Vice President - Business Development & Operations at MicroSlate Inc., a company that he co-founded. From September 2004 through July 2007, Mr. Rowinski served as President and CEO of The CSI Group AE, a company which he founded. Mr. Rowinski presently serves on the boards of the following publicly-held companies: COMTERM / JYL Logic Joint Venture, a developer and manufacturer of IBM compatible terminals; Canadian National Railways (CNR); and Bell Canada, a Canadian telecommunications company. He earned his Bachelor of Science degree in Mathematics, and a DEC degree in Electrical Engineering, from Concordia University and subsequently earned an MBA in International Business and Operations Research from McGill University. Mr. Rowinski has served as a director of HEC Canada since April 29, 2008 and as a director of the Company and HEC Iowa since July 21, 2008.

David F. McManamy, Mr. McManamy has over 35 years of financial management experience in the manufacturing, alternative fuel and automotive industries. Since 2005 he has been the principal and sole owner of FL&C Management LLC, a financial management consulting company offering services that include evaluating joint-venture opportunities, project management in support of subsidiary sales and pricing as well as cost analysis for new technology product development for automotive OEMs. From 2001-2005, Mr. McManamy was Director of Finance, Dearborn and Director of Finance, Corporate Sales & Marketing for Ballard Power Systems. His previous experience includes positions with Ecostar Electric Drive Systems LLC and Ford Motor Co. Mr. McManamy received a B.S. in Accounting from Franciscan University of Steubenville in 1968. Mr. McManamy has served as a director of the Company and HEC Iowa since July 21, 2008.

Mathew Fairlie. Mr. Fairlie was elected to the Board of Directors of HEC Canada on January 24, 2007. Mr. Fairlie heads an applied engineering group for Alcan Inc. He was previously a principal with the Fairfield Group Inc., through which he works as a consultant for HEC Canada. From 1999-2004, Mr. Fairlie was Vice President and Chief Technology Officer for Stuart Energy.

EXECUTIVE COMPENSATION

The following table sets forth all compensation for the last fiscal year awarded to, earned by, or paid to our Chief Executive Officer and the most highly paid executive officers serving as such at the end of 2007 whose salary, bonus and stock awards exceeded $100,000 for the year ended December 31, 2007.

SUMMARY COMPENSATION TABLE6

Name and principal position (a)	Year (b)	Salary ($) (c)[9]	Stock Awards[1] ($) (e)		Option Awards[1] ($) (f)		Total ($) (j)

Theodore G. Hollinger, Chairman of the Board	2005	81,667	68,000	[2]	-		149,667
	2006	123,704	44,325	[2]	-		168,029
	2007	123,924	42,033	[2]	-		165,957

Tapan K. Bose, President of HEC Canada	2005	35,654	11,667	[3]	48,000	[4]	95,321
(deceased)	2006	110,257	4,925	[3]	35,460	[4]	150,642
	2007	116,194	3,233	[3]	23,280	[4]	142,707

Donald C. Vanderbrook, President and CEO	2005	-	-		-		-
(resigned June 26, 2008)	2006	-	-		-		-
	2007	95,808	-		110,200	[5]	206,008

Sandra M. Batt, Chief Financial Officer	2005	6,923	-		73,649	[6]	80,572
and Treasurer	2006	88,269	-		96,575	[6]	184,844
	2007	87,923	-		86,189	[6]	174,112

Michael A. Schiltz, Secretary	2005	18,115	14,000	[7]	24,333	[8]	56,448
	2006	88,269	5,910	[7]	18,715	[8]	112,894
	2007	88,420	5,820	[7]	16,813	[8]	111,053

[1]
Amounts shown represent the amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R as disclosed in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007.

[2]
 On September 1, 2005, 220,000 shares of restricted stock were issued to Theodore G. Hollinger, valued at $1.00 per share, based on the stock price in the First Private Placement. There was no reported closing price for the date of grant, September 1, 2005. 20,000 of these shares were granted as compensation for serving as a director of the company. The total also includes 3,000 shares initially granted to Dana Hollinger, who is now deceased and who was the wife of Mr. Hollinger. 53,000 of these shares of restricted stock vested on September 1, 2005, 10,000 of which were granted as director compensation. 45,000 of these shares of restricted stock vested on September 1, 2006, 5,000 of which were granted as director compensation. 45,000 of these shares of restricted stock vested on September 1, 2007, 5,000 of which were granted as director compensation. The remaining shares will vest as to 40,000 shares on September 1, 2008; and 40,000 shares on September 1, 2009.

[3]
On September 1, 2005, 20,000 shares of restricted stock were issued to Tapan K. Bose, valued at $1.00 per share, based on the stock price in the First Private Placement. There was no reported closing price for the date of grant, September 1, 2005. These shares were granted as compensation for serving as a director of HEC Canada. 10,000 of these shares of restricted stock vested on September 1, 2005. 5,000 of these shares of restricted stock vested on September 1, 2006 and 5,000 vested on September 1, 2007.

[4]
These options carry an exercise price of $1.00 per share, the fair market value of the shares on the date of grant, September 1, 2005. Options vested as to 36,000 shares on September 1, 2005, as to 36,000 shares on September 1, 2006, and as to 36,000 shares on September 1, 2007.

[5]
These options carry an exercise price of $1.34, the fair market value of the shares on the date of grant, August 14, 2007. Options vested immediately as to 24,000 shares; on January 22, 2008 as to 17,000 shares; and on March 14, 2008 as to 7,000 shares. The options were scheduled to vest as to 17,000 shares on January 22, 2009, 2010 and 2011; and as to 7,000 shares on March 14, 2009, 2010 and 2011. Options granted to Mr. Vanderbrook in January and March 2007 were cancelled and new options were issued in August 2007. All unvested options granted to Mr. Vanderbrook were cancelled on June 26, 2008, the date of his separation from the Company.

[6]
These options carry an exercise price of $1.34, the fair market value of the shares on the date of grant, August 14, 2007. Options vested as to 18,000 shares on September 29, 2006 and 2007. Options will vest as to 18,000 shares on September 1, 2008; as to 18,000 shares on September 1, 2009; and as to 18,000 shares on September 1, 2010. Options granted to Ms. Batt during 2005 were cancelled and new options were issued in September 2006. Those options were cancelled and new options were issued in August 2007.

[7]
On September 1, 2005, 36,000 shares of restricted stock were issued to Michael A. Schiltz, valued at $1.00 per share, based on the stock price in the First Private Placement. There was no reported closing price for the date of grant, September 1, 2005. 30,000 of these shares were granted as compensation for serving as a director of the company. 12,000 of these shares of restricted stock vested on September 1, 2005. 6,000 of these shares of restricted stock vested on September 1, 2006 and September 1, 2007. 6,000 of the shares are scheduled to vest on September 1, 2008 and September 1, 2009.

[8]
These options carry an exercise price of $1.00 per share, the fair market value of the shares on the date of grant, September 1, 2005. Options vested as to 18,000 shares on September 1, 2005, as to 19,000 shares on September 1, 2006, and as to 19,000 shares on September 1, 2007. 14,000 of the shares are scheduled to vest on September 1, 2008 and September 1, 2009.

[9]	The 2005 salary amount for Mr. Hollinger includes amounts paid by HEC Iowa prior to the September 1, 2005 merger with Green Mt. Labs, Inc.

GRANTS OF PLAN-BASED AWARDS

Name (a)	Grant Date (b)	All Other Option Awards: Number of Securities Underlying Options (#) (j)		Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards (l)

Donald C. Vanderbrook	1/22/07	85,000	[1]	2.95	192,933
President and CEO	3/14/07	35,000	[1]	3.15	84,536
(resigned June 26, 2008)	8/14/07	120,000	[2]	1.34	18,964

Sandra M. Batt, Chief Financial Officer and Treasurer	8/14/07	90,000	[3]	1.34	17,460

[1]
Options granted to Mr. Vanderbrook in January and March 2007 were cancelled and new options were issued in August 2007. All unvested options granted to Mr. Vanderbrook were cancelled on June 26, 2008, the date of his separation from the Company.

[2]
These options carry an exercise price of $1.34, the fair market value of the shares on the date of grant, August 14, 2007. Options vested immediately as to 24,000 shares; on January 22, 2008 as to 17,000 shares; and on March 14, 2008 as to 7,000 shares. The options were scheduled to vest as to 17,000 shares on January 22, 2009, 2010 and 2011; and as to 7,000 shares on March 14, 2009, 2010 and 2011. All unvested options were cancelled on June 26, 2008, the date of his separation from the Company.

[3]
These options carry an exercise price of $1.34, the fair market value of the shares on the date of grant, August 14, 2007. Options vested as to 18,000 shares on September 29, 2006 and 2007. Options will vest as to 18,000 shares on September 1, 2008; as to 18,000 shares on September 1, 2009; and as to 18,000 shares on September 1, 2010. Options granted to Ms. Batt during 2005 were cancelled and new options were issued in September 2006. Those options were cancelled and new options were issued in August 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

OPTION AWARDS							STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)

Theodore G. Hollinger, Acting President and Chief Executive Officer and Chairman of the Board	-		-		-	-	80,000	[1]	52,800	[2]

Tapan K. Bose, President of HEC Canada (deceased)	108,000	[3]	-	[4]	1.00	1-24-2009	-		-

Donald C. Vanderbrook, President and Chief Executive Officer (resigned 06-26-08)	24,000	[5]	96,000	[5]	1.34	8-14-2017	-		-

Sandra M. Batt, Chief Financial Officer and Treasurer	36,000	[6]	54,000	[6]	1.34	8-14-2017	-		-

Michael A. Schiltz, Secretary	56,000	[7]	28,000	[7]	1.00	8-14-2017	12,000	[8]	7,920	[2]

[1]	These shares are scheduled to vest as to 40,000 on September 1, 2008 and 2009.
[2]	Market value of these shares ($0.66 per share) is based on the closing price of the stock on December 31, 2007.
[3]	These options vested as to 36,000 shares on September 1, 2005, 2006 and 2007.
[4]
Options were scheduled to vest as to 36,000 shares on September 1, 2008 and 2009. Dr. Bose is deceased and all unvested options have been cancelled. Any unexercised option will be cancelled one year after the date of his death, January 24, 2008.

[5]
These options vested as to 17,000 shares, on January 22, 2007; as to 7,000 shares and on March 14, 2007; as to 17,000 shares, on January 22, 2008; and as to 7,000 shares on March 14, 2008. The options were scheduled to vest as to 17,000 shares on January 22, 2009, 2010 and 2011 and as to 7,000 shares on March 14, 2009, 2010 and 2011. All unvested options were cancelled on June 26, 2008, the date of his separation from the Company.

[6]	These options vested as to 18,000 shares on September 29, 2006 and as to 18,000 shares on September 29, 2007. The options are scheduled to vest as to 18,000 on September 29 2008, 2009 and 2010.
[7]	These options vested as to 18,000 shares on September 1, 2005; as to 19,000 shares on September 1, 2006 and 2007. The options are scheduled to vest as to 14,000 shares on September 1, 2008 and 2009.
[8]	These shares are scheduled to vest as 6,000 shares on September 1, 2008 and 2009.

Employment Agreement

On January 22, 2007, the Company entered into a three-year employment agreement with Donald C. Vanderbrook, who was named Vice President and General Manager of the Company. On November 26, 2008, Mr. Vanderbrook was named President and Chief Executive Officer. Except for certain provisions relating to confidentiality, nonuse and noncompetition, the agreement has been terminated. Mr. Vanderbrook resigned from his position as President and CEO on June 26, 2008. We plan to enter into a separation agreement with Mr. Vanderbrook under which we will pay his salary ($2,043.27/week) through November 16, 2008; will continue to pay health insurance benefits for him through November 16, 2008; and will pay the amount of his 2008 salary (approximately $15,100) that has been deferred. Deferred salary will be paid at the same time, and in the same proportions, as paid to the other officers. If other officers elect to defer beyond September 30, 2008, the deferred compensation will be paid to Mr. Vanderbrook in bi-weekly installments over a period not to exceed eight months.

DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($) (b)		Stock Awards ($) (c)	Option Awards ($) (d)[1]		All Other Compensation ($) (g)		Total ($) (j)

Theodore G. Hollinger[2]	-		-	-		-	[2]	-
Thomas O. Trimble	9,625	[3]	-	13,386	[4]	-		23,011
Edward T. Berg	9,625	[3]	-	13,386	[4]	-		23,011
Philip G. Ruggieri	9,625	[3]	-	13,386	[4]	-		23,011
Jan Rowinski[5]	-		-	-		-		-
David F. McManamy[5]	-		-	-		-

[1]
Amounts shown represent the amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R as disclosed in the Form 10-KSB for the year ended December 31, 2007.

[2]	Does not include executive compensation disclosed above in the Summary Compensation Table.
[3]
Commencing May 19, 2007, non-employee directors (Mr. Trimble, Mr. Berg and Mr. Ruggieri) are compensated $2,500 per quarter, subject to attendance at Board meetings. Mr. Berg resigned from the Board on February 15, 2008 and has been replaced on the Board by Stephen T. Parker. Directors are entitled to be reimbursed for expenses incurred in attendance at meetings. Except as described above, none of the directors of the company has received any other compensation for his services as a director.

[4]
On May 30, 2007, Mr. Trimble, Mr. Berg and Mr. Ruggieri were granted options to purchase 10,000 shares of restricted stock of the company. The amount shown above represents the amount recognized for financial statement reporting purposes with respect to the fiscal year 2007 in accordance with FAS 123R. Those options were cancelled and new options were issued in August 2007, all of which are scheduled to vest on May 30, 2008. These options are exercisable at $1.34 per share.

[5]
Mr. Rowinski and Mr. McManamy were appointed to the Board of Directors by action of the Board of Directors effective July 21, 2008. As of July 25, 2008, no compensation has been paid to Mr. Rowinski or Mr. McManamy. They will qualify for the $2,500 per quarter compensation currently being paid to other non-employee directors. The Board will consider additional director compensation during 2008.

Corporate Governance Guidelines

The Board’s audit committee operates under a written charter adopted by the Board. The Board has also adopted a written policy on Insider Trading and a Code of Ethics. We have made available copies of our Audit Committee Charter, Insider Trading Policy and Code of Ethics on our website at http://www.hydrogenenginecenter.com. Copies of these documents may also be obtained by sending a request in writing to Hydrogen Engine Center, Inc., 2502 East Poplar Street, Algona, Iowa 50511, Attention: Corporate Secretary.

Board Committees

We have a standing audit committee and a standing compensation committee. The Board as a whole acts as the nominating committee. Because the small size of our Board, we have determined that a separate committee is not needed at this time. The table below shows current membership for each of the two standing committees. Mr. McManamy and Mr. Rowinsky will likely be appointed as members of one or more committees at the next formal meeting of the Board of Directors.

Audit Committee	Compensation Committee

Philip G. Ruggieri	Thomas O. Trimble
Thomas O. Trimble	Stephen T. Parker
Stephen T. Parker	Phillip G. Ruggieri

Audit Committee. Until May 19, 2006, our entire Board of Directors was acting as the audit committee for the company. On that date the Board established an audit committee consisting of two independent directors. As of February 15, 2008, the audit committee consisted of only one independent director. As of June 4, 2008, the audit committee consists of the three non-employee directors of the company. The audit committee is appointed by the Board of Directors to assist the Board in fulfilling its responsibilities for oversight of:

•	The integrity of the company’s financial statements and financial reporting process;

•	The company’s compliance with legal and regulatory requirements;

•	The independent auditors’ qualifications, independence and performance; and

•	Communication among the independent auditors, management and the Board of Directors.

The audit committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Board has determined that Mr. Ruggieri is an “audit committee financial expert” as that term is defined in Item 407(d) of Regulation SK. During 2007, there were two meetings of the audit committee. We believe that Mr. McManamy would also qualify as an “audit committee financial expert.”

Compensation Committee. The Board has established a compensation committee consisting of our three non-employee directors, two of whom we consider to be independent directors. The compensation committee is charged with determining compensation for our Chief Executive Officer and making recommendations to the Board with respect to the compensation of other officers. The compensation committee did not hold meetings separate from the board as a whole during 2007.

Meetings of the Board

Special meetings of the Board are held as necessary. In addition, management and the directors communicate informally on a variety of topics, including suggestions for Board agenda items, recent developments, and other matters of interest to the directors. Each director has full access to management.

Directors are expected to attend all meetings of the Board. During 2007, the Board has held sixteen (16) meetings. Each director attended not less than 75% of the aggregate number of meetings of the Board of Directors. The Board also took action by unanimous written consent on three (3) occasions during 2007.

We have no formal policy with respect to director attendance at the annual meeting of stockholders. All members of the Board of Directors, other than Mr. Ruggieri, attended the annual meeting held on June 4, 2008.

Communication with the Board

Stockholders, or anyone else wishing to contact the Board directly, may send a written communication to Sandra M. Batt, Chief Financial Officer, 2502 East Poplar Street, Algona, Iowa 50511. Ms. Batt will forward such correspondence only to the intended recipients, whether the entire Board or only an individual Board member. However, prior to forwarding any correspondence, Ms. Batt will review such correspondence and, in her discretion, may not forward certain items if they are deemed to be of a commercial nature or sent in bad faith.

Director Independence

Directors Stephen T. Parker, Thomas O. Trimble, Phillip G. Ruggieri, Jan Rowinsky and David F. McManamy are considered independent, as that term is defined by the American Stock Exchange listing standards. We expect to apply to become a listed company on a stock exchange in the future.

Stockholder Recommendations and Nominations for Directors

The Board will consider stockholder recommendations for director nominees for the 2009 annual meeting. A stockholder desiring the Board to consider a director recommendation should deliver a written submission to the Board in care of the Corporate Secretary, Hydrogen Engine Center, Inc., 2502 East Poplar Street, Algona, Iowa 50511. Such submission must include (1) the name of such nominee, (2) the nominee’s written consent to serve if elected, (3) documentation demonstrating that the nominating stockholder is indeed a stockholder of the company including the number of shares of stock owned, (4) a representation whether the nominating stockholder intends, or is part of a group that intends, to deliver a proxy statement to the company’s stockholders respecting such nominee, or otherwise solicit proxies respecting such nominee, and (5) any information relating to the nominee and the nominee’s affiliates that would be required to be disclosed in a proxy solicitation for the election of directors of the company pursuant to Regulation 14A under the Securities Exchange Act of 1934. The Board may require additional information from the nominee to perform its evaluation.

Stockholder recommendations for director nominees at the 2009 annual meeting of stockholders must be received by the Corporate Secretary no earlier than December 1, 2008, and no later than January 1, 2009. Nominee recommendations that are made by stockholders in accordance with these procedures will receive the same consideration as recommendations initiated by the Board.

In its assessment of each potential nominee, the Board will review the nominee’s judgment, experience, independence, and understanding of the company’s business; the range of talent and experience already represented on the Board; and such other factors that the Board determines are pertinent in light of the current needs of the company. The Board will also take into account the ability of a nominee to devote the time and effort necessary to fulfill the responsibilities of a company director.

Directors’ Fees

Each of our directors initially received 20,000 shares of restricted stock or, in the discretion of the director, options to purchase 20,000 shares of the Company; 10,000 of which vested as of the date of grant; 5,000 of which are scheduled one year after grant; and 5,000 of which are scheduled to vest two (2) years after grant. On May 30, 2007, Mr. Trimble, and Mr. Ruggieri, as non-employee directors, each received option to purchase 10,000 shares of Common Stock exercisable one year after the date of grant. All of these options carry an exercise price equal to the fair market value of the stock as of the date of grant. We also compensate non-employee directors $2,500 per quarter, subject to attendance at quarterly Board meetings. Commencing in the fourth quarter 2007, non-employee directors agreed to accept a temporary reduction in compensation, and are therefore currently receiving compensation of $2,125 per quarter. This reduced rate will be reviewed periodically by the directors as they evaluate the company’s financial position. We don’t pay any additional compensation for participation in additional Board meetings. Directors are entitled to be reimbursed for expenses incurred in attendance at meetings. None of our directors has received any other compensation for his services as a director. The Board expects to grant additional compensation to non-employee directors during 2008.

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the security and beneficial ownership for each class of equity securities of the Company for any person who is known to be the beneficial owner of more than five percent (5%) of the Company and for all executive officers and directors of the Company as of July 2, 2008. Except as described below, the security ownership of each of the above beneficial owners is also the owner of record for the like number of shares. There are currently no arrangements that would result in a change in our control.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class[9]

Common	Theodore G. Hollinger 2502 East Poplar Street Algona, IA 50511	16,541,801[1]	55.31%

Common	Thomas O. Trimble 2341 Hilton Road Ferndale, MI 58220-1593	20,000[2]	*

Common	Stephen T. Parker 2502 East Poplar Street Algona, IA 50511	10,000[3]	*

Common	Philip G. Ruggieri 1562 Lake Whitney Drive Windermere, FL 34786	40,000[4]	*

Common	Sandra M. Batt 2502 East Poplar Street Algona, IA 50511	66,770[5]	*

Common	Michael A. Schiltz 2502 East Poplar Street Algona, IA 50511	155,520[6]	*

Common	Jan Rowinski 6300 Chemin Côte-de-Liesse, Suite 201 Montréal, Québec, H4T 1E3	0	*

Common	David F. McManamy 13150 Hidden Creek Plymouth, MI 48170	0	*

Common	Matthew Fairlie RR4 Shelburne Ontario, Canada L0N 1S8	0	*

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class[9]

Common	Officers and directors as a Group (8 Persons)[6]	16,834,091[8]	56.04%

Common	Gabriel Elias and Alma Elias 509 Spring Ave Elkins Park, PA 19027	2,311,250[7]	7.73%

* less than one percent (1%).

[1]
Mr. Hollinger received 16,297,200 shares of Common Stock as a result of its acquisition on August 30, 2005 of Hydrogen Engine Center, Inc., an Iowa corporation. Immediately prior to the acquisition, Mr. Hollinger was the sole stockholder of HEC Iowa and these shares were issued in exchange for his shares in HEC Iowa.

Mr. Hollinger received 20,000 shares of restricted stock on September 1, 2005 under the Company’s 2005 Incentive Compensation Plan for his services as a director, all of which are fully vested.

Mr. Hollinger received 200,000 shares of restricted stock on September 1, 2005 under the Company’s 2005 Incentive Compensation Plan for services as an employee, of which 60% (120,000 shares) have fully vested (20% vested on September 1, 2005 and 20% have and shall continue to vest each year thereafter until fully vested).

Mr. Hollinger received 3,000 shares of stock which were reserved by the Board of Directors to be granted to his wife, Dana Hollinger, under the Company’s 2005 Incentive Compensation Plan for services as an employee. Mrs. Hollinger is now deceased and these shares have been issued directly to Mr. Hollinger as her heir.

Mr. Hollinger received 21,601 shares of stock on September 1, 2005 upon conversion of a promissory note dated September 15, 2003 and issued to Mr. Hollinger in exchange for a loan of $17,280 to the Company. Under the terms of the promissory note, these shares were issued at a conversion price of $0.80 per share.

[2]	Includes 20,000 shares of restricted stock granted under the Company’s 2005 Incentive Compensation Plan, all of which are fully vested.

[3]	Includes currently excisable options to purchase 10,000 shares for $0.40 per share.

[4]	Includes currently exercisable options to purchase 15,000 shares for $1.34 per share under the Company’s 2005 Incentive Compensation Plan.

[5]	Includes currently exercisable options to purchase 36,000 shares for $1.34 per share under the Company’s 2005 Incentive Compensation Plan.

[6]
Includes 12,000 shares of restricted stock that are subject to forfeiture under the Company’s 2005 Incentive Compensation Plan. Also includes currently exercisable options to purchase 70,000 shares, all for $1.00 per share under the Company’s 2005 Incentive Compensation Plan.

[7]
Includes 250,000 shares of Common Stock owned by Wholesale Realtors Supply, a partnership controlled by Mr. Elias and 550,000 shares of Common Stock owned jointly by Mr. Elias and Alma Elias, his spouse.

[8]
This amount represents shares beneficially owned by Messrs. Hollinger, Trimble, Parker, Ruggieri, Fairlie, Rowenski and Schlitz and Ms. Batt, including the options and restricted shares as described above.

[9]
Applicable percentage of ownership is based on 29,909,577 shares of Common Stock outstanding as of July 15, 2008, together with securities exercisable or convertible into shares of Common Stock within sixty (60) days of July 15, 2008 for each stockholder.  Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL
PERSONS AND CORPORATE GOVERNANCE

Effective as of September 1, 2005 the following persons, each of whom may be considered a promoter, converted promissory notes into shares of Common Stock of the Company as shown below.

Name	Amount of Loan	Date of Loan	Conversion price/share	Number of Shares

Theodore G. Hollinger	$17,280.06	September 2003	$0.80	21,601
Michael A. Schiltz	$15,000.00	September 2003	$0.80	18,750
Tapan K. Bose (Deceased)	$19,751.76	September 2003	$0.80	24,465

Prior the merger transaction by and between the Company and HEC Iowa, HEC Iowa issued stock to our founder, Theodore G. Hollinger, in exchange for equipment and company-related expenses in the amount of $151,487 paid by him.

The following directors are independent: Philip G. Ruggieri, Thomas O. Trimble, Stephen T. Parker, Jan Rowinsky and David F. McManamy.

The following director is not independent: Theodore G. Hollinger.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of our Common Stock in Canada is being made only on a private placement basis exempt from the requirement that we and the Selling Stockholder prepare and file a Prospectus with the securities regulatory authorities in each province where trades of Common Stock are made. Any resale of the Common Stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Common Stock.

  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares offered hereby has been opined on for us by Davis, Brown, Koehn, Shors & Roberts, P.C. No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the Company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

The financial statements are included in this Prospectus and the registration statement to which this Prospectus is made a part, including the balance sheets of Hydrogen Engine Center, Inc. and Subsidiaries (a corporation in the development stage) as of December 31, 2007 and 2006, and the related statements of operations, stockholder’s equity (deficit) and comprehensive loss, and cash flows for the years then ended and the period from May 19, 2003 (inception date) to December 31, 2007, have been audited by LWBJ, LLP, the Company’s independent registered public accounting firm, to the extent and for the periods set forth in their report elsewhere herein and in the registration statement to which this Prospectus is made a part and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

HOW TO GET MORE INFORMATION

We have filed with the SEC our registration statement on Form S-1 under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. For further information with respect to us and the securities offered by this Prospectus, reference is made to the registration statement. Statements contained in this Prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

HYDROGEN ENGINE CENTER, INC. AND SUBSIDIARIES

(A CORPORATION IN THE DEVELOPMENT STAGE)

INDEX TO FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 2008

Condensed Consolidated Balance Sheets as of March 31, 2008 (unaudited) and December 31, 2007	F-1 – F-2

Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2008 and 2007 and the period from inception (May 19, 2003) through March 31, 2008 (unaudited)	F-3

Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2008 and 2007 and the period from inception (May 19, 2003) through March 31, 2008 (unaudited)	F-4 – F-5

Notes to Consolidated Financial Statements, March 31, 2008 (unaudited)	F-6

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2007

Report of Independent Registered Public Accounting Firm	F-20

Consolidated Balance Sheets as of December 31, 2007 and 2006	F-21 – F-22

Consolidated Statements of Operations for the Years Ended December 31, 2007 and 2006 and the period from inception (May 19, 2003) through December 31, 2007	F-23

Consolidated Statement of Changes in Stockholders’ Equity for the Years Ended December 31, 2007 and 2006 and the period from inception (May 19, 2003) through December 31, 2007	F-24 – F-25

Consolidated Statements of Cash Flows for the Years Ended December 31, 2007 and 2006 and the period from inception (May 19, 2003) through December 31, 2007	F-26 – F-27

Notes to Consolidated Financial Statements, December 31, 2007	F-28

- F-i -

HYDROGEN ENGINE CENTER, INC. AND SUBSIDIARIES
(a corporation in the development stage)

Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2008	2007
	(Unaudited)
	(Restated)	(Restated)

ASSETS

Current Assets
Cash and cash equivalents	$161,578	$713,289
Restricted cash	116,454	115,157
Accounts receivable	112,135	134,237
Inventories	1,578,085	1,655,359
Prepaid expenses	78,786	89,901
Total current assets	2,047,038	2,707,943

Property, Plant and Equipment
Building	2,271,209	2,271,209
Equipment	899,391	908,999
Land and improvements	472,504	472,504
	3,643,104	3,652,712
Less accumulated depreciation	431,285	375,178
Net property and equipment	3,211,819	3,277,534

Total Assets	$5,258,857	$5,985,477

See accompanying notes

HYDROGEN ENGINE CENTER, INC. AND SUBSIDIARIES
(a corporation in the development stage)

Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2008	2007
	(Unaudited)
	(Restated)	(Restated)

LIABILITIES AND EQUITY

Current Liabilities
Notes payable, banks	$580,046	$594,677
Current portion long-term debt	43,337	30,350
Current installments of obligation under capital lease	46,637	45,247
Accounts payable	156,207	146,585
Accrued expenses	221,964	207,328
Accrued interest	141,220	129,965
Unearned grants	24,184	30,977
Total current liabilities	1,213,595	1,185,129

Long-term debt, net of current maturities	1,310,625	1,338,235
Obligation under capital lease, excluding current installments	68,761	80,955
	1,379,386	1,419,190
Total liabilities	2,592,981	2,604,319

Commitments and Contingencies

Stockholders' Equity
Preferred stock - Series B, $0.001 par value; 5,000,000 shares authorized, 1,932,846 shares issued and outstanding	1,933	1,933
Common stock, $0.001 par value; 100,000,000 shares authorized, 27,590,164 shares issued and outstanding	27,590	27,590
Additional paid-in capital	16,009,012	15,860,725
Accumulated other comprehensive loss - foreign currency	(7,938)	(3,412)
Deficit accumulated during the development stage	(13,364,721)	(12,505,678)
Total stockholders' equity	2,665,876	3,381,158

Total Liabilities and Stockholders’ Equity	$5,258,857	$5,985,477

See accompanying notes

HYDROGEN ENGINE CENTER, INC. AND SUBSIDIARIES
(a corporation in the development stage)

Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended		From Inception
	March 31,		(May 19, 2003) to
	2008	2007	March 31, 2008
	(Unaudited)	(Unaudited)	(Unaudited)
	(Restated)	(Restated)	(Restated)

Sales	$161,685	$238,290	$1,224,388

Cost of Goods Sold
Material, labor, and overhead	150,367	202,664	1,072,151
Inventory markdown (recovery)	(11,904)	-	950,119
	138,463	202,664	2,022,270

Gross Profit (Loss)	23,222	35,626	(797,882)

Operating Expenses
Sales and marketing	84,065	88,514	1,285,101
General and administrative	570,904	823,422	7,042,312
Research and development	191,266	407,357	3,441,769
Vendor settlement	-	448,011	577,500

	846,235	1,767,304	12,346,682

Operating Loss	(823,013)	(1,731,678)	(13,144,564)

Other Income (Expense)
Interest income	4,429	11,501	168,481
Interest expense	(40,459)	(41,637)	(381,904)
Loss on sale of asset	-	-	(6,734)
	(36,030)	(30,136)	(220,157)

Net Loss	$(859,043)	$(1,761,814)	$(13,364,721)

Series A Preferred stock beneficial conversion feature accreted as a dividend	$-	$(1,889,063)	$(1,889,063)

Net Loss Attributable To Common Stockholders	$(859,043)	$(3,650,877)	$(15,253,784)

Weighted -average shares outstanding	27,498,164	25,472,024

Basic and diuluted net loss per share	(0.03)	(0.14)

See accompanying notes

HYDROGEN ENGINE CENTER, INC. AND SUBSIDIARIES
(a corporation in the development stage)

Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended		From Inception
	March 31,		(May 19, 2003) to
	2008	2007	March 31, 2008
	(Unaudited)	(Unaudited)	(Unaudited)

Operating Activities
Net loss	$(859,043)	$(1,761,814)	$(13,364,721)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	65,715	57,213	492,558
Compensation to directors and employees of stock options and restricted stock	138,005	136,089	1,512,424
Compensation to consultants of stock options	10,282	2,462	197,092
Warrants issued in vendor settlement	-	-	577,500
Loss on sale of assets	-	-	6,734
Change in assets and liabilities:
Accounts receivable	22,102	(85,175)	(112,135)
Inventories	77,274	(362,217)	(1,557,020)
Prepaid expenses	11,115	(97,240)	(100,243)
Accounts payable	9,622	138,135	240,063
Accrued expenses	14,636	677,953	268,202
Accrued interest	11,255	-	141,220
Unearned grants	(6,793)	(8,484)	24,184
Net cash used in operating activities	(505,830)	(1,303,078)	(11,674,142)

Investing Activities
Withdrawal/(Deposit) of restricted cash	(1,297)	(3,848)	(116,454)
Proceeds from sale of assets	-	-	36,500
(Purchases)/Impairment of property, plant, and equipment	-	(39,277)	(3,012,679)
Net cash used in investing activities	(1,297)	(43,125)	(3,092,633)

Financing Activities
Proceeds from note payable, bank	-	250,000	1,839,420
Payments on note payable, bank	(14,630)	(2,283)	(927,774)
Proceeds from long-term debt	-	-	1,172,052
Payments on long-term debt	(25,428)	(11,473)	(169,323)
Proceeds from exercise of stock option	-	-	8,000
Issuance of preferred stock (Series A) in private placement, net of expenses	-	-	2,779,813
Issuance of preferred stock (Series B) in private placement, net of expenses	-	279,000	3,595,095
Issuance of common stock in private placements, net of expenses	-	-	6,639,008
Net cash provided by (used in) financing activities	(40,058)	515,244	14,936,291

Effect of Exchange Rates on Cash and Cash Equivalents	(4,526)	(1,184)	(7,938)

Net Increase (Decrease) in Cash and Cash Equivalents	(551,711)	(832,143)	161,578

Cash and Cash Equivalents - Beginning of Period	713,289	1,149,207	-

Cash and Cash Equivalents - End of Period	$161,578	$317,064	$161,578

-Continued-
See accompanying notes

HYDROGEN ENGINE CENTER, INC. AND SUBSIDIARIES
(a corporation in the development stage)

Condensend Consolidated Statements of Cash Flows
(Unaudited)

-Continued-

	Three months ended		From Inception
	March 31,		(May 19, 2003) to
	2008	2007	March 31, 2008
	(Unaudited)	(Unaudited)	(Unaudited)

Supplemental Cash Flow Information

Interest paid	$29,111	$13,913	$240,401

Supplemental Disclosures of Noncash Investing and Financing Activities

Additional paid-in capital contribution for expenses paid by founder	$-	$-	$103,636

Issuance of common stock for equipment	$-	$-	$47,851

Issuance of common stock for conversion of debt	$-	$-	$557,051

Acquistion of property, plant, and equipment through financing	$-	$111,450	$692,081

Payables for construction in progress	$-	$-	$232,208

Receivable for state loan	$-	$-	$100,000

Series A Preferred stock beneficial conversion feature accreted as a dividend	$-	$1,889,063	$1,889,063

See accompanying notes

HYDROGEN ENGINE CENTER, INC. AND SUBSIDIARIES
(a corporation in the development stage)
Notes to Consolidated Financial Statements
(Unaudited)
March 31, 2008

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Overview of Companies

Hydrogen Engine Center, Inc. is a Nevada corporation with operations at, Hydrogen Engine Center, Inc., an Iowa corporation (“HEC Iowa”), and Hydrogen Engine Center (HEC) Canada Inc. (“HEC Canada”).

HEC Iowa was incorporated on May 19, 2003 (“inception date”) for the purpose of commercializing environmentally friendly internal combustion systems for industrial engines and generator sets. HEC Iowa’s operations are located in Algona, Iowa.

HEC Canada was incorporated as a Canadian corporation on August 25, 2005, for the purpose of establishing a research and development center to assist in the development of alternative fuel and hydrogen engines and generator sets. HEC Canada is located in Quebec, and works with Universite Du Quebec at Trois-Rivieres.

Description of Business – A Corporation in the Development Stage

We develop systems and processes used in the design, manufacture and distribution of alternative fuel internal combustion engines, engine controls and generator systems. These technologies are for use by customers and partners in the industrial and power generation markets. We have filed and continue to file patents around these next generation systems and processes. These solutions and the engines using them are designed to run on alternative fuels including but not limited to hydrogen, ammonia, ethanol, natural gas, propane and gasoline. Our engines and engine products are sold under the brand name Oxx Power®.

Through March 31, 2008, we remain in the development stage. Development stage is characterized by minimal revenues, with efforts focused on fund raising and prioritization of expenditures for the design and development of our products, manufacturing processes, intellectual property and strategic sales and marketing.

Interim Financial Statements

The unaudited interim financial information included in this report reflects normal recurring adjustments that management believes are necessary for a fair statement of the results of operations, financial position, and cash flows for the periods presented. This interim information should be read in conjunction with the financial statements and accompanying notes contained in the company’s Form 10-KSB filed April 15, 2008.

The results of operations for the quarterly period ended March 31, 2008 are not necessarily indicative of the results to be expected for other interim periods or the full year.

Principles of Consolidation

The consolidated financial statements include the accounts of our Company and its wholly owned subsidiaries, HEC Iowa and HEC Canada. All intercompany balances and transactions have been eliminated in consolidation.

Liquidity and Going Concern

Our financial statements have been prepared on the basis of accounting principles applicable to a going concern. As a result, they do not include adjustments that would be necessary if we were unable to continue as a going concern and would therefore, be obligated to realize assets and discharge its liabilities other than in the normal course of operations.

Since inception, we have invested in the resources and technology we believe necessary to deliver carbon free energy technology. As such, we have incurred substantial operating losses. We expect to incur operating losses in 2008. We have financed all development, sales and operations since inception through equity and debt financings. We continue to take steps to lower our monthly cash expenditures. On April 11, 2008, we entered into an agreement to sell up to a maximum of $4,000,000 in equity securities over twenty-four months to a hedge fund. The agreement requires that we register stock prior to receiving any funds. The registration process with the Securities and Exchange Commission could take 60 to 90 days or longer. With our existing capital, projected sales revenue, and secured financing, we anticipate that we can fund our operations through July, 2008, without additional capital. As of May 13, 2008, we have approximately $192,303 in cash, $79,195 in trade receivables and $139,833 in trade payables. We have sales orders of approximately $253,757 (approximately $140,000 of which are scheduled to be delivered in May 2008) and an expected tax refund of approximately $30,000. In addition, we have available funds from a line of credit from a bank in the amount of $165,000. As our funding efforts continue, we plan to stage our growth by expanding our sales and marketing programs, and by proceeding with technology development, patent filings and essential engine certification. While interest in the alternative energy sector is strong, we are prepared to further curtail spending if needed. These timeframes may vary if events occur which negatively or positively affect our operations.

Our continuing operations are dependent upon obtaining financing. There can be no assurance that we will successfully complete the required stock registration or be able to draw funds in a timely manner. These conditions raise substantial doubt about the ability to continue as a going concern.

Fair Value of Financial Instruments

Due to the short-term nature of cash, cash equivalents, accounts receivable, accounts payable and accrued expenses, we believe that the carrying amounts reported in the balance sheet approximate their fair values at the balance sheet date. The fair value of long-term debt is estimated based on anticipated interest rates, which management believes would currently be available for similar issues of debt, taking into account our current credit risk and other market factors, which approximate fair value.

Inventories

Inventories consist mainly of parts, work-in-process and finished goods that are stated at the lower of cost (determined by the first-in, first out method) or market value (Note 4). We follow the provisions of SFAS 151, “Inventory Costs” that amends the guidance in Accounting Research Bulletin No. 43, Chapter 4, “Inventory Pricing” (ARB No. 43). Under this guidance, we allocate fixed production overhead to inventory based on the normal capacity of the production facilities, any expense incurred as a result of idle facility expense, freight and handling costs are expensed as period costs. For the three months ended March 31, 2008 we allocated approximately $4,000 of overhead to inventory and approximately $49,500 of overhead to inventory from inception (May 19, 2003) to March 31, 2008. For the three months ended March 31, 2007 we allocated approximately $5,000 of overhead to inventory. The balance of fixed production overhead is recorded in general and administrative costs.

Revenue Recognition

Revenue from the sale of our products is recognized at the time title and risk of ownership transfer to customers. This occurs upon shipment to the customer or when the customer picks up the goods.

Business Agreements

Income is also derived through business agreements for the development and/or commercialization of products based upon our proprietary technology. Some of the business agreements have stipulated performance milestones and deliverables where others require “best efforts” with no performance criteria. The business agreements require that payments be made to us as certain milestones are reached prior to delivery of the product to the customer. Accordingly, income related to business agreements are recorded as a reduction in research and development expense, when title and risk of ownership transfers to the customer. Expenses we incur are recorded as research and development costs. During the three months ended March 31, 2008, we did not record a reduction in research and development expense resulting from business agreements. From inception (May 19, 2003) to March 31, 2008, we recorded $273,913, as a reduction in research and development expense.

General and Administrative Costs

General and administrative costs include payroll, employee benefits, stock-based compensation, and other costs associated with general and administrative costs including administrative personnel, professional fees, consulting fees and office expense. We allocate overhead and direct production expense to products manufactured. However, because we have not reached our production capacity, excess manufacturing costs are expensed as incurred as general and administrative costs. Expenses related to pre-production include salaries for production personnel, purchasing costs and the costs associated with production ramp up. Total pre-production costs included in general and administrative expenses for the three months ending March 31, 2008 totaled $121,484. For the period from inception (May 19, 2003) to March 31, 2008 pre-production expense was $1,464,918.

Research and Development Costs

Research and development costs include payroll, employee benefits, stock-based compensation, and other costs associated with product development and are expensed as they are incurred. Accordingly, our investments in technology and patents are recorded at zero in our financial statements, regardless of their value.

Stock-Based Compensation

Effective January 1, 2006, we adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123R “Share-Based Payment” (“SFAS 123R”). As prescribed in SFAS 123R, we have elected to use the modified prospective transition method, and accordingly, prior periods have not been restated to reflect the impact of SFAS 123R. Under this method, we are required to recognize stock-based compensation for all new and unvested stock-based awards that are ultimately expected to vest as the requisite service is rendered, beginning January 1, 2006. We record stock-based compensation expense on a straight-line basis over the requisite period, which is generally a four-to five-year vesting period. Historically, we applied the intrinsic method as provided in Accounting Principles Board (“APB”) Opinion No. 25 (“APB No. 25”), “Accounting for Stock Issued to Employees,” and related interpretations and accordingly, no compensation cost had been recognized for stock options issued to employees in years prior to 2006.

In March 2005, SAB 107 provided supplemental implementation guidance for SFAS 123R. We applied the provisions of SAB 107 in our adoption of SFAS 123R. As a result of adopting the fair value method for stock compensation, all stock options and restricted stock awards are expensed over the award vesting period. These awards are expensed under the same approach using the fair value measurements which were used in calculating pro forma stock-based compensation expense under SFAS 123.

SFAS 123R requires the use of a valuation model (Note 9), to calculate the fair value of stock-based awards. We have elected to utilize the Black-Scholes option pricing model to estimate the fair value of options.

Prior to the adoption of SFAS 123R, we accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB No. 25 as allowed under SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). As permitted by SFAS 123, we chose to follow APB No. 25 and related interpretations for its employee stock-based compensation. Under APB No. 25, no compensation expense was recognized at the time of option grant if the exercise price of the employee stock option is fixed and equals or exceeds the fair value of the underlying common stock on the date of grant and the number of shares to be issued pursuant to the exercise of such option are known and fixed at the date of grant. We use the fair value of common stock at the close of business on the date the option is approved by our Board of Directors.

We account for options issued to non-employees (other than directors) under SFAS 123R and EITF No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods, or Services.” Therefore, the fair value of options issued to non-employees, as calculated, using the Black Scholes Option pricing formula (Note 9), is recorded as an expense over the vesting terms. Options issued to non-employees and employees are issued using the same methodology and assumptions.

The following table illustrates the effect on net loss as if we had applied, prior to January 1, 2006, the fair value recognition provisions for stock-based employee compensation of SFAS 123, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation -- Transition and Disclosure.”

Period from Inception
(May 19, 2003) to
March 31, 2008

Net loss attributable to common shareholders, as reported	$(15,253,784)

Add: options and restricted stock-based employee compensation expense included in reported net loss attributable to common shareholders	1,512,424
Deduct: options and restricted stock-based employee compensation expense determined under fair value based method	(1,698,226)

Pro forma net loss attributable to common shareholders	$(15,439,586)

Total employee non-cash stock compensation expense, net of forfeitures, for the three months ended March 31, 2008 was $138,005.

For purposes of pro forma disclosures, the estimated fair value of the options granted is amortized to expense over the option vesting periods as services are performed (Note 9).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Our actual results could differ from our estimates.

Recent Accounting Pronouncements

In February 2008, the FASB issued Financial Staff Positions (“FSP”) FAS 157-2, Effective Date of FASB Statement No. 157 (“FSP FAS 157-2”), which delays the effective date of SFAS No. 157, Fair Value Measurement (“SFAS 157”), for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). SFAS 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. FSP FAS 157-2 partially defers the effective date of SFAS 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this FSP. FSP FAS 157-2 is effective for us beginning January 1, 2009. We are currently evaluating the potential impact of the adoption of those provisions of SFAS 157, for which effectiveness was delayed by FSP SFAS 157-2, on our consolidated financial position and results of operations.

Reclassifications

Certain amounts in the Condensed Consolidated Statement of Operations for the three months ended March 31, 2007 have been reclassified to conform to the current year presentation. These reclassifications had no effect on net loss as previously reported.

2. RESTATEMENT OF FINANCIAL STATEMENTS

Correction of error related to presentation of inventory write-downs and establishment of inventory valuation account.

During 2006, 2007, and 2008 we recorded inventory write-downs, net of recoveries and inventory write-offs as operating expense. Per EITF 96-9 and note 13 of SAB 100, inventory markdowns should be classified in the income statement as a component of cost of goods sold.

We have evaluated the financial statement impact in each of the previously filed reporting periods effected, and concluded that the changes are quantitatively material to its previously filed financial statements. The amounts previously recorded in each of the two periods ended March 31, 2007 and March 31, 2008 and the period from inception to March 31, 2008 have been adjusted for this reclassification. There were no inventory write-downs or write-offs during the three months ended March 31, 2006 and March 31, 2007.

The effect of the correction of this error on the Consolidated Statement of Operations for the three months ended March 31, 2008 is summarized as follows:

Condensed Consolidated Statement of Operations

	March 31, 2008 As Previously Reported	Adjustments	March 31, 2008 As Restated
Sales	$161,685	$-	$161,685

Cost of Goods Sold
Material, labor, and overhead	150,367	-	150,367
Inventory markdowns (recoveries)	-	(11,904)	(11,904)
	150,367	(11,904)	138,463

Gross Profit (Loss)	11,318	11,904	23,222

Losses (recovery) related to inventory	(11,904)	11,904	-
Vendor settlement	-	-	-
Total Operating Expenses	834,331	11,904	846,235

Operating Loss	(823,013)	-	(823,013)

Net Loss	$(859,043)	$-	$(859,043)

The effect of the correction of this error on the Consolidated Statement of Operations for the three months ended March 31, 2007 is summarized as follows:

Condensed Consolidated Statement of Operations

	March 31, 2007 As Previously Reported	Adjustments	March 31, 2007 As Restated
Sales	$238,290	$-	$238,290

Cost of Goods Sold
Material, labor, and overhead	202,664	-	202,664
Inventory markdowns (recoveries)	-	-	-
	202,664	-	202,664

Gross Profit (Loss)	35,626	-	35,626

Losses (recovery) related to inventory	448,011	(448,011)	-
Vendor settlement	-	448,011	448,011
Total Operating Expenses	1,767,304	-	1,767,304

Operating Loss	(1,731,678)	-	(1,731,678)

Net Loss	$(1,761,814)	$-	$(1,761,814)

The effect of the correction of this error on the Consolidated Statement of Operations for the period from inception to March 31, 2008 is summarized as follows:

Condensed Consolidated Statement of Operations

	Inception to March 31, 2008 As Previously Reported	Adjustments	Inception to March 31, 2008 As Restated
Sales	$1,224,388	$-	$1,224,388

Cost of Goods Sold
Material, labor, and overhead	1,072,151	-	1,072,151
Inventory markdowns (recoveries)	-	950,119	950,119
	1,072,151	950,119	2,022,270

Gross Profit (Loss)	152,237	(950,119)	(797,882)

Losses (recovery) related to inventory	1,527,619	(1,539,523)	-
Vendor settlement	-	577,500	577,500
Total Operating Expenses	13,296,801	(950,119)	12,346,682

Operating Loss	(13,144,564)	-	(13,144,564)

Net Loss	$(13,364,721)	$-	$(13,364,721)

Correction of error related to presentation of the beneficial conversion feature accretion for Series A Preferred Stock

The Series A Convertible Preferred Stock issued in 2006 had certain anti-dilution rights. As a result of these anti-dilution rights and the sale of the Series B Preferred Stock on March 27, 2007, the conversion price of the Series A Preferred Stock was reduced from $3.25 per share to $2.00 per share. We concluded that this reduced conversion price resulted in a noncash, quasi dividend totaling $1,889,063. Our previously filed financial statements reflected this quasi dividend as an increase to accumulated deficit in the Consolidated Balance Sheet as of March 31, 2008. Per EITF 98-5 and SAB Topic 3, when there is an accumulated deficit rather than retained earnings, the quasi dividend should be recorded as a reduction to additional paid-in capital.

The effect of the correction of this error on the Condensed Consolidated Balance Sheet for the period ended March 31, 2008 is summarized as follows:

Condensed Consolidated Balance Sheet
	March 31, 2008 As Previously Reported	Adjustments	March 31, 2008 As Restated
Additional paid-in capital	$17,898,075	$(1,889,063)	$16,009,012
Deficit accumulated during the development stage	(15,253,784)	1,889,063	(13,364,721)
Total Stockholders’ Equity	$2,665,876	$-	$2,665,876

The effect of the correction of this error on the Condensed Consolidated Balance Sheet for the period ended December 31, 2007 is summarized as follows:

Condensed Consolidated Balance Sheet
	December 31, 2007 As Previously Reported	Adjustments	December 31, 2007 As Restated
Additional paid-in capital	$17,749,788	$(1,889,063)	$15,860,725
Deficit accumulated during the development stage	(14,394,741)	1,889,063	(12,505,678)
Total Stockholders’ Equity	$3,381,158	$-	$3,381,158

3. FAIR VALUE INSTRUMENTS

Effective January 1, 2008, we adopted SFAS 157, except as it applies to the nonfinancial assets and nonfinancial liabilities subject to FSP SFAS 157-2. SFAS 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. As a basis for considering such assumptions, SFAS 157 establishes a three-tier value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 - Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

When determining the fair value measurements for assets or liabilities required or permitted to be recorded at and/or marked to fair value, we consider the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability. When possible, we look to active and observable markets to price identical assets. When identical assets are not traded in active markets, we look to market observable data for similar assets. Nevertheless, certain assets are not actively traded in observable markets and we must use alternative valuation techniques to derive a fair value measurement.

The following table provides information on those assets and liabilities measured at fair value on a recurring basis.

	Carrying Amount In Consolidated Balance Sheet March 31,	Fair Value March 31,	Fair Value Measurement Using
	2008	2008	Level 1	Level 2	Level 3

Money Market Funds	$61,656	$61,656	$61,656	$-	$-

Effective January 1, 2008, we also adopted SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities – including an Amendment of FASB Statement No. 115, which allows an entity to choose to measure certain financial instruments and liabilities at fair value on a contract-by-contract basis. Subsequent fair value measurement for the financial instruments and liabilities an entity chooses to measure will be recognized in earnings. As of March 31, 2008, we did not elect such option for our financial instruments and liabilities.

4. INVENTORIES

Inventories are stated at the lower of cost or market value. Cost is determined by the first-in, first-out method:

	March 31, 2008	December 31, 2007
	(unaudited)
Component parts	$1,216,738	$1,266,612
Work in process	36,444	10,407
Finished goods	324,903	378,340
Totals	$1,578,085	$1,655,359

5. NOTES PAYABLE, BANK

At March 31, 2008, we had a letter of credit with a bank in the amount of $108,000. The letter of credit bears interest equal to the bank’s prime rate and had a balance of $0 at March 31, 2007. The letter of credit is secured by a certificate of deposit in the amount of $116,454. On April 15, 2008, the line of credit was dissolved and the restriction on the certificate of deposit was lifted.

On March 24, 2008, we obtained a line of credit from a bank for $250,000. The line of credit expires August 1, 2008 and is secured by real estate and a business security agreement. The line of credit carries a variable interest rate equal to 1.5% above the Wall Street Journal U.S. Prime Rate. At March 31, 2008 the balance on the line of credit was $0 and carried an interest rate of 6.75%. As of May 13, 2008 we had drawn $85,000 from this line of credit for operating expenses.

6. LONG-TERM DEBT

Long-term debt consists of the following:

	March 31, 2008	December 31, 2007
	(unaudited)
Note payable to City of Algona. See (a)	$155,000	$160,000
Note payable to Algona Area Economic Development Corporation. See (b)	146,124	146,124
Note payable to Algona Area Economic Development Corporation. See (c)	60,881	64,827
Notes payable to Iowa Department of Economic Development. See (d)	400,000	400,000
Note payable to finance company. See (e)	-	6,388
Note payable to bank. See (f)	591,956	594,246
	1,353,962	1,368,585
Less amounts due within one year	43,337	30,350
Totals	$1,310,625	$1,338,235

Future maturities of long-term debt at March 31, 2008 are as follows:

2009	$591,011
2010	169,562
2011	200,330
2012	148,800
Thereafter	200,922
Total long-term debt	$1,310,625

(a) In September 2005, we obtained $200,000 from the City of Algona. The note requires quarterly payments of $5,000 starting January 1, 2006, with the final payment due October 1, 2015. There is no interest on this loan provided we create and retain at least 42 new full-time positions for five years. If such requirements are not met, interest on the loan will be payable at 10% per annum. At this time the requirements have not been met. Therefore, as of March 31, 2008, we have accrued interest on the note in the amount of $45,974. The loan is collateralized by real estate.

(b) On June 27, 2005, we executed a note payable of $146,124 from the Algona Area Economic Development Corporation in exchange for land received to be used for the construction of a new facility. The loan is a ten-year partially forgivable loan with interest at 8%, conditioned upon us achieving performance targets as follows:

•
$67,650 of principal and interest will be forgiven if we certify that we have created 50 new full-time equivalent jobs by June 1, 2010, and continuously retained those jobs in Algona, Iowa until June 1, 2015.

•	$67,650 of principal and interest will be forgiven if we certify that we have created and continuously retained 50 additional new full-time equivalent jobs by June 1, 2015.
•	Balance of $10,824 due on June 1, 2015, without interest if paid by that date.
•	Payment of a wage for the retained jobs that is equal to or greater than the average hourly wage for workers in Kossuth County, Iowa, as determined annually by Iowa Workforce Development.

At this time the requirements have not been met. Therefore, as of March 31, 2008, we have accrued interest in the amount of $32,283. The loan is secured by the real estate.

(c) On December 16, 2005, we assumed a no-interest note provided by the Algona Area Economic Development Corporation in the amount of $117,500 in conjunction with the purchase of land and building. This note was recorded at the fair value of future payments using an interest rate of 10% which amounted to $70,401, resulting in a total purchase price of the land and building of $332,901. This note is subordinate to a short-term note held by a bank. The note requires quarterly payments of $2,500 starting January 1, 2006, with the final payment due July 1, 2017.

(d) On June 28, 2005, the Iowa Department of Economic Development (“IDED”) awarded us a Physical Infrastructure Assistance Program (“PIAP”) grant in the amount of $150,000. This is a five-year forgivable loan and proceeds are to be used for the construction and equipping of the 30,000 square foot manufacturing facility. We received payment of this award in December 2005. Other terms of the loan include a minimum contribution of $1,543,316 for building construction, machinery and equipment, and working capital. In addition, we must create 49 full-time equivalent positions, with 38 positions at a starting wage exceeding $11.76 per hour, and an average wage for all positions of $24.94 per hour. In order to qualify for the job count, employees must be Iowa residents. We are required to maintain the minimum employment level through the thirteenth week after the project completion date. If requirements are not met, the balance of the forgivable loan determined by IDED as due and payable will be amortized over three years from the agreement expiration date of July 31, 2010, at 6% interest per annum with equal quarterly payments. IDED requires end-of-year status reports to ensure compliance. At this time the requirements have not been met. Therefore, as of March 31, 2008, the total amount of interest accrued was $20,984. The note is secured by a security agreement on our assets.

Also on June 28, 2005, IDED awarded us a Community Economic Betterment Account (“CEBA”) forgivable loan in the amount of $250,000. This is a three-year forgivable loan and proceeds are to be used for the construction of the plant. We received $150,000 of this award in December 2005. The balance of the award, $100,000, was received in January 2006. The terms of this award are the same as the PIAP award explained in the previous paragraph. At the project completion date, if we have fulfilled at least 50% of our job creation/retention and wage obligation, $6,579 will be forgiven for each new full-time equivalent job created and retained and maintained for at least ninety days past the project completion date. The project completion date of this award is July 30, 2010. Any balance (shortfall) will be amortized over a two-year period, beginning at the project completion date at 6% per annum from the date of the first CEBA disbursement on the shortfall amount, with that amount accrued as of the project completion date, being due and payable immediately. If we have a loan balance, the shortfall balance and existing balance will be combined to reflect a single monthly payment. We are accruing interest on this note until the terms of the note have been met. The total amount of interest accrued at March 31, 2008 was $34,973. The note is secured by a security agreement on our assets.

At March 31, 2008 we have created 17 jobs to meet the above job creation requirement.

(e) On March 20, 2006, we acquired manufacturing equipment through an equipment financing agreement with Wells Fargo Financial Leasing, Inc. The note requires payments of $2,129 per month for 24 months. The equipment serves as collateral for the note. At March 31, 2008, the entire remaining balance is due within one year and considered current.

(f) On March 27, 2008, we renewed a note with a bank for $591,956. The balance of this note on December 31, 2007 was $594,246. This note matures on April 1, 2009, and carries a variable interest rate equal to the Wall Street Journal U.S. Prime Rate. At March 31, 2008, the interest rate on the note was 5.25% and requires monthly interest and principal payments of $4,340. The loan is secured by real estate.

7. CAPITALIZED LEASES

We have entered into three capital lease agreements, to purchase equipment with a net book value of $126,382 at March 31, 2008. Amortization of assets held under capital lease is included with depreciation expense.

The following is a schedule, by years of future minimum payments, required under the lease together with their present value as of March 31, 2008:

2008	$43,086
2009	57,448
2010	19,889
2011	11,586
2012	635
Total minimum lease payments	132,644
Less amount representing interest	17,246
Present value of minimum lease payments	115,398
Less amounts due within one year	46,637
Totals	$68,761

8. GRANTS AND INCENTIVE PROGRAMS

On June 28, 2005, we signed an Enterprise Zone (EZ) Agreement with the Iowa Department of Economic Development (“IDED”). This agreement was later amended, September 26, 2006, to include both properties on our production site. This agreement provides certain benefits and in order to receive these benefits, we were required to create 59 new full-time equivalent jobs at our project site within three years of the date of the agreement. We were also required pay a median wage of $23.89 per hour and pay 80% of the employees’ medical and dental insurance. Within three years of the effective date of the agreement, we were also required to make a capital investment of at least $1,329,716 within the Enterprise Zone. If we do not meet these requirements, a portion of the incentives and assistance will have to be repaid, which will be based on the portion of requirements that we have met.

At March 31, 2008, we had not met all of our obligations for the EZ agreement and we have determined that we will not meet all of the requirements of this agreement before June 28, 2008. We have recorded the benefits we have received from this program as liabilities estimated to be $103,000. We have notified IDED of our inability to meet our job creation obligations and we are in the process of providing them with essential information so that our liability for this program can be determined.

9. STOCK-BASED COMPENSATION

On September 1, 2005, we adopted an Incentive Compensation Plan (“Incentive Plan”) for the purpose of encouraging key officers, directors, employees and consultants to remain with the company and devote their best efforts to the business of the company. Under this plan, options may be granted to eligible participants, at a price not less than the fair market value of the stock at the date of grant. Options granted under this plan may be designated as either incentive or non-qualified options and vest over periods designated by the Board of Directors, generally over two to five years, and expire no later than ten years from the date of grant. Upon exercise, we issue new shares of Common Stock to the employee.

We may also issue restricted stock under the Incentive Plan. Restricted stock awards made under this program vest over periods designated by the Board of Directors, generally two to four years. The aggregate number of shares authorized for employee stock options, non-employee stock options and restricted stock awards is 2,000,000. At March 31, 2008, there were 696,084 shares available for grant and 1,303,916 shares granted. Of the shares granted, 361,000 were granted as restricted stock, 231,666 were granted as non-employee stock options, and 711,250 were granted as employee and director stock options.

The following table presents the weighted-average assumptions post repricing, used to estimate the fair values of the stock options granted to employees and non-employees in the periods presented, using the Black-Scholes option pricing formula. The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The expected life is based on our historical data of option exercise and forfeiture. Expected volatility is based on the average reported volatility and vesting period of a representative sample of eight comparable companies in the alternative fuel technology and services niches with market capitalizations between $14 million and $1 billion, in addition to our actual history over a twenty-eight month period.

	For the three months ending		Period from Inception
	March 31,		(May 19, 2003) to
	2008	2007	March 31, 2008
Risk-free interest rate	3.6%	4.7%	4.2%
Expected volatility	81.0%	100.8%	146.5%
Expected life (in years)	4.0	5.5	7.4
Dividend yield	-	-	-
Weighted-average estimated fair value of options
granted during the period	$0.27	$2.38	$0.97

The following table summarizes the activity for outstanding employee and non-employee stock options for the three months ended March 31, 2008:

	Options Outstanding
	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (1)

Balance at December 31, 2007	884,916	$1.16
Granted	50,000	$.46
Balance at March 31, 2008	934,916	$1.12	5.02	$0
Vested and exercisable as of March 31, 2008	629,916	$1.05	3.38	$0
Vested and expected to vest as of March 31, 2008	906,869	$1.15	5.02	$0

(1)
The aggregate intrinsic value is calculated as approximately the difference between the weighted-average exercise price of the underlying awards and our closing stock price of $0.40 on March 31, 2008, the last day of trading in March.

There were no stock options exercised during the three months ending March 31, 2008.

As of March 31, 2008, there was approximately $772,475 of unrecognized compensation cost related to outstanding stock options, net of forecasted forfeitures. This amount is expected to be recognized over a weighted-average period of 5.86 years. To the extent the forfeiture rate is different than we have anticipated, stock-based compensation related to these awards will be different from expectations.

The following table summarizes the activity for the unvested restricted stock for the three months ended March 31, 2008:

	Unvested Restricted Stock
	Number of Shares	Weighted- Average Grant Date Fair Value

Unvested at December 31, 2007	92,000	$1.00
Vested	-	-
Unvested at March 31, 2008	92,000	$1.00

As of March 31, 2008, there was approximately $63,212 of unrecognized compensation cost related to unvested restricted stock. This amount is expected to be recognized over a weighted-average period of 2.42 years. To the extent actual forfeiture rate is different than we have anticipated, the numbers of restricted stock expected to vest would be different from expectations.

The following table summarizes additional information about stock options outstanding and exercisable as of March 31, 2008:

Options Outstanding				Options Exercisable
Exercise Price	Options Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Shares Exercisable	Weighted- Average Exercise Price
$0.40	20,000	10.00	$.40	10,000	$.40
$0.50	30,000	2.88	$.50	30,000	$.50
$1.00	481,666	2.72	$1.00	429,666	$1.00
$1.34	393,250	7.62	$1.34	160,250	$1.34
$1.40	10,000	9.41	$1.40	-	$-

	934,916	5.01	$1.05	629,916	$1.05

10. SUBSEQUENT EVENT

Standby Equity Distribution Agreement (SEDA)

In order to obtain needed capital, we entered into a Standby Equity Distribution Agreement (the “SEDA”) with an investor on April 11, 2008. For a two-year period beginning on the date on which the SEC first declares effective a registration statement registering the resale of our shares by the Investor, we will have the right, at our discretion, to sell shares of our common stock to the Investor for a total purchase price of up to $4,000,000. For each share of common stock purchased under the SEDA, the Investor will pay ninety-three (93%) of the lowest daily volume weighted average price (“VWAP”) during the five consecutive trading days after the Advance Notice Date (as such term is defined in the SEDA). Each such sale (“Advance”) may be for an amount not to exceed $350,000 and each Advance Notice Date must be no less than five trading days after the prior Advance Notice Date. The Advance request will be reduced to the extent the price of our common stock during the five consecutive trading days after the Advance Notice Date is less that 85% of the VWAP on the trading day immediately preceding the Advance Notice Date.

Under the terms of the SEDA, we have paid a structuring fee of $10,000 and a due diligence fee of $5,000. We are obligated to issue $160,000 worth of stock at the earlier of the date of effectiveness of the Registration Statement or 60 days from the Closing Date as a Commitment Fee under the SEDA. We are also obligated to pay a monthly monitoring fee of $3,333 during the term of the agreement. We may terminate the SEDA upon 15 trading days notice, provided there are no Advances outstanding and that we have paid all amounts then due to the Investor.

Report of Independent Registered Public Accounting Firm

The Board of Directors
Hydrogen Engine Center, Inc. and Subsidiaries

We have audited the accompanying balance sheets of Hydrogen Engine Center, Inc. and Subsidiaries (a corporation in the development stage) as of December 31, 2007 and 2006, and the related statements of operations, stockholder's equity (deficit) and comprehensive loss, and cash flows for the years then ended and the period from May 19, 2003 (inception date) to December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hydrogen Engine Center, Inc. and Subsidiaries (a corporation in the development stage) as of December 31, 2007 and 2006 and the results of its operations and its cash flows for the years then ended, and for the period from May 19, 2003 (inception date) to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to examine management’s assertion about the effectiveness of Hydrogen Engine Center, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2007 included in the Annual Report included in From 10KSB and, accordingly, we do not express an opinion thereon.

The accompanying financial statements have been prepared assuming that Hydrogen Engine Center, Inc. and Subsidiaries (a corporation in the development stage) will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered significant losses from operations and is dependent on generating revenue, reducing costs and obtaining substantial additional capital which creates substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not contain any adjustments that might result from the outcome of these uncertainties.

As discussed in Note 2 to the financial statements, the financial statements have been restated.

/s/ LWBJ, LLP
LWBJ, LLP
West Des Moines, Iowa
April 15, 2008, except as to the restatement discussed in Note 2 to the financial statements, which is as of July 21, 2008.

HYDROGEN ENGINE CENTER, INC. AND SUBSIDIARIES
(a corporation in the development stage)

Consolidated Balance Sheets

	December 31,	December 31,
ASSETS	2007	2006
	(Restated)

Current Assets
Cash and cash equivalents	$713,289	$1,149,207
Restricted cash	115,157	352,584
Accounts receivable	134,237	203,375
Inventories	1,655,359	2,001,004
Prepaid expenses	89,901	69,882
Total current assets	2,707,943	3,776,052

Property, Plant and Equipment
Leasehold improvements	-	17,156
Building	2,271,209	2,150,322
Equipment	908,999	757,217
Land and improvements	472,504	467,188
Construction in progress	-	64,744
	3,652,712	3,456,627
Less accumulated depreciation	375,178	182,440
Net property and equipment	3,277,534	3,274,187

Total Assets	$5,985,477	$7,050,239

See accompanying notes

HYDROGEN ENGINE CENTER, INC. AND SUBSIDIARIES
(a corporation in the development stage)

Consolidated Balance Sheets

	December 31,	December 31,
LIABILITIES AND EQUITY	2007	2006
	(Restated)

Current Liabilities
Notes payable, banks	$594,677	$568,693
Current portion long-term debt	30,350	48,289
Current installments of obligation under capital lease	45,247	8,084
Accounts payable	146,585	498,316
Accrued expenses	207,328	175,935
Accrued interest	129,965	98,045
Unearned project reimbursements	-	102,972
Unearned grants	30,977	66,663
Accrued purchase commitment losses	-	26,458
Total current liabilities	1,185,129	1,593,455

Long-term debt, net of current maturities	1,338,235	1,369,339
Obligation under capital lease, excluding current installments	80,955	42,275
	1,419,190	1,411,614
Total liabilities	2,604,319	3,005,069

Commitments and Contingencies

Stockholders' Equity
Preferred stock - Series A, $0.001 par value; 10,000,000 shares authorized, -0- and 930,000 shares issued and outstanding, respectively	-	930
Preferred stock - Series B, $0.001 par value; 5,000,000 shares authorized, 1,932,846 and -0- shares issued and outstanding	1,933	-
Common stock, $0.001 par value; 100,000,000 shares authorized, 27,590,164 and 26,143,914 shares issued and outstanding	27,590	26,144
Additional paid-in capital	15,860,725	11,160,272
Accumulated other comprehensive loss - foreign currency	(3,412)	(9,219)
Deficit accumulated during the development stage	(12,505,678)	(7,132,957)
Total stockholders' equity	3,381,158	4,045,170

Total Liabilities and Stockholders’ Equity	$5,985,477	$7,050,239

See accompanying notes

HYDROGEN ENGINE CENTER, INC. AND SUBSIDIARIES
(a corporation in the development stage)

Consolidated Statements of Operations

			From Inception
	Year Ended	Year Ended	(May 19, 2003) to
	December 31, 2007	December 31, 2006	December 31, 2007
	(Restated)	(Restated)	(Restated)

Sales	$740,799	$278,344	$1,062,703

Cost of Goods Sold
Material, labor, and overhead	644,517	253,723	921,784
Inventory markdowns	533,876	428,147	962,023
	1,178,393	681,870	1,883,807

Gross Profit (Loss)	(437,594)	(403,526)	(821,104)

Operating Expenses
Sales and marketing	219,875	859,587	1,201,036
General and administrative	2,790,255	3,007,139	6,471,408
Research and development	1,370,151	1,297,151	3,250,503
Vendor settlement	448,011	129,489	577,500
	4,828,292	5,293,366	11,500,447

Operating Loss	(5,265,886)	(5,696,892)	(12,321,551)

Other Income (Expense)
Interest income	73,057	58,972	164,052
Interest expense	(173,158)	(114,349)	(341,445)
Loss on sale of asset	(6,734)	-	(6,734)
	(106,835)	(55,377)	(184,127)

Net Loss	$(5,372,721)	$(5,752,269)	$(12,505,678)

Series A Preferred stock beneficial conversion feature accreted as a dividend	(1,889,063)	-	(1,889,063)

Net Loss Attributable To Common Stockholders	$(7,261,784)	$(5,752,269)	$(14,394,741)

Weighted-average shares outstanding	26,325,151	25,207,950

Basic and diluted net loss per share	$(0.28)	$(0.23)

See accompanying notes

HYDROGEN ENGINE CENTER, INC. AND SUBSIDIARIES
(a corporation in the development stage)

Consolidated Statements of Stockholders' Equity (Deficit) and Comprehensive Loss

										Deficit
									Accumulated	Accumulated
	Preferred	Preferred	Preferred	Preferred	Common	Common	Additional	Unearned	Other	During the
	Stock A	Stock A	Stock B	Stock B	Stock	Stock	Paid - in	Stock-Based	Comprehensive	Development
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Compensation	Loss	Stage	Total

Issuance of common stock to founder in exchange for equipment and expenses incurred by founder	-	$-	-	$-	2,000,000	$2,000	$98,165	$-	$-	$-	$100,165

Net loss	-	-	-	-	-	-	-	-	-	(65,642)	(65,642)

Balance at December 31, 2003	-	-	-	-	2,000,000	2,000	98,165	-	-	(65,642)	34,523

Company - related expenses paid by founder	-	-	-	-	-	-	39,187	-	-	-	39,187

Net loss	-	-	-	-	-	-	-	-	-	(192,476)	(192,476)

Balance at December 31, 2004	-	-	-	-	2,000,000	2,000	137,352	-	-	(258,118)	(118,766)

Company - related expenses paid by founder	-	-	-	-	-	-	12,135	-	-	-	12,135

Exchange of previous shares by sole shareholder of HEC Iowa	-	-	-	-	(2,000,000)	-	-	-	-	-	-

Shares in Green Mt. Labs acquired in reverse merger	-	-	-	-	1,006,000	1,006	(1,006)	-	-	-	-

Stock split of 3.8 to 1 prior to the merger	-	-	-	-	2,816,804	2,817	(2,817)	-	-	-	-

Issuance of common stock to the sole shareholder of HEC Iowa	-	-	-	-	16,297,200	14,297	(14,297)	-	-	-	-

Issuance of restricted common stock to employees and directors	-	-	-	-	426,000	426	425,574	(275,332)	-	-	150,668

Issuance of common stock in connection with private placement, net of expenses	-	-	-	-	3,948,500	3,949	3,590,940	-	-	-	3,594,889

Issuance of common stock in connection with conversion of debt	-	-	-	-	663,401	663	556,388	-	-	-	557,051

Consultant compensation associated with stock options	-	-	-	-	-	-	133,333	-	-	-	133,333

											4,329,310

Comprehensive Loss

Foreign currency translation	-	-	-	-	-	-	-	-	(2,207)	-	(2,207)

Net loss	-	-	-	-	-	-	-	-	-	(1,122,570)	(1,122,570)

Total comprehensive loss	-	-	-	-	-	-	-	-	-	-	(1,124,777)

Balance at December 31, 2005	-	$-	-	$-	25,157,905	$25,158	$4,837,602	$(275,332)	$(2,207)	$(1,380,688)	$3,204,533

- Continued -

See accompanying notes.

HYDROGEN ENGINE CENTER, INC. AND SUBSIDIARIES
(a corporation in the development stage)

Consolidated Statements of Stockholders' Equity (Deficit) and Comprehensive Loss

										Deficit
									Accumulated	Accumulated
	Preferred	Preferred	Preferred	Preferred	Common	Common	Additional	Unearned	Other	During the
	Stock A	Stock A	Stock B	Stock B	Stock	Stock	Paid - in	Stock-Based	Comprehensive	Development
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Compensation	Loss	Stage	Total

Reclassification due to implementation of SFAS 123R	-	$-	-	$-	-	$-	$(275,332)	$275,332	$-	$-	$-

Employee/Director compensation associated with stock options and restricted stock	-	-	-	-	-	-	724,209	-	-	-	724,209

Consultant compensation associated with stock options	-	-	-	-	-	-	43,777	-	-	-	43,777

Issuance of preferred stock in connection with private placement, net of expenses	930,000	930	-	-	-	-	2,778,883	-	-	-	2,779,813

Issuance of common stock in connection with private placements, net of expenses	-	-	-	-	978,009	978	3,043,141	-	-	-	3,044,119

Issuance of stock related to option exercises	-	-	-	-	8,000	8	7,992	-	-	-	8,000

											9,804,451

Comprehensive Loss

Foreign currency translation	-	-	-	-	-	-	-	-	(7,012)	-	(7,012)

Net loss	-	-	-	-	-	-	-	-	-	(5,752,269)	(5,752,269)

Total comprehensive loss	-	-	-	-	-	-	-	-	-	-	(5,759,281)

Balance at December 31, 2006	930,000	$930	-	$-	26,143,914	$26,144	$11,160,272	$-	$(9,219)	$(7,132,957)	$4,045,170

Employee/Director compensation associated with stock options and restricted stock	-	-	-	-	-	-	499,542	-	-	-	499,542

Forfeiture of restricted stock					(65,000)	(65)	65				-

Consultant compensation associated with stock options	-	-	-	-			9,700	-	-	-	9,700

Issuance of preferred stock in connection with private placement Series B, net of expenses	-	-	1,932,846	1,933	-	-	3,593,162	-	-	-	3,595,095

Issuance of warrants in vendor dispute							577,500				577,500

Issuance of warrants for inventory	-	-	-	-	-	-	21,065	-	-	-	21,065

Conversion of Series A Preferred Stock to Common Stock	(930,000)	(930)	-	-	1,511,250	1,511	(581)	-	-	-	-

											8,748,072

Comprehensive Loss

Foreign currency translation	-	-	-	-	-	-	-	-	5,807	-	5,807

Net loss	-	-	-	-	-	-	-	-	-	(5,372,721)	(5,372,721)

Total comprehensive loss	-	-	-	-	-	-	-	-	-	-	(5,366,914)

Balance at December 31, 2007 (Restated)	-	$-	1,932,846	$1,933	27,590,164	$27,590	$15,860,725	$-	$(3,412)	$(12,505,678)	$3,381,158

See accompanying notes.

HYDROGEN ENGINE CENTER, INC. AND SUBSIDIARIES
(a corporation in the development stage)

Consolidated Statements of Cash Flows

	Year Ended	Year Ended	From Inception
	December 31,	December 31,	(May 19, 2003) to
	2007	2006	December 31, 2007

Operating Activities
Net loss	$(5,372,721)	$(5,752,269)	$(12,505,678)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	244,403	142,622	426,843
Compensation to directors and employees of stock options and restricted stock	499,542	724,209	1,374,419
Compensation to consultants of stock options	9,700	43,777	186,810
Warrants issued in vendor dispute	448,011	129,489	577,500
Loss on sale of assets	6,734	-	6,734
Change in assets and liabilities:
Accounts receivable	69,138	(170,223)	(134,237)
Inventories	366,710	(1,794,913)	(1,634,294)
Prepaid expenses	(41,476)	7,841	(111,358)
Accounts payable	(242,022)	132,486	230,441
Accrued expenses	51,173	148,583	253,566
Accrued interest	31,920	82,087	129,965
Unearned project reimbursements	(102,972)	102,972	-
Unearned grants	(35,686)	66,663	30,977
Net cash used in operating activities	(4,067,546)	(6,136,676)	(11,168,312)

Investing Activities
Withdrawal/(deposit) of restricted cash	237,427	(352,584)	(115,157)
Proceeds from sale of assets	36,500	-	36,500
Purchases of property, plant, and equipment	(184,534)	(1,488,749)	(3,012,679)
Net cash provided by (used in) investing activities	89,393	(1,841,333)	(3,091,336)

Financing Activities
Proceeds from note payable, bank	283,374	906,046	1,839,420
Payments on note payable, bank	(263,144)	-	(913,144)
Proceeds from long-term debt	-	100,000	1,172,052
Payments on long-term debt	(78,897)	(49,998)	(143,895)
Proceeds from exercise of stock option	-	8,000	8,000
Issuance of preferred stock (Series A) in private placement, net of expenses	-	2,779,813	2,779,813
Issuance of preferred stock (Series B) in private placement, net of expenses	3,595,095	-	3,595,095
Issuance of common stock in private placements, net of expenses	-	3,044,119	6,639,008
Net cash provided by financing activities	3,536,428	6,787,980	14,976,349

Effect of Exchange Rates on Cash and Cash Equivalents	5,807	(7,012)	(3,412)

Net Increase (Decrease) in Cash and Cash Equivalents	(435,918)	(1,197,041)	713,289

Cash and Cash Equivalents – Beginning of Period	1,149,207	2,346,248	-

Cash and Cash Equivalents – End of Period	$713,289	$1,149,207	$713,289

- Continued -

See accompanying notes

HYDROGEN ENGINE CENTER, INC. AND SUBSIDIARIES
(a corporation in the development stage)

Consolidated Statements of Cash Flows

-Continued-

	Year Ended	Year Ended	From Inception
	December 31,	December 31,	(May 19, 2003) to
	2007	2006	December 31, 2007

Supplemental Cash Flow Information

Interest paid	$141,081	$32,262	$211,290

Supplemental Disclosures of Noncash Investing and Financing Activities

Additional paid-in capital contribution for expenses paid by founder	$-	$-	$103,636

Issuance of common stock for equipment	$-	$-	$47,851

Issuance of common stock for conversion of debt	$-	$-	$557,051

Acquistion of property, plant, equipment, and prepaid expenses through financing	$111,450	$101,460	$692,081

Payables for construction in progress	$-	$-	$232,208

Receivable for state loan	$-	$-	$100,000

Series A Preferred stock beneficial conversion feature accreted as a dividend	$1,889,063	$-	$1,889,063

See accompanying notes

HYDROGEN ENGINE CENTER, INC. AND SUBSIDIARIES
(a corporation in the development stage)
Notes to Consolidated Financial Statements
December 31, 2007

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Overview of Companies

Hydrogen Engine Center, Inc., formerly known as Green Mountain Labs, Inc. (“Green Mt. Labs”), is a Nevada corporation. Green Mt. Labs was a public-reporting shell company and, in connection with our merger, changed its name to Hydrogen Engine Center, Inc. (the “Company”). Also, as a result of our merger, the Company’s operations are those of its wholly owned subsidiaries, Hydrogen Engine Center, Inc., an Iowa corporation (“HEC Iowa”), and Hydrogen Engine Center (HEC) Canada Inc. (“HEC Canada”).

HEC Iowa was incorporated on May 19, 2003 (“inception date”) for the purpose of commercializing environmentally friendly internal combustion systems for industrial engines and generator sets. HEC Iowa’s operations are located in Algona, Iowa.

HEC Canada was incorporated as a Canadian corporation on August 25, 2005, for the purpose of establishing a research and development center to assist in the development of alternative fuel and hydrogen engines and generator sets. HEC Canada is located in Quebec, and works with Universite Du Quebec a Trois-Rivieres.

Description of Business – A Corporation in the Development Stage

We are in the business of offering tangible technologies that produce clean energy solutions designed to lessen America’s dependence on carbon-based foreign fuels. We currently offer technologies that enable spark-ignited internal combustion engines and power generation systems to produce clean energy with near-zero carbon emissions, using our proprietary engine controller and software to efficiently distribute ignition spark and fuel to injectors. Our business plans are centered on a growing portfolio of intellectual property that we expect to play an increasing role in addressing the world’s energy needs as well as its environmental concerns. Our engines and engine products are sold under the brand name Oxx Power TM. We intend to have emission-certified stationary 4.9L Oxx Power® engines available as soon as possible, subject in part to our ability to obtain the necessary financing. We expect the cost for certifying our 4.9L engine will be approximately $500,000. We expect to then follow with completing off-road mobile certification of the 4.9L engine in 2009, which is a more stringent and complex process.

Through December 31, 2007, we remain in the development stage. Development stage is characterized by minimal revenues, with efforts focused on fund raising and prioritization of expenditures for the design and development of our products, manufacturing processes, intellectual property and strategic sales and marketing.

Principles of Consolidation

The consolidated financial statements include the accounts of our Company and its wholly owned subsidiaries, HEC Iowa and HEC Canada. All intercompany balances and transactions have been eliminated in consolidation.

Liquidity and Going Concern

Our financial statements have been prepared on the basis of accounting principles applicable to a going concern. As a result, they do not include adjustments that would be necessary if we were unable to continue as a going concern and would therefore, be obligated to realize assets and discharge its liabilities other than in the normal course of operations.

Since inception, we have invested in the resources and technology we believe necessary to deliver carbon free energy technology. As such, we have incurred substantial operating losses. We expect to incur operating losses in 2008. We have financed all development, sales and operations since inception through equity and debt financings. We continue to take steps to lower our monthly cash expenditures.

On March 28, 2008, we secured a loan from a local bank in the amount of $250,000. In addition we have entered into a Standby Equity Distribution Agreement (“SEDA”) with an investment fund, which provides us the opportunity to access additional capital in the maximum amount of $4 million in increments of $350,000 each. We will have access to these funds over a two-year period beginning on the date on which the Securities and Exchange Commission (“SEC”) first declares effective a registration statement registering the resale of our shares by the Investor. We plan to access the SEDA funds in July and will only access the SEDA funds thereafter to the extent necessary.

In addition to the above, we expect to secure an agreement to provide hydrogen-fueled engines for ground support vehicles at designated airports during the first half of 2008 and we continue to engage in discussions to secure a strategic banking relationship. We believe that the combination of these opportunities could provide needed cash flow to the company throughout 2008.

As of March 28, 2008, we had cash on hand of $297,989, including a certificate of deposit of $116,454 which serves as collateral for a letter of credit with a balance of $0, accounts receivable of $104,635 and accounts payable of $69,420. If we are unable to raise additional funds through the SEDA, we anticipate that our existing capital will fund operations through June 2008. As our funding efforts continue, we plan to stage our growth by expanding our sales and marketing programs, and by proceeding with technology development, patent filings and essential engine certification. While interest in the alternative energy sector is strong, we are prepared to further curtail spending if needed. These timeframes may vary if events occur which negatively or positively affect our operations.

Fair Value of Financial Instruments

Due to the short-term nature of cash, cash equivalents, accounts receivable, accounts payable and accrued expenses, we believe that the carrying amounts reported in the balance sheet approximate their fair values at the balance sheet date. The fair value of long-term debt is estimated based on anticipated interest rates, which management believes would currently be available for similar issues of debt, taking into account our current credit risk and other market factors, which approximate fair value.

Foreign Currency Translation

Our results of operations and cash flows of foreign subsidiaries are translated to U.S. dollars at average period currency exchange rates. Assets and liabilities are translated at end-of-period exchange rates. Foreign currency translation adjustments related to foreign subsidiaries using the local currency as their functional currency are included in Accumulated other comprehensive loss.

Cash and Cash Equivalents

We consider highly-liquid investments with an original maturity of ninety days or less to be cash equivalents. We maintain cash balances in four institutions. At times, our cash and cash equivalent balances may exceed amounts insured by the Federal Deposit Insurance Corporation. We believe we are not exposed to any significant credit risk on cash and cash equivalents.

Restricted Cash

We have a letter of credit with a financial institution which is secured by a certificate of deposit. As long as the certificate of deposit is retained as security for the letter of credit, it will be recorded as restricted cash.

Accounts Receivable

Accounts receivable are recorded at their estimated net realizable value. We follow a policy of providing an allowance for doubtful accounts. However, based on the evaluation of receivables at December 31, 2007, and December 31, 2006, we believe that such accounts will be collectible and thus, an allowance is not necessary. Accounts are considered past due if payment is not made on a timely basis in accordance with our credit policy. Accounts considered uncollectible are written off. Credit terms are extended to customers in the normal course of business. We perform ongoing credit evaluations of our customers’ financial condition and, generally, require no collateral.

Inventories

Inventories consist mainly of parts, work-in-process and finished goods that are stated at the lower of cost (determined by the first-in, first-out method) or market value (Note 3). We record inventories that are marked down as cost of sales, in accordance with Emerging Issues Task Force (“EITF”) Issue No. 96-9, “Classification of Inventory Markdowns and Other Costs Associated with a Restructuring” and note 13 of Staff Accounting Bulletin (“SAB”) 100, “Restructuring and Impairment Charges.”

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Once assets are placed in service, depreciation is provided over estimated useful lives by using the straight-line method. Leasehold improvements are depreciated over the life of the lease. Depreciation expense was $244,403 and $142,622 for the years ended December 31, 2007 and 2006, respectively. Depreciation expense was $426,843 from inception (May 19, 2003) to December 31, 2007. Maintenance and repairs are expensed as incurred; major improvements and betterments are capitalized.

We review our property, plant and equipment for indicators of impairment when events or changes in circumstances indicate that the carrying value may not be recoverable. If the evaluation indicates that the carrying amount of the asset may not be recoverable and an impairment loss exists, the amount of the loss will be recorded in the consolidated statements of operations.

Warranty Reserve

We record a warranty reserve at the time products are sold and the revenue is recognized. We estimate the liability for product warranty costs based upon industry standards and best estimate of future warranty claims. We recorded a warranty reserve at December 31, 2007 and December 31, 2006 of $36,556 and $18,397, respectively.

Revenue Recognition

Revenue from the sale of our products is recognized at the time title and risk of ownership transfer to customers. This occurs upon shipment to the customer or when the customer picks up the goods.

Shipping and Handling Costs

Amounts charged to customers and costs we incur for shipping and handling are currently treated as expense reimbursements and are not included in revenue and cost of goods sold, respectively, in accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-10, “Accounting for Shipping and Handling Fees and Costs.”

Stock Conversion

As per EITF 00-27, we evaluated the embedded beneficial conversion feature of the Series A Convertible Preferred Stock transaction. This beneficial conversion feature was accreted to the Series A Convertible Preferred Stock as a dividend because the preferred stock was convertible immediately upon issuance. The accretion is included on the income statement and the statement of stockholders equity as a quasi dividend to determine net loss attributable to common shareholders.

Business Agreements

Income is also derived through business agreements for the development and/or commercialization of products based upon our proprietary technology. Some of the business agreements have stipulated performance milestones and deliverables where others require “best efforts” with no performance criteria. The business agreements require that payments be made to us as certain milestones are reached prior to delivery of the product to the customer. Accordingly, income related to business agreements are recorded as a reduction in research and development expense, when title and risk of ownership transfers to the customer. Expenses we incur are recorded as research and development costs. As of December 31, 2007 and December 31, 2006, we have recorded $222,713 and $51,200, respectively as a reduction in research and development expense. From inception (May 19, 2003) to December 31, 2007, we have recorded $273,913, as a reduction in research and development expense. We have recorded $0 and $102,972 as “Unearned project reimbursements” for projects which are in process at December 31, 2007 and December 31, 2006.

Grants and Incentive Programs

We recognize grant income as reimbursement of expenses incurred, when it is reasonably probable that the conditions of the grant will be met.  For reimbursements of capital expenditures, the grants are recognized as a reduction of the basis of the asset upon complying with the conditions of the grant. We record the receipt of funds when compliance is uncertain as “Unearned grants” (Note 7).

Sales and Marketing Costs

Sales and marketing expenses include payroll, employee benefits, stock-based compensation, and other costs associated with sales and marketing personnel and advertising, promotions, tradeshows, seminars and other marketing-related programs. We expense advertising costs as incurred. Advertising costs for the years ended December 31, 2007 and 2006 are $28,244 and $169,544. For the period from inception (May 19, 2003) to December 31, 2007 advertising costs were $235,274.

General and Administrative Costs

General and administrative costs include payroll, employee benefits, stock-based compensation, and other costs associated with general and administrative costs including administrative personnel, professional fees, consulting fees and office expense. We allocate overhead and direct production expense to products manufactured. However, because we have not reached our production capacity, excess manufacturing costs are expensed as incurred as general and administrative costs. Expenses related to pre-production include salaries for production personnel, purchasing costs and the costs associated with production ramp up. Total pre-production costs included in general and administrative expenses for the years ending December 31, 2007 and December 31, 2006 totaled $621,718 and $721,716, respectively. For the period from inception (May 19, 2003) to December 31, 2007 pre-production expense was $1,343,434.

Research and Development Costs

Research and development costs include payroll, employee benefits, stock-based compensation, and other costs associated with product development and are expensed as they are incurred. Accordingly, our investments in technology and patents are recorded at zero on our balance sheet, regardless of their value.

Income Taxes

As of January 1, 2007, we adopted FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes”, which supplements Statement of Financial Accounting Standard 109, “Accounting for Income Taxes”, by defining the confidence level that a tax position must meet in order to be recognized in the financial statements. FIN 48 requires that the tax effect of a position be recognized only if it is “more-likely-than-not” to be sustained based solely on its technical merits as of the reporting date. If a tax position is not considered more-likely-than-not to be sustained based solely on its technical merits, no benefits of the position are recognized. This is a different standard for recognition than was previously required. The more-likely-than-not threshold must continue to be met in each reporting period to support continued recognition of a benefit. We have reviewed our tax positions and have not identified any positions that fail the more-likely-than-not threshold. Due to our full valuation allowance on the deferred tax asset, the adoption of FIN 48 had no material impact on our financial statements (Note 9).

Net Loss Per Share

Under the provisions of Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (“SFAS 128”) and Securities and Exchange Commission Staff Accounting Bulletin No. 98 (“SAB 98”), basic loss per share is computed by dividing our net loss for the period by the weighted-average number of shares of common stock outstanding during the period.

The following table sets forth the computation of basic net loss per share of common stock:

	Year Ended December 31,
	2007	2006
Basic and diluted net loss per share:
Numerator:
Net loss attributable to common shareholders	$(7,261,784)	$(5,725,269)

Denominator:
Average common shares outstanding	26,417,151	25,483,440
Unvested restricted common shares	(92,000)	(275,490)
Weighted-average common shares outstanding	26,325,151	25,207,950
Basic and diluted net loss per share	$(.28)	$(.23)

Diluted net loss per share excludes potential common shares since the effect is anti-dilutive.

In 2007, the following shares were not included in the calculation of basic earnings per share due to their antidilutive effect:

a.	565,916 shares related to exercisable employee and non-employee incentive stock options.
b.	92,000 unvested restricted shares.
c.	782,871 warrants.
d.	1,932,846 shares of preferred stock.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Our actual results could differ from our estimates.

Stock-Based Compensation

Effective January 1, 2006, we adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123R “Share-Based Payment” (“SFAS 123R”). As prescribed in SFAS 123R, we have elected to use the modified prospective transition method, and accordingly, prior periods have not been restated to reflect the impact of SFAS 123R. Under this method, we are required to recognize stock-based compensation for all new and unvested stock-based awards that are ultimately expected to vest as the requisite service is rendered, beginning January 1, 2006. We record stock-based compensation expense on a straight-line basis over the requisite period, which is generally a four-to five-year vesting period. Historically, we applied the intrinsic method as provided in Accounting Principles Board (“APB”) Opinion No. 25 (“APB No. 25”), “Accounting for Stock Issued to Employees,” and related interpretations and accordingly, no compensation cost had been recognized for stock options issued to employees in years prior to 2006.

In March 2005, SAB 107 provided supplemental implementation guidance for SFAS 123R. We applied the provisions of SAB 107 in our adoption of SFAS 123R. As a result of adopting the fair value method for stock compensation, all stock options and restricted stock awards are expensed over the award vesting period. These awards are expensed under the same approach using the fair value measurements which were used in calculating pro forma stock-based compensation expense under SFAS 123.

SFAS 123R requires the use of a valuation model (Note 13), to calculate the fair value of stock-based awards. We have elected to utilize the Black-Scholes option pricing model to estimate the fair value of options.

Prior to the adoption of SFAS 123R, we accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB No. 25 as allowed under SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). As permitted by SFAS 123, we chose to follow APB No. 25 and related interpretations for its employee stock-based compensation. Under APB No. 25, no compensation expense was recognized at the time of option grant if the exercise price of the employee stock option is fixed and equals or exceeds the fair value of the underlying common stock on the date of grant and the number of shares to be issued pursuant to the exercise of such option are known and fixed at the date of grant. We use the fair value of common stock at the close of business on the date the option is approved by our Board of Directors.

We account for options issued to non-employees (other than directors) under SFAS 123R and EITF No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods, or Services.” Therefore, the fair value of options issued to non-employees, as calculated, using the Black Scholes Option pricing formula (Note 13), is recorded as an expense over the vesting terms. Options issued to non-employees and employees are issued using the same methodology and assumptions.

The following table illustrates the effect on net loss as if we had applied, prior to January 1, 2006, the fair value recognition provisions for stock-based employee compensation of SFAS 123, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation -- Transition and Disclosure.”

Period from Inception
(May 19, 2003) to
December 31, 2007

Net loss attributable to common shareholders, as reported	$(14,394,741)

Add: options and restricted stock-based employee compensation
expense included in reported net loss	1,374,419
Deduct: options and restricted stock-based employee compensation
expense determined under fair value based method	(1,560,221)

Pro forma net loss attributable to common shareholders	$(14,580,543)

Total employee non-cash stock compensation expense, net of forfeitures, for December 31, 2007 and 2006 was $499,542 and $724,209, respectively.

For purposes of pro forma disclosures, the estimated fair value of the options granted is amortized to expense over the option vesting periods as services are performed (Note 13).

Warrants

We have granted warrants to certain finders in our private placements. Based on EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settle in, a Company's Own Stock,” the sale of the warrants was reported in permanent equity and accordingly, there is no impact on our financial position and results of operation. Subsequent changes in fair value will not be recognized as long as the warrants continue to be classified as an equity instrument (Note 12).

Recent Accounting Pronouncements

FASB Statement No. 157
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. SFAS 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and established a fair value hierarchy with the highest priority being the quoted price in active markets. This statement is effective for years beginning on or after November 15, 2007. We are currently evaluating the impact on our Consolidated Financial Statements, but do not believe that it will have a material impact. We plan to adopt SFAS 157 in the first quarter of 2008.

FASB Statement No. 159
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” (“SFAS 159”) which permits entities to choose to measure, on an item-by-item basis, specified financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected are required to be reported in earnings at each reporting date. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The provisions of this statement are required to be applied prospectively. We are currently evaluating whether to adopt SFAS 159 and if adopted, the impact of adoption.

Reclassifications

Certain amounts in the Consolidated Balance Sheets, the Consolidated Statements of Operations and the Consolidated Statements of Cash Flow, for the year ended December 31, 2006 have been reclassified to conform to the current year presentation. These reclassifications had no effect on net loss as previously reported.

2. RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

Correction of error related to presentation of inventory write-downs and establishment of inventory valuation account.

During 2006 and 2007, we recorded inventory write-downs, net of recoveries and inventory write-offs as operating expense (Note 3). Per EITF 96-9 and note 13 of SAB 100, inventory markdowns should be classified in the income statement as a component of cost of goods sold.

We have evaluated the financial statement impact in each of the previously filed reporting periods effected, and concluded that the changes are quantitatively material to our previously filed financial statements. The amounts previously recorded in each of the two years ended December 31, 2006 and December 31, 2007 and the period from inception (May 19, 2003) to December 31, 2007 have been adjusted for this reclassification.

The effect of the correction of this error on the Consolidated Statement of Operations for the twelve months ended December 31, 2007 is summarized as follows:

Consolidated Statement of Operations

	December 31, 2007 As Previously Reported	Adjustments	December 31, 2007 As Restated
Sales	$740,799	$-	$740,799

Cost of Goods Sold
Material, labor, and overhead	644,517	-	644,517
Inventory markdowns	-	533,876	533,876
	644,517	533,876	1,178,393

Gross Profit (Loss)	96,282	(533,876)	(437,594)

Losses related to inventory	981,887	(981,887)	-
Vendor settlement	-	448,011	448,011
Total Operating Expenses	5,362,168	(533,876)	4,828,292

Operating Loss	(5,265,886)	-	(5,265,886)

Net Loss	$(5,372,721)	$-	$(5,372,721)

The effect of the correction of this error on the Consolidated Statement of Operations for the twelve months ended December 31, 2006 is summarized as follows:

Consolidated Statement of Operations

	December 31, 2006 As Previously Reported	Adjustments	December 31, 2006 As Restated
Sales	$278,344	$-	$278,344

Cost of Goods Sold
Material, labor, and overhead	253,723	-	253,723
Inventory markdowns	-	428,147	428,147
	253,723	428,147	681,870

Gross Profit (Loss)	24,621	(428,147)	(403,526)

Losses related to inventory	557,636	(557,636)	-
Vendor settlement	-	129,489	129,489
Total Operating Expenses	5,721,513	(428,147)	5,293,366

Operating Loss	(5,696,892)	-	(5,696,892)

Net Loss	$(5,752,269)	$-	$(5,752,269)

The effect of the correction of this error on the Consolidated Statement of Operations for the period from inception to December 31, 2007 is summarized as follows:

Consolidated Statement of Operations

	Inception to December 31, 2007 As Previously Reported	Adjustments	Inception to December 31, 2007 As Restated
Sales	$1,062,703	$-	$1,062,703

Cost of Goods Sold
Material, labor, and overhead	921,784	-	921,784
Inventory markdowns	-	962,023	962,023
	921,784	962,023	1,883,807

Gross Profit (Loss)	140,919	(962,023)	(821,104)

Losses related to inventory	1,539,523	(1,539,523)	-
Vendor settlement	-	577,500	577,500
Total Operating Expenses	12,462,470	(962,023)	11,500,447

Operating Loss	(12,321,551)	-	(12,321,551)

Net Loss	$(12,505,678)	$-	$(12,505,678)

Correction of error related to presentation of the beneficial conversion feature accretion for Series A Preferred Stock

The Series A Convertible Preferred Stock issued in 2006 had certain anti-dilution rights. As a result of these anti-dilution rights and the sale of the Series B Preferred Stock on March 27, 2007, the conversion price of the Series A Preferred Stock was reduced from $3.25 per share to $2.00 per share. We concluded that this reduced conversion price resulted in a noncash, quasi dividend totaling $1,889,063. Our previously filed financial statements reflected this quasi dividend as an increase to accumulated deficit in the Consolidated Balance Sheet and the Consolidated Statements of Stockholders’ Equity (Deficit) and Comprehensive Loss as of December 31, 2007. Per EITF 98-5 and SAB Topic 3, when there is an accumulated deficit rather than retained earnings, the quasi dividend should be recorded as a reduction in additional paid-in capital.

The effect of the correction of this error on the Consolidated Balance Sheet for the period ended December 31, 2007 is summarized as follows:

Consolidated Balance Sheet

	December 31, 2007 As Previously Reported	Adjustments	December 31, 2007 As Restated
Additional paid-in capital	$17,749,788	$(1,889,063)	$15,860,725
Deficit accumulated during the development stage	(14,394,741)	1,889,063	(12,505,678)
Total Stockholders’ Equity	$3,381,158	$-	$3,381,158

The effect of the correction of this error on the Statement of Stockholders’ Equity for the period ended December 31, 2007 is summarized as follows:

Consolidated Statement of Stockholders’ Equity

	December 31, 2007 As Previously Reported	Adjustments	December 31, 2007 As Restated
Additional paid-in capital	$17,749,788	$(1,889,063)	$15,860,725
Deficit accumulated during the development stage	(14,394,741)	1,889,063	(12,505,678)
Total Stockholders’ Equity	$3,381,158	$-	$3,381,158

3. INVENTORIES

Inventories are stated at the lower of cost or market value. Cost is determined by the first-in, first-out method:

	December 31,
	2007	2006
Component parts	$1,266,612	$1,490,676
Work in process	10,407	119,416
Finished goods	378,340	390,912
Total	$1,655,359	$2,001,004

We follow the provisions of SFAS 151, “Inventory Costs” that amends the guidance in Accounting Research Bulletin No. 43, Chapter 4, “Inventory Pricing” (ARB No. 43). Under this guidance, we allocate fixed production overhead to inventory based on the normal capacity of the production facilities, any expense incurred as a result of idle facility expense, freight and handling costs are expensed as period costs. For the years ended December 31, 2007 and 2006, we allocated approximately $23,400 and $22,000, respectively, of overhead to inventory. We allocated approximately $45,400 of overhead to inventory from inception (May 19, 2003) to December 31, 2007. The balance of fixed production overhead is recorded in general and administrative costs.

Loss on inventory

As a result of recent changes in our efforts to market our excess 4.9L remanufactured engine inventory, we recorded an inventory write-down, net of recoveries of $200,714 for the year ended December 31, 2007. The inventory write-down consists of component parts and finished goods. The amount of inventory write-down for the year ended December 31, 2006 was $428,147 which consisted of component parts, finished goods, and purchase commitments. The amount of inventory write-down from inception (May 19, 2003) through December 31, 2007 was $628,861.

At December 31, 2007 we recorded a loss of $333,162 for engine blocks purchased from our supplier in China. We have rejected most of the engine blocks received from this supplier. Based upon the Warranty and Replacement Terms agreement with the supplier, dated March 22, 2007, and a visit to the factory in China during the month of October, 2007, the supplier has agreed to replace the rejected products at no additional cost to us. However, unexpected vendor delays have caused us to be concerned with the reliability of this vendor and doubt whether the blocks will be replaced in a timely manner. Therefore, we have established an allowance for the full value of this inventory at December 31, 2007. It is our intent to use all available resources to obtain the warranted blocks, including a planned trip to the factory in April, 2008.

4. NOTES PAYABLE, BANKS

At December 31, 2007 we had a letter of credit with a bank in the amount of $108,000. The letter of credit bears interest equal to the bank’s prime rate. The balance of the letter of credit at December 31, 2007 was $0 and the agreement expires on October 16, 2008. This letter of credit is secured by a certificate of deposit in the amount of $115,157.

On December 10, 2007, we renewed a note from a bank for $561,304. This note matures on December 15, 2008, and carries a variable interest rate equal to the base rate on corporate loans posted by at least 75% of the nation’s largest banks (Wall Street Journal U.S. Prime Rate). At December 31, 2007, the note bears an interest rate of 7.25% with monthly interest and principal payments of $4,484 until maturity. The balance of this note on December 31, 2007 was $561,304. The loan is secured by real estate.

On December 27, 2007, we obtained funding for our yearly D&O insurance premium through a loan agency. The original loan amount was $33,374 and requires three quarterly payments of $11,626 beginning March 27, 2008. The loan carries an interest rate of 8.95%.

On March 24, 2008, we obtained a line of credit from a bank for $250,000. The line of credit expires August 1, 2008 and is secured by real estate and a business security agreement. The line of credit carries a variable interest rate equal to 1.5% above the Wall Street Journal U.S. Prime Rate. Currently the line of credit bears interest at 6.75%. As of March 31, 2008, we have not drawn any funds from the line of credit.

5. LONG-TERM DEBT

Long-term debt consists of the following:

	December 31,
	2007	2006

Note payable to City of Algona. See (a)	$160,000	$175,000

Note payable to Algona Area Economic Development Corporation. See (b)	146,124	146,124

Note payable to Algona Area Economic Development Corporation. See (c)	61,827	64,566

Notes payable to Iowa Department of Economic Development. See (d)	400,000	400,000

Note payable to finance company. See (e)	6,388	31,938

Note payable to bank. See (f)	594,246	600,000

	1,368,585	1,417,628

Less amounts due within one year	30,350	48,289

Totals	$1,338,235	$1,369,339

Future maturities of long-term debt at December 31, 2007 are as follows:

2009	$618,621
2010	169,562
2011	200,330
2012	148,800
Thereafter	200,922
Total long-term debt	$1,338,235

(a) In September 2005, we obtained $200,000 from the City of Algona. The note requires quarterly payments of $5,000 starting January 1, 2006, with the final payment due October 1, 2015. There is no interest on this loan provided we create and retain at least 42 new full-time positions for five years. If such requirements are not met, interest on the loan will be payable at 10% per annum. At this time the requirements have not been met. Therefore, as of December 31, 2007, we have accrued interest on the note in the amount of $42,097. The loan is collateralized by real estate.

(b) On June 27, 2005, we executed a note payable of $146,124 from the Algona Area Economic Development Corporation in exchange for land received to be used for the construction of a new facility. The loan is a ten-year partially forgivable loan with interest at 8%, conditioned upon us achieving performance targets as follows:

•
$67,650 of principal and interest will be forgiven if we certify that we have created 50 new full-time equivalent jobs by June 1, 2010, and continuously retained those jobs in Algona, Iowa until June 1, 2015.

•	$67,650 of principal and interest will be forgiven if we certify that we have created and continuously retained 50 additional new full-time equivalent jobs by June 1, 2015.
•	Balance of $10,824 due on June 1, 2015, without interest if paid by that date.
•	Payment of a wage for the retained jobs that is equal to or greater than the average hourly wage for workers in Kossuth County, Iowa, as determined annually by Iowa Workforce Development.

At this time the requirements have not been met. Therefore, as of December 31, 2007, we have accrued interest in the amount of $29,369. The loan is secured by the real estate.

(c) On December 16, 2005, we assumed a no-interest note provided by the Algona Area Economic Development Corporation in the amount of $117,500 in conjunction with the purchase of land and building. This note was recorded at the fair value of future payments using an interest rate of 10% which amounted to $70,401, resulting in a total purchase price of the land and building of $332,901. This note is subordinate to a short-term note held by a bank. The note requires quarterly payments of $2,500 starting January 1, 2006, with the final payment due July 1, 2017.

(d) On June 28, 2005, the Iowa Department of Economic Development (“IDED”) awarded us a Physical Infrastructure Assistance Program (“PIAP”) grant in the amount of $150,000. This is a five-year forgivable loan and proceeds are to be used for the construction and equipping of the 30,000 square foot manufacturing facility. We received payment of this award in December 2005. Other terms of the loan include a minimum contribution of $1,543,316 for building construction, machinery and equipment, and working capital. In addition, we must create 49 full-time equivalent positions, with 38 positions at a starting wage exceeding $11.76 per hour, and an average wage for all positions of $24.94 per hour. In order to qualify for the job count, employees must be Iowa residents. We are required to maintain the minimum employment level through the thirteenth week after the project completion date. If requirements are not met, the balance of the forgivable loan determined by IDED as due and payable will be amortized over three years from the agreement expiration date of July 31, 2010, at 6% interest per annum with equal quarterly payments. IDED requires end-of-year status reports to ensure compliance. At this time the requirements have not been met. Therefore, as of December 31, 2007, the total amount of interest accrued was $18,764. The note is secured by a security agreement on our assets.

Also on June 28, 2005, IDED awarded us a Community Economic Betterment Account (“CEBA”) forgivable loan in the amount of $250,000. This is a three-year forgivable loan and proceeds are to be used for the construction of the plant. We received $150,000 of this award in December 2005. The balance of the award, $100,000, was received in January 2006. The terms of this award are the same as the PIAP award explained in the previous paragraph. At the project completion date, if we have fulfilled at least 50% of our job creation/retention and wage obligation, $6,579 will be forgiven for each new full-time equivalent job created and retained and maintained for at least ninety days past the project completion date. The project completion date of this award is July 30, 2010. Any balance (shortfall) will be amortized over a two-year period, beginning at the project completion date at 6% per annum from the date of the first CEBA disbursement on the shortfall amount, with that amount accrued as of the project completion date, being due and payable immediately. If we have a loan balance, the shortfall balance and existing balance will be combined to reflect a single monthly payment. We are accruing interest on this note until the terms of the note have been met. The total amount of interest accrued at December 31, 2007 was $31,274. The note is secured by a security agreement on our assets.

(e) On March 20, 2006, we acquired manufacturing equipment through an equipment financing agreement with Wells Fargo Financial Leasing, Inc. The note requires payments of $2,129 per month for 24 months. The equipment serves as collateral for the note. At December 31, 2007, the entire remaining balance is due within one year and considered current.

(f) On March 27, 2008, we renewed a note with a bank for $591,956. The balance of this note on December 31, 2007 was $594,246. This note matures on April 1, 2009, and carries a variable interest rate equal to the Wall Street Journal U.S. Prime Rate. At December 31, 2007, the interest rate on the note was 7.25% and requires monthly interest and principal payments of $4,340. The loan is secured by real estate.

At December 31, 2007 we have created 20 jobs to meet the above job creation requirement.

6. CAPITALIZED LEASES

On February 14, 2007, we entered into a capital lease agreement, to acquire equipment totaling approximately $111,000 that is being depreciated over five years. The lease calls for 36 monthly installments of $3,756 and a downpayment of $15,351. This lease agreement contains a bargain purchase option at the end of the lease term. We have other leases with bargain purchase options that are being depreciated over five year periods. The purchase price for this equipment was $49,940 and has monthly lease payments of $1,032.

The net book value of capital lease assets was $132,699 at December 31, 2007. Amortization of assets held under capital lease is included with depreciation expense.

The following is a schedule, by years of future minimum payments, required under the lease together with their present value as of December 31, 2007:

2008	$57,448
2009	57,448
2010	19,889
2011	11,586
2012	635
Total minimum lease payments	147,006
Less amount representing interest	20,804
Present value of minimum lease payments	126,202
Less amounts due within one year	45,247
Totals	$80,955

7. GRANTS AND INCENTIVE PROGRAMS

On June 28, 2005, we signed an Enterprise Zone (EZ) Agreement with IDED. This agreement was later amended, September 26, 2006, to include both properties on our production site. The agreement provides the following benefits:

•	Funding for training new employees is allowed through the new jobs and supplemental new jobs withholding credit equal to 3.0% of gross wages of the new jobs created;

•	A refund of 100% of the sales, service and use taxes paid to contractors and subcontractors during the construction phase of the plant (excluding local option taxes);

•	A 6.5% research activities tax credit based on increasing research activities within the State of Iowa;

•	An investment tax credit equal to 10% of the capital investment. This Iowa tax credit may be carried forward for up to seven years;

•	A value-added property tax exemption. Our community has approved an exemption from taxation on a portion of the property in which our business has located.

In order to receive these benefits, we must create 59 new full-time equivalent jobs at the project site within three years of the date of the agreement, which was June 28, 2005. We must also pay an average median wage of $23.89 per hour and pay 80% of the employees' medical and dental insurance. Within three years of the effective date of the agreement, we must also make a capital investment of at least $1,329,716 within the Enterprise Zone. If we do not meet these requirements, a portion of the incentives and assistance will have to be repaid, which will be based on the portion of requirements that we have met.

At December 31, 2007, we had not met all of our obligations under this agreement. Until it is likely we will meet all of our obligations, we record benefits received as liabilities. At December 31, 2007, we recorded approximately $25,700 in property taxes connected with the property tax exemption, as an accrued expense.

In August 2005, we entered into an Industrial New Jobs Training Agreement with Iowa Lakes Community College. At December 31, 2007, we had received approximately $68,800 of the training grant, with net proceeds available of $104,000. The “New Jobs Credit from Withholding” and the “Supplemental New Jobs Credit from Withholding” training programs are funded through payments equaling 3% of gross wages and are required to be paid quarterly in the same manner as withholding payments are reported to the Iowa Department of Revenue. The payments made to the college are deducted from the amount of state withholding tax collected from employee payroll. There are fees associated with the administration of this grant. At December 31, 2007, we recorded $35,131 for fees accrued in connection with the grant as accrued expenses. We also recorded unearned grant income of $30,977 at December 31, 2007, which is the net amount received and repaid through state withholding for the training grant.

At December 31, 2007, we recorded unearned grant income of $30,355 for a sales tax refund we received from the construction of our engine production building.

8. RELATED PARTIES

One of the members of our Board of Directors is the manager of an engine parts distributor from which we purchase engine parts. Purchases from this company for the year ended December 31, 2007 and 2006 totaled $20,800 and $88,833, respectively. Related party purchases from this company totaled $156,003 for the period from inception (May 19, 2003) to December 31, 2007. We do not have a payable to this company at December 31, 2007.

This same engine parts distributor has purchased engines from us. The company’s purchases from us for the year ended December 31, 2007 and 2006 were $62,200 and $14,550. At December 31, 2007, we have a receivable from this company in the amount of $14,246.

9. INCOME TAXES

Our tax returns filed and to be filed for years ended December 31, 2004, 2005, and 2006 are open to review by the Internal Revenue Service. As of March 31, 2008 we have not been notified that we have any tax returns under review. We have sustained net operating losses in each of these years in the United States and for 2005 and 2006 in Canada. We have reviewed our calculations of unrecognized tax benefits that may result from tax uncertainties, and we believe that our estimate for unrecognized tax benefits is appropriate. We recognize interest and penalties related to uncertain tax positions in our provision for income taxes. As a result of the adoption of FIN 48, there has been no change in unrecognized tax benefits.

The tax effects of significant items comprising our net deferred tax asset and the related valuation allowance as of December 31, 2007, and December 31, 2006, are as follows:

	December 31,
	2007	2006
Deferred tax assets:
Federal	$3,840,000	$2,250,000
State	530,000	310,000
Foreign	450,000	240,000
Total	4,820,000	2,800,000
Valuation allowance	(4,820,000)	(2,800,000)
Provision for income taxes, less valuation	$-	$-

Due to our operating loss and lack of operating experience, a valuation allowance was provided for our net deferred tax assets at December 31, 2007, and December 31, 2006.

The reconciliation of federal statutory income tax rate to our effective income tax rate is as follows:

	December 31,
	2007	2006
Rate Reconciliation:
Expected expense/(benefit) at federal statutory rate	(35)%	(35)%
State tax benefit, net of federal benefit	(5)	(5)
Stock based compensation	7	2
Foreign tax benefit	(8)	(4)
Other	1	2
Valuation allowance	40	40
Expected tax rate	-%	-%

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities are as follows:

	December 31,
	2007	2006
Deferred tax assets:
Net operating loss carryforward	$3,840,000	$2,290,000
Foreign tax benefit	450,000	240,000
Unrealized inventory impairment loss	380,000	170,000
Warranty accrual	10,000	-
Vacation accrual	20,000	20,000
Stock based compensation	10,000	10,000
Research and development credit	120,000	80,000
Total deferred tax assets	4,830,000	2,810,000
Deferred tax liabilities:
Depreciation	(10,000)	(10,000)
Total deferred tax liabilities	(10,000)	(10,000)
Gross deferred tax asset	4,820,000	2,800,000
Valuation allowance	$(4,820,000)	$(2,800,000)

As of December 31, 2007, we have a net operating loss carryforward for federal and state income tax purposes of approximately $9,590,000 which will begin to expire in 2018. Also, at December 31, 2007, we have a foreign net operating loss carryforward of approximately $900,000. The amount and availability of the net operating loss carryforward may be subject to annual limitations set forth by the Internal Revenue Code and foreign taxing authorities.

10. PREFERRED STOCK

On March 13, 2007, we commenced the private placement of our Series B Preferred Stock. The Board of Directors authorized 5,000,000 shares of Series B Preferred Stock at $2.00. We sold 1,932,846 shares for $3,865,692 and incurred expenses of $270,597 as a result of this offering. We also issued 57,985 warrants in connection with the sale of the Series B Preferred Stock. The warrants were issued at an exercise price of $2.00 and expire May 15, 2012.

The shares of Series B Preferred Stock are convertible into a number of shares of Common Stock at a conversion price determined by dividing the offering price by any lower price at which the Company may sell shares of Common Stock prior to the expiration of twelve months from that date of issue, May 31, 2007.

The shares of Series B Preferred Stock are currently convertible into a number of shares of common stock equal to the number of shares of Series B Preferred Stock outstanding.

In the event of a sale of substantially all of the assets of the Company, liquidation, dissolution or winding-up, prior to the date of conversion of the Series B Preferred Stock, proceeds shall first be paid to the holders of the Series B Preferred Stock in the amount of the total purchase price of the shares plus any accrued but unpaid dividends related thereto. Any remaining proceeds will be paid to the holders of the Common Stock.

The Series A Convertible Preferred Stock issued in 2006 had certain anti-dilution rights. As a result of the issuance of the Series B Preferred Stock in 2007, the conversion price of the Series A Preferred Stock was reduced from $3.25 per share to $2.00 per share. This modification resulted in a beneficial conversion totaling $1,889,063. This beneficial conversion feature was accreted to the Series A Convertible Preferred Stock as a dividend because the preferred stock was convertible immediately upon issuance. The accretion is included on the income statement and the statement of stockholders equity as a quasi dividend to determine net loss attributable to common shareholders.

All shares of Series A Preferred Stock were converted during 2007. See Note 11 for details.

11. COMMON STOCK

On September 29, 2007, 465,000 shares of our Series A Preferred Stock automatically converted to 755,625 shares of common stock per the terms of the Certificate of Designation for the Series A Preferred Stock dated September 29, 2006. In addition, on October 4, 2007 the balance of the Series A Preferred Stock of 465,000 shares converted to 755,625 shares of Common Stock.

12. WARRANTS

In October 2006, we issued warrants to purchase a total of 134,346 shares of our Company for services rendered in connection with our second private offering of Common Stock. These warrants to purchase Common Stock for $3.25 per share expire October 15, 2010. We also issued warrants to purchase 120,900 shares of our Common Stock for $2.00 in connection with the private placement of preferred stock. The warrants issued in connection with the sale of Preferred Stock also expire October 15, 2010.

On May 3, 2007, we settled a vendor dispute by agreeing to issue 375,000 warrants as a settlement. The warrants carry a three year term and an exercise price of $2.00. We account for warrants issued to vendors and suppliers under SFAS 123R and EITF No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods, or Services.” Therefore, the fair value of options issued to the vendor, was calculated, using the Black Scholes Option pricing formula. Our assumptions included an expected life of three years, a risk-free interest rate of 4.65%, and a volatility rate of 100.73%. The calculation yielded a per warrant price of $1.54 and total expense of $577,500. We recognized an expense of $448,011 and $129,489, respectively for the settlement during the periods ended December 31, 2007 and December 31, 2006. We have recognized an expense of $577,500 for the period (May 19, 2003) to December 31, 2007.

On May 17, 2007, we issued 57,985 warrants in connection with our Series B Private Placement. The warrants carry a five-year term and an exercise price of $2.00.

On August 21, 2007, we issued 25,000 warrants for inventory purchased. The warrants carry a three-year term and an exercise price of $2.00. Our assumptions included an expected life of three years, a risk-free interest rate of 4.6%, and a volatility rate of 96.56%. The calculation, under SFAS 123R and EITF No. 96-18, yielded a per warrant price of $.84 and total expense of $21,065. This amount was included as part of the total inventory cost.

13. STOCK-BASED COMPENSATION

On September 1, 2005, we adopted an Incentive Compensation Plan (“Incentive Plan”) for the purpose of encouraging key officers, directors, employees and consultants to remain with the Company and devote their best efforts to the business of the Company. Under this plan, options may be granted to eligible participants, at a price not less than the fair market value of the stock at the date of grant. Options granted under this plan may be designated as either incentive or non-qualified options and vest over periods designated by the Board of Directors, generally over two to five years, and expire no later than ten years from the date of grant. Upon exercise, we issue new shares of Common Stock to the employee.

We may also issue restricted stock under the Incentive Plan. Restricted stock awards made under this program vest over periods designated by the Board of Directors, generally two to four years. The aggregate number of shares authorized for employee stock options, non-employee stock options and restricted stock awards is 2,000,000. At December 31, 2007, there were 746,084 shares available for grant and 1,253,916 shares granted. Of the shares granted, 361,000 were granted as restricted stock, 201,666 were granted as non-employee stock options, and 691,250 were granted as employee and director stock options.

On August 14, 2007, the Board of Directors approved the repricing of all of the options granted after September 1, 2005. The Board of Directors determined such a repricing to be appropriate in order to sustain the incentivization of the employees. Employees’ existing option grants were repriced to an exercise price of $1.34 per share (the closing price of the common stock as of the reprice date). Prior exercise prices had ranged from $3.50 to $1.70 per share. Additionally, any unvested portion of the original option will vest per the original grant.

The following table presents the weighted-average assumptions post repricing, used to estimate the fair values of the stock options granted to employees and non-employees in the periods presented, using the Black-Scholes option pricing formula. The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The expected life is based on our historical data of option exercise and forfeiture. Expected volatility is based on the average reported volatility and vesting period of a representative sample of eight comparable companies in the alternative fuel technology and services niches with market capitalizations between $14 million and $1 billion, in addition to our actual history over a twenty-five month period.

			Period from Inception
	Year ended December 31,		(May 19, 2003) to
	2007	2006	December 31, 2007

Risk-free interest rate	4.72%	4.6%	4.21%
Expected volatility	96.4%	113.5%	148.8%
Expected life (in years)	4.7	5.5	7.5
Dividend yield	-	-	-
Weighted-average estimated fair value of options granted during the period	$.99	$2.94	$.99

The following table summarizes the activity for outstanding employee and non-employee stock options for the year ended December 31, 2007:

	Options Outstanding
	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (1)

Balance at December 31, 2006	838,666	$1.85
Granted	195,000	$1.34
Forfeited	(148,750)	$1.18
Balance at December 31, 2007	884,916	$1.16	5.22	$0
Vested and exercisable as of December 31, 2007	565,916	$1.08	3.31	$0
Vested and expected to vest as of December 31, 2007	858,369	$1.19	5.22	$0

(2)
The aggregate intrinsic value is calculated as approximately the difference between the weighted-average exercise price of the underlying awards and our closing stock price of $.66 on December 31, 2007, the last day of trading in December.

There were no stock options exercised during the year ending December 31, 2007. We received $8,000 for 8,000 employee stock options exercised during 2006. The total intrinsic value of the stock options exercised at December 31, 2006, was $71,520. The total grant date fair value of stock options vested during 2007, 2006, and inception (May 19, 2003) to December 31, 2007 was $610,453, $487,719, and $1,351,171.

As of December 31, 2007, there was approximately $934,600 of unrecognized compensation cost related to outstanding stock options, net of forecasted forfeitures. This amount is expected to be recognized over a weighted-average period of 3.82 years. To the extent the forfeiture rate is different than we have anticipated, stock-based compensation related to these awards will be different from expectations.

The following table summarizes the activity for the unvested restricted stock for the year ended December 31, 2007:

	Unvested Restricted Stock
	Number of Shares	Weighted- Average Grant Date Fair Value

Unvested at December 31, 2006	218,000	$1.00
Vested	(61,000)	$1.00
Forfeited	(65,000)	$1.00
Unvested at December 31, 2007	92,000	$1.00

As of December 31, 2007, there was approximately $74,367 of unrecognized compensation cost related to unvested restricted stock. This amount is expected to be recognized over a weighted-average period of 1.75 years. To the extent actual forfeiture rate is different than we have anticipated, the numbers of restricted stock expected to vest would be different from expectations.

The following table summarizes additional information about stock options outstanding and exercisable as of December 31, 2007:

Options Outstanding				Options Exercisable
Exercise Price	Options Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Shares Exercisable	Weighted- Average Exercise Price
$1.00	481,666	2.97	$1.00	429,666	$1.00
$1.34	393,250	7.87	$1.34	136,250	$1.34
$1.40	10,000	9.66	$1.40	0	$-

	884,916	5.22	$1.16	565,916	$1.08

14. COMMITMENTS AND CONTINGENCIES

Standby Equity Distribution Agreement (SEDA)

In order to obtain needed capital, we entered into a Standby Equity Distribution Agreement (the “SEDA”) with an investor on April 11, 2008. For a two-year period beginning on the date on which the SEC first declares effective a registration statement registering the resale of our shares by the Investor, we will have the right, at our discretion, to sell shares of our common stock to the Investor for a total purchase price of up to Four Million Dollars ($4,000,000). For each share of common stock purchased under the SEDA, The Investor will pay ninety-three (93%) of the lowest daily volume weighted average price (“VWAP”) during the five consecutive trading days after the Advance Notice Date (as such term is defined in the SEDA). Each such sale (“Advance”) may be for an amount not to exceed $350,000 and each Advance Notice Date must be no less than five trading days after the prior Advance Notice Date. The Advance request will be reduced to the extent the price of our common stock during the five consecutive trading days after the Advance Notice Date is less that 85% of the VWAP on the trading day immediately preceding the Advance Notice Date.

Under the terms of the SEDA, we have paid a structuring fee of $10,000 and a due diligence fee of $5,000. We are obligated to issue $160,000 worth of stock at the earlier of the date of effectiveness of the Registration Statement or 60 days from the Closing Date as a Commitment Fee under the SEDA. We are also obligated to pay a monthly monitoring fee of $3,333 during the term of the agreement. We may terminate the SEDA upon 15 trading days notice, provided there are no Advances outstanding and that we have paid all amounts then due to the Investor.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Hydrogen Engine, Inc., except the information or representations contained in this Prospectus. You should not rely on any additional information or representations if made.

▪ This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

▪ except the Common Stock offered by this Prospectus;

▪ in any jurisdiction in which the offer or solicitation is not authorized;	PROSPECTUS

▪ in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;	4,054,541 shares of Common Stock

▪ to any person to whom it is unlawful to make the offer or solicitation; or	HYDROGEN ENGINE, INC.

▪ to any person who is not a United States resident or who is outside the jurisdiction of the United States.	July __, 2008

▪ The delivery of this Prospectus or any accompanying sale does not imply that:

▪ there have been no changes in the affairs of Hydrogen Engine, Inc. after the date of this Prospectus; or

▪ the information contained in this Prospectus is correct after the date of this Prospectus.

All dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, in connection with the offering described in this registration statement, all of which are to be paid by us. All of such amounts (except the SEC Registration Fee and NASD Filing Fee) are estimated.

SEC Registration Fee	$70
Accounting Fees and Expenses	$15,000
Legal Fees and Expenses	$30,000
Printing and Engraving Costs	$5,000
Miscellaneous	$4,930
Total:	$55,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation (as amended) include an indemnification provision under which we have agreed to indemnify directors and officers of the Company from and against certain claims arising from or related to future acts or omissions as a director or officer of the Company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

We have financed our operations since inception primarily through private equity and debt financings and loans from our officers, directors and stockholders, including four (4) private placements of our equity securities.

•
On October 11, 2005, we closed the First Private Offering of our Common Stock. We sold 3,948,500 shares of our Common Stock, par value $0.001 per share, at $1.00 per share, for a total of $3,948,500 to 93 investors, which represents 13.37% of the 29,523,010 issued and outstanding shares of Common Stock (including 930,000 shares of Series A Preferred Stock which converted into 1,511,250 shares of Common Stock and 1,932,846 shares of Series B Preferred Stock which are convertible into 1,932,846 shares of Common Stock). We sold the shares in a private transaction and we relied on an exemption from registration pursuant to Regulation D, Rules Governing the Limited Offer and Sale of Securities without Registration under the Securities Act.

•
On October 2, 2006, we closed the private placement of our Series A Preferred Stock (the “Series A Preferred Offering”) having sold a total of 930,000 shares (convertible into 1,511,250 shares of Common Stock) at $3.25 per share for a total of $3,022,500, which number represents on an “as-converted” basis, 5.12% of the 29,523,010 issued and outstanding shares of Common Stock (including 930,000 shares of Series A Preferred Stock which converted into 1,511,250 shares of Common Stock and 1,932,846 shares of Series B Preferred Stock which are convertible into 1,932,846 shares of Common Stock).

•
On October 15, 2006 we closed the Second Private Offering of our Common Stock. We sold 978,009 shares of our Common Stock, par value $0.001 per share, at $3.25 per share, for a total of $3,178,464 to 41 investors, which represents 3.31% of the 29,523,010 issued and outstanding shares of Common Stock (including 930,000 shares of Series A Preferred Stock which converted into 1,511,250 shares of Common Stock and 1,932,846 shares of Series B Preferred Stock which are convertible into 1,932,846 shares of Common Stock).

•
On May 31, 2007, we closed the private placement of our Series B Preferred Stock (the “Series B Preferred Offering”). We sold 1,932,846 shares (which converted into 1,932,846 shares of Common Stock on May 31, 2008) of our Series B Preferred Stock at $2.00 per share, which represents, on an “as-converted” basis, 6.46% of the 29,909,577 issued and outstanding shares of Common Stock (including 930,000 shares of Series A preferred which converted into 1,511,250 shares of Common Stock and 1,932,846 shares of Series B Preferred Stock which converted into 1,932,846 shares of Common Stock).

•
On June 10, 2008 we issued 386,567 shares to Y.A. Global for a $160,000 commitment fee. The number of shares issued was calculated using the VWAP sixty (60) days from the date the SEDA Agreement was entered into or April 11, 2008. The VWAP at June 10, 2008 was $.4139.

We will sell up to Four Million Dollars ($4,000,000) in shares of our Common Stock in a private placement under the Standby Equity Distribution Agreement with YA Global, the Selling Stockholder.

The Company has also issued 369,000 shares under its 2005 Incentive Compensation Plan and has issued 663,401 shares upon conversion of promissory notes. All of the aforementioned shares were issued without registration under the Securities Act in reliance on the exemption from such registration requirements provided by Section 4(2) of the Securities Act. The shares were issued without general advertising or solicitation and purchasers acknowledged that they were acquiring restricted securities which had not been registered under the Securities Act. Certificates representing the shares bear the usual and customary restricted stock legend.

The shares in all of our private placements were sold in reliance upon an exemption from registration pursuant to Regulation D, Rules Governing the Limited Offer and Sale of Securities without Registration under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit No.	Description	Location

2.2	Revised and Amended Agreement and Plan of Merger with Hydrogen Engine Center, Inc. and Green Mt. Acquisitions, Inc.	Incorporated by reference to the Preliminary Information Statement on Schedule 14C as filed with the SEC on July 12, 2005.
3.1	Articles of Incorporation of the Company	Incorporated by reference to the Company’s Form 10−SB as filed with the SEC on January 8, 2004
3.2	Bylaws of the Company	Incorporated by reference to the Company’s Form 10−SB as filed with the SEC on January 8, 2004
3.3	Certificate of Amendment to Articles of Incorporation of the Company	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB as filed with the SEC on November 21, 2005
3.4	Amendment to Bylaws of the Company	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB as filed with the SEC on November 21, 2005
3.5	Certificate of Designation for the Series A Preferred Stock	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 17, 2007
3.6	Certificate of Designation for the Series B Preferred Stock	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 17, 2007
3.7	Amendment to Bylaws of the Company adopted July 21, 2008	Provided herewith.
4.1	Instrument Defining Rights of Stockholders	See Exhibits No. 3.1 through 3.6 herein above.
5.1	Opinion re Legality	Provided herewith.
10.1	Iowa State Bank Note dated March 24, 2008	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 15, 2008
10.2	Farmers State Bank Note dated March 27, 2008	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 15, 2008
10.3	Standby Equity Distribution Agreement, dated April 11, 2008, by and between the Company and YA Global Investments, L.P.	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 15, 2008
10.4	Registration Rights Agreement, dated April 11, 2008, by and between the Company and YA Global Investments, L.P.	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 15, 2008
10.5	Form of Engine Distribution Agreement	Incorporated by reference to the Company’s Registration Statement on Form S-1 as filed with the SEC on May 20, 2008

Exhibit No.	Description	Location
10.6	Form of Genset Distribution Agreement	Incorporated by reference to the Company’s Registration Statement on Form S-1 as filed with the SEC on May 20, 2008
10.7	Open-End Mortgage, dated December 16, 2005, by and between the Company and Iowa State Bank	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on March 31, 2006
10.8	Statement of Work for the Supply of a 250 kW Hydrogen-Fuelled Genset to Natural Resources Canada	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on March 31, 2006
10.9	Mortgage, dated December 16, 2005, by and between the Company and Algona Area Economic Development Corporation	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on March 31, 2006
10.10	Enterprise Loan Agreement, dated June 28, 2005, by and among the Company, the Iowa Department of Economic Development and Kossuth County	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB as filed with the SEC on November 21, 2005
10.11	Physical Infrastructure Assistance Program Agreement, dated June 28, 2005, by and between the Company and the Iowa Department of Economic Development	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB as filed with the SEC on November 21, 2005
10.12	Community Economic Betterment Account Agreement, dated June 28, 2005, by and among the Company, the Iowa Department of Economic Development and the City of Algona	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB as filed with the SEC on November 21, 2005
10.13	Executive Employment Agreement	Incorporated by reference to the Company’s Registration Statement on Form S-1 as filed with the SEC on May 20, 2008
10.14	Letter Agreement with GenCap Solutions, LP	Incorporated by reference to the Company’s Registration Statement on Form S-1 as filed with the SEC on May 20, 2008
10.15	Loan Agreement, dated August 5, 2005, by and between the Company and the City of Algona	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB as filed with the SEC on November 21, 2005
10.16	Loan Agreement, dated June 27, 2005, by and between the Company and Algona Area Economic Development Corporation	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB as filed with the SEC on November 21, 2005
10.17	Industrial New Jobs Training Agreement, dated August 23, 2005, by and between the Company and Iowa Lakes Community College	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB as filed with the SEC on November 21, 2005
10.18	Consortium Agreement, dated May 1, 2005, by and between the Company and Atlantic Hydrogen Inc.	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB as filed with the SEC on November 21, 2005
10.19	Research Agreement, dated February 1, 2005, by and between the Company and Universite du Quebec a Trois-Rivieres	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB as filed with the SEC on November 21, 2005

Exhibit No.	Description	Location
21.1	Subsidiaries of the Company	Incorporated by reference to the Company’s Annual Report on Form 10-KSB as filed with the SEC on April 15, 2008
23.1	Consent of LWBJ, LLP	Provided herewith
23.2	Consent of Lionel Sawyer & Collins	(Included in Exhibit 5.1)
24.1	Power of Attorney	Incorporated by reference to the Company’s Registration Statement on Form S-1 as filed with the SEC on May 20, 2008.
ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the Prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (Sec. 230.424);

(b) Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the registrant;

(c) The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Algona, Iowa on July 25, 2008.

Date: July 25, 2008	HYDROGEN ENGINE, INC.

	By:	/s/ Theodore G. Hollinger
	Name:	Theodore G. Hollinger
	Titles:	Acting President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Theodore G. Hollinger	Date: July 25, 2008
Name:	Theodore G. Hollinger
Titles:	Chairman of the Board Acting President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Sandra M. Batt	Date: July 25, 2008
Name:	Sandra M. Batt
Titles:	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer )

By:	/s/ Thomas O. Trimble	Date: July 21, 2008
Name:	Thomas O. Trimble
Titles:	Director

By:	/s/ Philip G. Ruggieri	Date: July 21, 2008
Name:	Philip G. Ruggieri
Titles:	Director

By:	/s/ Stephen T. Parker	Date: July 22, 2008
Name:	Stephen T. Parker
Titles:	Director

By:	/s/ Jan Rowinski	Date: July 22, 2008
Name:	Jan Rowinski
Titles:	Director

By:	/s/ David F. McManami	Date: July 22, 2008
Name:	David F. McManami
Titles:	Director